Filed pursuant to Rule 424(b)(3)

Registration No. 333-203550

PROSPECTUS

XRPRO SCIENCES, INC.

2,069,525 Shares of Common Stock

This prospectus relates to the resale by the investors listed in the section titled “Selling Stockholders”, and we refer to the investors as the Selling Stockholders (the “Selling Stockholders”) of up to 2,069,525 shares of our common stock (the “Shares”), of which 1,555,602 shares of common stock (the “Common Shares”) are currently outstanding shares of our common stock, $0.001 par value (the “Common Stock”), 388,923 shares (the “Private Placement Warrant Shares”) are shares of Common Stock issuable upon exercise of warrants (the “Private Placement Warrants”) issued in our private placement described in the next sentence and 125,000 shares (the “Consultant Shares”) are issuable upon exercise of warrants and options issued to consultants for consulting services (the “Consultant Warrants and Options”). The Common Shares and Private Placement Warrants were acquired by the Selling Stockholders in connection with a private placement offering that was completed in December 2014 and January 2015 (the “Private Placement”). The Consultant Warrants and Options were issued as compensation to consultants. We are registering the resale of the Shares as required by contractual obligations that we have with each of the Selling Stockholders.

The selling shareholders will sell at a price of $3.50 per share until our shares are quoted in the OTCQB marketplace of OTC Link and thereafter at prevailing market prices or privately negotiated prices.

We are in the process of applying to have our Common Stock quoted on the OTCQB.

We will not receive any of the proceeds from the Shares sold by the Selling Stockholders. However, we will receive net proceeds of any warrants or options exercised (unless the warrants or options are exercised on a cashless basis.)

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 15, 2015

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with information that is different from such information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are offering to sell the Shares only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

The distribution of this prospectus and the issuance of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Common Stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 7. You also should read and consider the information in the documents to which we have referred you in the section entitled “Where You Can Find More Information”.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, or “the Company” refer to XRpro Sciences, Inc. and its subsidiaries on a consolidated basis. References to “Selling Stockholders” refer to those stockholders listed herein under “Selling Stockholders” and their successors, assignees and permitted transferees.

ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about our future performance, operations, products and services and of our subsidiaries. We caution our stockholders and other readers not to place undue reliance on such statements.

Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in the section entitled “Risk Factors” beginning on page 7 of this prospectus and the risk factors set forth in our annual report on Form 10-K for the year ended December 31, 2014.

All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not intended to be complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 7. Except where the context requires otherwise, in this prospectus the terms “Company,” “XRpro” “we,” “us” and “our” refer to XRpro Sciences, Inc., a Delaware corporation. Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a pro forma basis to reflect the reverse stock split of our outstanding shares of Common Stock par value $0.001 per share (the “Common Stock”) at a ratio of 1-for-2 that we effected on March 25, 2015.

Company Overview

We use proprietary x-ray fluorescence technology called XRpro® to deliver ion channel screening, transporter screening, ion channel kinetics and custom screening services to our customers. Our proprietary technology is designed to detect and quantitatively analyze the x-ray signature of each element with an atomic number greater than 12, we combine the flexibility of the analysis with patented sample processing to address a wide range of ion channel and other biological targets. We believe that our technology can reduce the cost of drug discovery by detecting safety and efficacy issues at an early stage of development. To date, substantially all of our revenue has been derived from our analytical services that we have performed for United States governmental agencies. However, we expect that our revenue will be derived from (i) provision of our analytical drug discovery services to commercial customers as well as United States governmental agencies; (ii) leasing of our technology and sale of our consumables; and (iii) commercialization of new drug candidates that we identify using the XRpro® drug discovery instruments.

Since inception, we have financed our operations primarily through private sales of our securities, revenue derived from our analytical services that we have performed for United States governmental agencies and settlement of legal matters. We expect to continue to seek to obtain our required capital through the private sale of securities and revenue derived for the services we provide. To date, we have been granted twenty (20) contracts from United States governmental agencies; of which nine (9) were granted from the Department of Defense and eleven (11) were granted from the National Institutes of Health. Of such contracts, eighteen (18) have been completed and we received payment in full for all eighteen (18) completed contracts. All the contracts contained standard terms, including termination provisions which allow for the government to terminate the contract, in whole or in part, at any time for convenience. In that event, the government agency concerned would notify us of their intention to terminate, and all costs incurred in our performance of the work terminated will be recoverable and we will have no refund obligations for our research conducted to the date of termination. The contracts also contain Bayh-Dole and related provisions for disposition of intellectual property.  The Bayh-Dole Act allows small businesses, such as ours, to retain title to federally funded inventions if we follow certain procedures, including filing for patent protection and actively pursuing commercialization of the invention, and the U.S. government retains a non-exclusive, non-transferable, paid up irrevocable license, throughout the world, with respect to the invention. In addition, the U.S. government also retains a “march in” right that allows it to license the invention to third parties, without our consent, if it determines that the invention is not being made available to the public on a reasonable basis.  Set forth below are the details of the firm - fixed price contract under which we are continuing to provide services to the National Institutes of Health under which we expect to receive an additional $825,000 for our services.

Contract 2R44AI079935-03 with the National Institutes of Health; to develop strontium-selective therapies, contract amount: $3,000,000.00 operative from August 24, 2011 to July 31, 2014, approximately $2,775,000 paid to date, $225,000 remaining in contract. $2,000,000 of the grant was awarded for the period August 24, 2011 to July 31, 2013. An additional $1,000,000 was made available for us to invoice our project time and expenses against on July 9, 2013, initially expiring on July 31, 2014 and recently extended until July 31, 2015. To date we have received $775,000 under this contract and we have $225,000 remaining under the contract.

Contract number 1R43AI091186-01A1 with the National Institutes of Health; to develop Radioactive Cesium decorporation Agents, contract amount of $600,000 operative from July 1, 2014 to June 30, 2016. No funds have been received under this contract as work on the project is only expected to commence in 2015.

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Recent Events

Financing

On January 31, 2015, in accordance with the terms of the various exchange agreements (the “Series B Preferred Stock Exchange Agreements”) entered into between us, and the holders of our outstanding Series B Preferred Stock, each holder of Series B Preferred Stock  exchanged all of their shares of Series B Preferred Stock for the number of shares of our Common Stock, determined by dividing the sum of the amount of the holder’s initial investment in the Series B Preferred Stock, plus all accrued and unpaid dividends owed to the holder, by $1.75. All 2,133,947 outstanding shares of our Series B Preferred Stock, including accrued and unpaid dividends thereon, were exchanged for approximately 1,803,803 (3,607,591 shares prior to the reverse stock split) shares of the Common Stock, resulting in no shares of Series B Preferred Stock remaining outstanding.

In addition, on January 31, 2015, we entered into: (i) exchange agreements (the “Series B Preferred Stock and Warrant Exchange Agreements”) with the holders of the warrants that were issued as part of the private placement of the Series B Preferred Stock (the “Existing Series B Warrants”) to exchange both Series B Preferred Stock for Common Stock and their Existing Series B Warrants, (ii) exchange agreements (the “Bridge Warrant Exchange Agreements”) with the holders (the “Bridge Warrant Holders”) of our warrants that were issued in connection with our bride note financing (the “Existing Bridge Warrants”), and (iii) exchange agreements (the “Placement Agent Exchange Agreements”) with Taglich Brothers, Inc. and its designees (the “Placement Agent Warrant Holders”) that were issued warrants as compensation for the placement agent services provided in connection with the private placement of the Series B Preferred Stock (the “Existing Placement Agent Warrants”). The Existing Series B Warrants, the Existing Bridge Warrants and the Existing Placement Agent Warrants are collectively referred to as the “Existing Warrants”. Pursuant to the terms of the Bridge Warrant Exchange Agreements, the Series B Preferred Stock and Warrant Exchange Agreements and the Placement Agent Exchange Agreements, the Existing Bridge Warrants, the Existing Series B Warrants and the Existing Placement Agent Warrants were exchanged for new warrants (the “Series B Exchange Warrants,” the “Bridge Exchange Warrants” and the “Placement Agent Exchange Warrants”), which have substantially similar terms to the Existing Warrants except that: (i) the exercise price of the Series B Exchange Warrants, the Bridge Exchange Warrants and the Placement Agent Exchange Warrants are 30% less than the exercise price of the Existing Warrants for which they were exchanged (such that: (x) the Bridge Exchange Warrants have an exercise price of $4.20 ($2.10 prior to the reverse stock split); (y) the Placement Agent Exchange Warrants have an exercise price of $3.85 ($1.925 prior to the reverse stock split); and (z) the Series B Exchange Warrants have an exercise price of $3.50 ($1.75 prior to the reverse stock split)); (ii) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants do not contain anti-dilution price protection for issuances of securities at per share prices that are lower than the exercise price; (iii) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants are assignable by their holders; and (iv) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants provide for certain buy-in-rights in the event that we fail to deliver shares of Common Stock underlying the warrant in a timely manner.

On December 31, 2014, we  sold in a private placement offering (the “Private Placement”) 716,981 units at a per unit price of $7.00, each unit (the “Units”) consisting of four shares of Common Stock, prior to the reverse stock split and a five year warrant (the “Private Placement Warrants”) to acquire one half of one share of Common Stock (post-split) at an exercise price of $3.50 ($1.75 pre-split) per share, to accredited investors for aggregate cash proceeds of $5,018,867 pursuant to a master purchase agreement entered into with the investors (the ”Purchase Agreements”). On January 7, 2015, we consummated the second closing in the Private Placement and sold an additional 548,019 Units for additional aggregate cash proceeds of $3,836,133. The aggregate total number of Units sold in both closings was 1,265,000 Units, prior to the reverse stock split, for total gross proceeds of $8,855,000. The aggregate number of shares of Common Stock issued and Private Placement Warrants issued in the Private Placement resulted in the issuance of approximately 2,530,000 shares of Common Stock and warrants exercisable for 632,531 shares of Common Stock, after rounding up each fractional share or warrant and after giving effect to the reverse stock split. In connection with the Private Placement, we have agreed to prepare and file a registration statement with the SEC for the resale by the purchasers of all of the Common Stock and the Common Stock underlying the Private Placement Warrants and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto.  In addition, we agreed to register the shares of Common Stock underlying the Placement Agent Warrants.

On March 6, 2014, we and Dr. Benjamin Warner entered into a confidential settlement agreement with Los Alamos National Security LLC (“LANS”), The Regents of the University of California, the UChicago Argonne, LLC and certain individuals (the “Parties”) relating to the following:

(i)	a lawsuit, Caldera Pharmaceuticals, Inc. v. The Regents of the University of California, et al., Case No. CGC-07-470554, brought in the Superior Court of the State of California, County of San Francisco;

(ii)	a lawsuit, Caldera Pharmaceuticals, Inc. v. Los Alamos National Security, LLC, et al., Case No. 1:10-cv-06347, brought in the United States District Court for the District of New Mexico; and

(iii)	a lawsuit, Caldera Pharmaceuticals, Inc. v. The Regents of the University of California, et al., Case No. 2011-L-9329, brought in the Circuit Court of Cook County, Illinois, County Department – Law Division and dismissed without prejudice on or about July 26, 2013 (collectively the “Actions”).

The agreement called for the Parties to:

(i)	mutually release each other from all existing, past, present or future claims, counter-claims, demands and causes of action;

(ii)	amend our license agreement with LANS, to include rights to certain issued and pending patents;

(iii)	return of 78,750 (157,500 prior to the reverse stock split) shares of our Common Stock; and

(iv)	pay us $7,000,000, which resulted in a cash settlement of approximately $5,852,000 after the deduction of initial legal expenses with total expenses still pending.

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On July 5, 2013, we entered into a fee agreement with Dentons US LLP (“Dentons”), our previous legal counsel, which called for a payment of 50% of any settlement up to $6 million and 5% thereafter.  The agreement also called for Dentons to cooperate with us by making its partners and/or employees available to furnish information or reasonable assistance in connection with any future disqualification proceedings, as reasonably requested by us. Subsequent to signing the agreement, we determined that Dentons had egregiously breached this cooperation clause.  As a result, we have suffered significant harm.  We further believe that due to Dentons breach of its contract with us, Dentons is not owed any amount under the breached agreement and we are also considering our legal remedies in regard to the harm we have suffered.

There is no certainty as to how Dentons will respond to our claims or to the ultimate amount that we may collect from or have to pay to Dentons.

Scientific Advantages of XRpro ®

The pharmaceutical industry uses assays to measure the properties of experimental medicines. XRpro® allows previously unavailable or unacceptably expensive assays to be performed at high-throughput scales at a price that is acceptable to customers and premium relative to other high throughput assays.  XRpro® assays include:

●	Ion Channel Assays, for cardio toxicity and pain management;

●	Transporter assays for several proprietary co-transporter assays;

●	Binding assays for kinase-ATP disease models;

●	Binding assays in complex matrices;

●	Additional proprietary assays commissioned by clients

Some key features of XRpro® include:

●	Direct label-free measurements. This feature reduces assay development times, allows measurement of previously difficult or unfeasible assays, and allows significant cost reductions compared to other technology options that our clients might have.

●	Assay durability. We are able to provide services to clients in a model that allows them to protect their compound intellectual property. This distinguishes our assay service.

●	Assay performance. We have demonstrated that our assays meet client performance requirements for accuracy and precision.

Our XRpro® technology uses advances in X-ray fluorescence. Each chemical element emits X-ray photons with a characteristic energy. We exploit this effect and have applied it to drug discovery. By taking a single spectrum, within a few seconds we can simultaneously measure all elements with an atomic number greater than 12 (Al and higher). This enables us to qualitatively and quantitatively interrogate many aspects of cell biology:

●	Ions important for measuring ion channels and transporters (Rb + , Zn ++ , Ca ++ , K + , etc.)

●	Transition metal- and nucleotide-based cofactors

●	Kinase and phosphatase activity (by monitoring P and S)

●	HTS of peptides and proteins

●	Drugs containing a halogen or other heteroatom

History

XRpro, formerly known as Caldera, was founded by Dr. Benjamin Warner in 2003 at the request of the then director of Los Alamos National Laboratory (“LANL”) for the purpose of commercializing previous work done by Dr. Warner at LANL regarding the use of x-ray fluorescence to measure the chemical composition of pharmaceuticals. Dr. Warner earned his PhD in Chemistry from the Massachusetts Institute of Technology (“MIT”) in 1995. After MIT, Dr. Warner joined LANL where he held various positions including the position of Project Leader for National Security Programs from 2000 until 2004.

While at LANL, Dr. Warner patented through the auspices of the University of California (then the manager of LANL) his improvement to x-ray fluorescence technology that allowed it to be used to measure nanograms of material. This improvement made x-ray fluorescence economically feasible to measure the chemical composition of pharmaceuticals.

Dr. Warner has won numerous awards from LANL for his commercialization and patenting work, including the Distinguished Licensing Award, the Distinguished Entrepreneurial Award, the Distinguished Patent Award, and the Federal Laboratory Consortium Distinguished Service Award. Jointly with LANL, XRpro won the 2007 Federal Laboratory Consortium Award for Excellence in Technology Transfer and an R&D 100 Award. XRpro has won multiple Technology Ventures Corporation awards for top technology companies in New Mexico.

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LANL is a United States Department of Energy national laboratory. LANL is managed and operated by Los Alamos National Security, LLC (LANS), a private limited liability company formed by the University of California, Bechtel, Babcock & Wilcox Technical Services, and URS Energy and Construction. LANL is one of the largest science and technology institutions in the world. It conducts multidisciplinary research in national security, space exploration, renewable energy, medicine, nanotechnology, supercomputing and other disciplines. LANL’s mission is to develop and apply science and technology to ensure the safety, security, and reliability of the U.S. nuclear deterrent; reduce global threats; and solve other emerging national security challenges. LANL is the largest institution in Northern New Mexico with more than 9,000 employees plus approximately 650 contractor personnel and an annual budget of approximately $2.2 billion.

On December 2, 2014, we filed a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware to change our name to XRpro Sciences, Inc. effective December 4, 2014. On March 25, 2015, we effected a 1-for-2 reverse stock split of our Common Stock.

Our principal offices are located at One Kendall Square, Suite B2002, Cambridge, Massachusetts 02139, and our telephone number at that office is (617) 631-8825. We maintain an Internet website at www.xrpro.com. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus or any supplement to the prospectus.

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THE OFFERING

Issuer	XRpro Sciences, Inc.

Securities offered	This prospectus covers the sale of up to 2,069,525 shares of Common Stock, of which 1,555,602 shares are currently outstanding, 388,923 shares are issuable upon exercise of warrants issued in our private placement and 125,000 shares are issuable upon exercise of warrants and options issued to consultants for consulting services.

Common Stock to be outstanding on the date hereof	6,373,707 shares

Use of Proceeds	We will not receive proceeds from the sale or other disposition of the shares of Common Stock covered by this prospectus. However, we will receive net proceeds of any warrants and options exercised (unless the warrants and options are exercised on a cashless basis). See “Use of Proceeds”.

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth in this prospectus, before deciding to invest in shares of our Common Stock.

The number of shares of Common Stock outstanding is based on 6,373,707 shares outstanding as of April 1, 2015 and excludes

●	2,146,970 shares of Common Stock issuable upon the exercise of warrants with a weighted average exercise price of $4.28 per share;

●	980,952 shares of Common Stock issuable upon the exercise of options with a weighted average exercise price of $3.82 per share; and

●	519,048 additional shares of Common Stock reserved for future issuance under our equity incentive plans.

We effected a 1-for-2 reverse stock split on March 25, 2015. Unless we indicate otherwise, all references to numbers of shares of Common Stock in this prospectus reflect the effects of this reverse stock split.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, and the other information in this prospectus when evaluating our company and our business. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our Common Stock could decline and investors could lose all or a part of the money paid to buy our Common Stock.

RISKS RELATING TO OUR BUSINESS

Risks Related to the Company

We have a history of losses and there can be no assurance that we will generate or sustain positive earnings.

For the year ended December 31, 2014 we had a net income of $49,517, primarily due to the settlement of the LANS matter, discussed above, and for the year ended December 31, 2013, we had a net loss of $(3,694,786).  We cannot be certain that our business strategy will ever be successful. Future revenues and profits, if any, will depend upon various factors, including the success, if any, of our expansion plans for the lease of our instruments and services to biotechnical and pharmaceutical customers, marketability of our instruments and services, our ability to maintain favorable relations with manufacturers and customers, and general economic conditions. There is no assurance that we can operate profitably or that we will successfully implement our plans. There can be no assurance that we will ever generate positive earnings.

Substantially all of our net revenue has been generated from services provided to governmental agencies.  If such agencies were to terminate their existing agreement with us or no longer continue to use our services, our net revenue and results of operations would be adversely affected.

To date we have derived substantially all of our revenue from services we performed for two governmental agencies. For the year ended December 31, 2014, the majority of our revenue was generated from government contacts (84%), and the remaining 16% was generated from commercial contracts recently undertaken; and for the year ended December 31, 2013, substantially all of our revenue was derived from two different research projects for the same two governmental agencies. For the year ended December 31, 2012 substantially all of our revenue was derived from three different research projects for the same two governmental agencies. For the year ended December 31, 2011, ninety six percent (96%) of our revenue was derived from six different research projects for the same two governmental agencies. As of the date hereof we have two existing contracts with the National Institutes of Health (“NIH”) pursuant to which we are continuing to perform services.

We were awarded a $1,000,000 grant from the NIH on August 24, 2011 which was fully utilized and expired on July 31, 2012. An additional $1,000,000 was made available for us to invoice our project time and expenses against on August 2, 2012 which was fully utilized and expired on July 31, 2013, a further $1,000,000 (of which we have received $775,000 to date) was made available to us on July 9, 2013 for the period August 1, 2013 to July 2014, recently extended to July 2015, depending on availability of government funding and satisfactory progress made on the project.  However, under NIH policies the contracts can be terminated in whole or in part by the government for convenience at any time and in such case we would be entitled to payment of our costs incurred in the performance of the work terminated. If there were to be a decline in the demand for our services from governmental agencies, or the two governmental agencies from which we have received funding were required to reduce spending, our net revenue would be significantly impacted, which would negatively affect our business, financial condition and results of operations and may affect our ability to continue operations.

We were awarded Contract number 1R43AI091186-01A1 with the National Institutes of Health; to develop Radioactive Cesium decorporation Agents on June 23, 2014 for an amount of $600,000 operative from July 1, 2014 to June 30, 2016. No funds have been received under this contract as work on the project is only expected to commence in 2015.

If we cannot establish profitable operations, we will need to raise additional capital to fully implement our business plan, which may not be available on commercially reasonable terms, or at all, and which may dilute your investment.

We generated a net income of $49,517 for the year ended December 31, 2014 primarily due to the settlement of the LANS matter as discussed above. We incurred a net loss of $(3,694,786) for the year ended December 31, 2013. Achieving and sustaining profitability will require us to increase our revenues and manage our product, operating and administrative expenses. We cannot guarantee that we will be successful in achieving profitability. If we are unable to generate sufficient revenues to pay our expenses and our existing sources of cash and cash flows are otherwise insufficient to fund our activities, we will need to raise additional funds to continue our operations at their current level and in order to fully implement our business plan. We do not have any commitments in place for additional funds. If needed, additional funds may not be available on favorable terms, or at all. As of the date hereof, we expect that our current cash and revenues generated from services, our private placement financings and the settlement of the LANS litigation will provide us with enough funds to continue our operations at our current level for at least an additional 12 months. Unless we raise additional funds or increase revenues we will be forced to curtail our operations, limit our marketing expenditures and concentrate solely on our government contracting services. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we are unsuccessful in achieving profitability and we cannot obtain additional funds on commercially reasonable terms or at all, we may be required to curtail significantly or cease our operations, which could result in the loss of all of your investment in our stock.

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We may not be able to utilize our tax net operating loss carry-forwards to offset future taxable income.

At December 31, 2014 we had approximately $5,523,000 in tax net operating loss carry-forwards available to offset future taxable income, thereby potentially reducing our future tax expense/liabilities.  However, these tax net operating loss carry-forwards may be limited in accordance with IRC Section 382 following a more than 50 percentage point change in ownership, in aggregate during any three year look-back period.  This potential limitation on our ability to use our tax net operating loss carry-forwards to offset future taxable income could result in increased tax expense/liabilities and decreased net earnings.  These loss carry-forwards expire through 2034 if unused.

There is uncertainty as to market acceptance of our technology and products.

Our business has been solely dependent upon revenue derived from government agencies for services performed by us. We have derived only minimal revenue from the provision of our analyses services to biotech and pharmaceutical companies and there can be no assurance that the future revenue received from these customers will increase. Although our XRpro® instruments is commercially available, we have not yet leased our XRpro® instruments to third parties nor have any drug candidates that we discover while conducting our chemical analyses been approved by the FDA or commercialized from our technology.  There can be no assurance that our XRpro® instruments will be accepted in the market or that our commercialization efforts will be successful.

The life sciences research instrumentation market is characterized by rapid technological change and frequent new product introductions. Our future success may depend on our ability to enhance our current products and to develop and introduce, on a timely basis, new products that address the evolving needs of our customers. We may experience difficulties or delays in our development efforts with respect to new products and the provision of our services, and we may not ultimately be successful in developing or commercializing them, which would harm our business. Any significant delay in releasing products or providing services could cause our revenues to suffer, adversely affect our reputation, give a competitor a first-to-market advantage or cause a competitor to achieve greater market share. In addition, our future success depends on our continued ability to develop new applications for our existing products and continuing to provide our current services. If we are not able to complete the development of these applications, or if we experience difficulties or delays, we may lose our current customers and may not be able to attract new customers, which could seriously harm our business and our future growth prospects.

We rely heavily on a single source for a major part of our product, and the partial or complete loss of this supplier could cause customer supply or production delays and a substantial loss of revenues.

We rely on one outside vendor to manufacture substantial portions of critical hardware that will be used with or included in our XRpro® instruments. We have an agreement with our equipment supplier for an indefinite period of time to develop a product that incorporates our technology with a product already produced by them. Our agreement provides that we will not develop, manufacture, or distribute products that compete directly or indirectly with the product that is supplied by them and incorporated into the XRPro® instruments during the term of the agreement and for a period of three years subsequent to the termination of the agreement if we should terminate the agreement for any reason. Our agreement may be terminated by either party without cause upon six months prior written notice.  Our supplier is located in Berlin, Germany and its ability to perform the agreement will be affected by the quality controls in Germany, which may be different than those in the United States, as well as the regional or worldwide economic, political or governmental conditions.  Disruptions in international trade and finance or in transportation may have a material adverse effect on our business, financial condition and results of operation.  Any significant disruption in our operations for any reason, such as regulatory requirements, scheduling delays, quality control problems, loss of certifications, power interruptions, fires, hurricanes, war or threats of terrorism, labor strikes, contract disputes, could adversely affect our sales and customer relationships. There can be no assurances that a third party contract manufacturer will be able to meet the design specifications of our technology.

Our reliance on one manufacturer is expected to continue and involve several other risks including limited control over the availability of components, delivery schedules, pricing and product quality. We may experience delays, additional expenses and lost sales because of our dependency upon a single manufacturer. Although we have no reason to believe that our supplier will be unable to supply us with needed products, if they were to be unable to supply us with adequate equipment in a timely manner, or if we are unable to locate a suitable alternative supplier or at favorable terms, our business could be materially adversely impacted.  While we believe alternative manufacturers exist, we have not specifically identified any alternative manufacturer and may not be able to replace our equipment supplier if we need to in a timely fashion.

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Our reliance on a sole supplier involves several risks, including the following:

●	our supplier of required parts may cease or interrupt production or otherwise fail to supply us with an adequate supply of required parts for a number of reasons, including contractual disputes with our supplier or adverse financial developments at or affecting the supplier;

●	we have reduced control over the pricing of third party-supplied materials, and our supplier may be unable or unwilling to supply us with required materials on commercially acceptable terms, or at all;

●	we have reduced control over the timely delivery of third party-supplied materials; and

●	our supplier may be unable to develop technologically advanced products to support our growth and development of new systems.

In addition, in the event of a breach of law by our equipment supplier or a breach of a contractual obligation that has an adverse effect upon our operations, we will have little or no recourse because all of our manufacturer’s assets are located in Germany. In addition, it may not be possible to effect service of process in Germany and uncertainty exists as to whether the courts in Germany would recognize or enforce judgments of U.S. courts obtained against a German company.

We must expend a significant amount of time and resources to develop new products, and if these products do not achieve commercial acceptance, our operating results may suffer.

We expect to spend a significant amount of time and resources to develop new products and refine existing products, and have spent significant time and money developing our XRpro® instruments. We commenced development of our XRpro® instruments in the year 2006 and since then have developed four enhanced versions of our original instrument; each enhancement was developed over an approximate two year period of time. We enhance our XRpro® instruments on a regular basis, including recent improvements to the throughput capabilities of the instrument, increasing production efficiency. We may also be required to make modifications or enhancements at the request of our customers. Our research and development expense for the year ended December 31, 2014 was approximately $309,747, most of which was used to develop assays for commercial applications. In light of the long product development cycles inherent in our industry, any developmental expenditure will typically be made well in advance of the prospect of deriving revenues from the sale of new products. Our ability to commercially introduce and successfully market new products will be subject to a wide variety of challenges during this development cycle that could delay introduction of these products. In addition, since our potential customers are not expected to be obligated by long-term contracts to purchase our products, our anticipated product orders may not materialize, or orders that do materialize may be canceled. As a result, if we do not achieve market acceptance of new products, our operating results will suffer. Our products may also be priced higher than competitive products, which may impair commercial acceptance. We cannot predict whether new products that we expect to introduce will achieve commercial acceptance.

Our limited marketing capability may limit our ability to gain commercial acceptance of our XRpro® instrument and cause our future operating results to suffer.

Our future operating results will suffer if our products do not achieve commercial acceptance. Our ability to gain commercial acceptance of our XRpro® product will be limited by our marketing capability. We have recently increased our financial resources, and intend improving our sales efforts by hiring appropriate resources on our XRpro® products and our marketing efforts. We have not sold or leased any XRpro® instruments and to date no one other than us has used the XRpro® instrument to perform analytical services.

Our Chief Scientific Officer beneficially owns a substantial portion of our outstanding Common Stock, which may limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of our company.

The concentration of ownership of our stock could discourage or prevent a potential takeover of our company that might otherwise result in an investor receiving a premium over the market price for his shares. Our Chief Scientific Officer beneficially owns 1,752,403 shares of our Common Stock, representing 27.0% of our outstanding shares of Common Stock. In addition, our directors as a group beneficially own 3,069,288 shares of our Common Stock, representing 43.2% of our outstanding shares of Common Stock. Accordingly, our Chief Scientific Officer alone and together with our directors would have significant influence over the election of our directors and the approval of actions for which the approval of our stockholders is required. If you acquire shares of our securities, you may have no effective voice in the management of our Company. Such significant influence over control of our Company may adversely affect the price of our Common Stock. Our principal stockholder may be able to significantly influence matters requiring approval by our stockholders, including the election of directors, as well as mergers or other business combinations which require the vote of a majority of our outstanding shares. Such significant influence may also make it difficult for our stockholders to receive a premium for their shares of our Common Stock in the event we merge with a third party or enter into different transactions which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock.

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If we deliver products or services with defects, our credibility will be harmed and the sales and market acceptance of our products will decrease.

Our products and services are complex and may at times contain errors, defects and bugs when introduced. If in the future we deliver products or services with errors, defects or bugs, our credibility and the market acceptance and sales of our products would be harmed. Further, if our products or services contain errors, defects or bugs, we may be required to expend significant capital and resources to alleviate such problems. Defects could also lead to product liability as a result of product liability lawsuits against us or against our customers. We may agree to indemnify our customers in some circumstances against liability arising from defects in our products or services. In the event of a successful product liability claim, we could be obligated to pay significant damages.

Most of our potential customers are from the pharmaceutical and biotechnology sector and are subject to risks faced by those industries.

We expect to derive a significant portion of our future revenues from sales to customers in the pharmaceutical and biotechnology sector, which includes governments and private companies. As a result, we will be subject to risks and uncertainties that affect the pharmaceutical and biotechnology industries, such as availability of capital and reduction and delays in research and development expenditures by companies in these industries, pricing pressures as third-party payers continue challenging the pricing of medical products and services, government regulation, and the uncertainty resulting from technological change.

In addition, our future revenues may be adversely affected by the ongoing consolidation in the pharmaceutical and biotechnology industries, which would reduce the number of our potential customers. Furthermore, we cannot assure you that the pharmaceutical and biotechnology companies that may be our customers will not develop their own competing products or capabilities, or choose our competitors’ technology instead of our technology.

Many of our current and potential competitors have significantly greater resources than we do, and increased competition could impair sales of our products and services.

We operate in a highly competitive industry and face competition from companies that design, manufacture and market instruments for use in the life sciences research industry, from genomic, pharmaceutical, biotechnology and diagnostic companies and from academic and research institutions and government or other publicly-funded agencies, both in the United States and elsewhere. We may not be able to compete effectively with all of these competitors. Many of these companies and institutions have greater financial, engineering, manufacturing, marketing and customer support resources than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies or market developments by devoting greater resources to the development, promotion and sale of products, which could impair sales of our products. Moreover, there has been significant merger and acquisition activity among our competitors and potential competitors. These transactions by our competitors and potential competitors may provide them with a competitive advantage over us by enabling them to rapidly expand their product offerings and service capabilities to meet a broader range of customer needs. Many of our potential customers are large companies that require global support and service, which may be easier for our larger competitors to provide.

We believe that competition within the markets we serve is primarily driven by the need for innovative products that address the needs of customers. We attempt to counter competition by seeking to develop new products and provide quality, cost-effective products and services that meet customers’ needs. We cannot assure you, however, that we will be able to successfully develop new products or that our existing or new products and services will adequately meet our potential customers’ needs.

Rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and frequent new product and service introductions characterize the markets for our products. To remain competitive, we may be required to develop new products and periodically enhance our existing products in a timely manner. We may face increased competition as new companies enter the market with new technologies that compete with our products and future products, and our services and future services. We cannot assure you that one or more of our competitors will not succeed in developing or marketing technologies products or services that are more effective or commercially attractive than our products or future products, or our services or future services, or that would render our technologies and products obsolete or uneconomical. Our future success will depend in large part on our ability to maintain a competitive position with respect to our current and future technologies, which we may not be able to do. In addition, delays in the launch of our new products or the provision of our services may result in loss of market share due to our customers’ purchases of competitors’ products or services during any delay.

We depend on our key personnel, the loss of whom would impair our ability to compete.

We are highly dependent on the employment services of key management, engineering and scientific staff. The loss of the service of any of these persons could seriously harm our product development and commercialization efforts. In addition, research, product development and commercialization will require additional skilled personnel in areas such as chemistry and biology, and software and electronic engineering and recruitment and retention of personnel, particularly for employees with technical expertise, is uncertain. If we are unable to hire, train and retain a sufficient number of qualified employees, our ability to conduct and expand our business could be seriously reduced. The inability to retain and hire qualified personnel could also hinder the planned expansion of our business and may result in us relocating some or all of our operations.

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We have initiated and may in the future need to initiate lawsuits to protect or enforce our patents, which would be expensive and, if we lose, may cause us to lose some of our intellectual property rights, which would reduce our ability to compete in the market.

Our success will depend in part upon protecting our technology from infringement, misappropriation, duplication and discovery, and avoiding infringement and misappropriation of third party rights. We intend to rely, in part, on a combination of patent and contract law to protect our technology in the United States and abroad.

The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

●	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;

●	the claims of any patents which are issued may not provide meaningful protection;

●	we may not be able to develop additional proprietary technologies that are patentable;

●	the patents licensed or issued to us or our customers may not provide a competitive advantage;

●	other companies may challenge patents licensed or issued to us or our customers;

●	patents issued to other companies may harm our ability to do business;

●	other companies may independently develop similar or alternative technologies or duplicate our technologies; and

●	other companies may design around the technologies we have licensed or developed.

There can be no assurance that any of our patent applications or licensed patent applications will issue or that any patents that may issue will be valid and enforceable. We may not be successful in securing or maintaining proprietary patent protection for our products and technologies that we develop or license. In addition, our competitors may develop products similar to ours using methods and technologies that are beyond the scope of our intellectual property protection, which could reduce our anticipated sales. While some of our products have proprietary patent protection, a challenge to these patents can subject us to expensive litigation. Litigation concerning patents, other forms of intellectual property, and proprietary technology is becoming more widespread and can be protracted and expensive and distract management and other personnel from performing their duties.

We also rely upon trade secrets, unpatented proprietary know-how, and continuing technological innovation to develop a competitive position.   If these measures do not protect our rights, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries and our trade secrets may become known through other means not currently foreseen by us. We cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets and technology, or that we can adequately protect our trade secrets and technology.

There can be no assurance that third parties will not assert infringement or other claims against us with respect to rights to any of our products. Litigation to protect and defend the rights to our licensed technology or to determine the validity of any third party claims could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not such litigation is determined in our favor. If we determine that additional rights are necessary for the development of our product(s) and further determine that a license to additional third party rights is needed, there can be no assurance that we can obtain a license from the relevant party or parties on commercially reasonable terms, if at all. We could be sued for infringing patents or other intellectual property that purportedly cover products and/or methods of using such products held by persons other than us. Litigation arising from an alleged infringement could result in removal from the market, or a substantial delay in, or prevention of, the introduction of our products, any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Additionally, in order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

●	assert claims of infringement;

●	enforce our patents;

●	protect our trade secrets or know-how; or

●	determine the enforceability, scope and validity of the proprietary rights of others.

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Lawsuits could be expensive, take significant time and divert management’s attention from other business concerns. They would put our licensed patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. We may also provoke third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. If initiated, we cannot assure you that we would prevail in any of these suits or that the damages or other remedies awarded, if any, would be commercially valuable. During the course of these suits, there could be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors were to perceive any of these results to be negative, our stock price could decline.

We have claims and lawsuits against us that may result in material adverse outcomes.

On March 16, 2015, the Circuit Court in Cook County, Illinois ruled against us and held that the Estate of Sigmund Eisenschenk owns no less than 88,750 shares of our stock (177,500 shares prior to reverse stock split). The Court further awarded sanctions against us in an amount not yet determined.  The Court has yet to rule on certain other claims made by the Estate, which relate to a further 236,250 shares of our stock (472,500 shares prior to reverse stock split). We are also subject to other claims and other lawsuits in which adverse outcomes could result in significant monetary damages. A material adverse impact on our financial statements also could occur for the period in which the effect of an unfavorable final outcome becomes probable and reasonably estimable.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

We could be the subject of complaints or litigation from customers alleging product quality or operational concerns. Litigation or adverse publicity resulting from these allegations could materially and adversely affect our business, regardless of whether the allegations are valid or whether we are liable. We currently do not have product liability insurance coverage, and even if there was such coverage, there would be no assurance that such coverage would be sufficient to properly protect us. Further, claims of this type, whether substantiated or not, may divert our financial and management resources from revenue generating activities and the business operation.

We may be subject to the risks of doing business internationally.

Although we have not successfully sold any of our products yet, we currently offer our products both in the United States and outside of the United States, and we intend to manufacture products at our equipment suppliers’ facility in Germany once we receive purchase orders. Because we intend to do so, our business is subject to risks associated with doing business internationally, including:

●	trade restrictions and changes in tariffs;

●	the impact of business cycles and downturns in economies outside of the United States;

●	unexpected changes in regulatory requirements that may limit our ability to export our products or sell into particular jurisdictions;

●	import and export license requirements and restrictions;

●	difficulties in maintaining effective communications with employees and customers due to distance, language and cultural barriers;

●	disruptions in international transport or delivery;

●	difficulties in protecting our intellectual property rights, particularly in countries where the laws and practices do not protect proprietary rights to as great an extent as do the laws and practices of the United States;

●	difficulties in enforcing agreements through non-U.S. legal systems;

●	longer payment cycles and difficulties in collecting receivables; and

●	potentially adverse tax consequences.

If any of these risks materialize, our international sales could decrease and our foreign operations could suffer.

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We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could remain an emerging growth company until the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii)  the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement which has not yet occurred; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer.  We cannot predict if investors will find our Common Stock less attractive if we choose to rely on these exemptions. If some investors find our Common Stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Under Section 107(b) of the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As a result of our being a public company, we are subject to additional reporting and corporate governance requirements that require additional management time, resources and expense.

We are obligated to file with the SEC annual and quarterly information and other reports that are specified in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are also subject to other reporting and corporate governance requirements under the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, all of which impose significant compliance and reporting obligations upon us.

Our internal controls over financial reporting are not effective which could have a significant and adverse effect on our business and reputation.

As a public reporting company, we are in a continuing process of developing, establishing, and maintaining internal controls and procedures that allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an emerging growth company. Our management is required to report on our internal controls over financial reporting under Section 404. If we fail to achieve and maintain the adequacy of our internal controls, we would not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Our Management has determined that the adequacy of our internal controls is not effective and is therefore unable to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, that must be performed may reveal other material weaknesses or that the material weaknesses described above have not been fully remediated. If we do not remediate any material weaknesses identified, or if other material weaknesses are identified or we are not able to comply with the requirements of Section 404 in a timely manner, our reported financial results could be materially misstated or could subsequently require restatement, we could receive an adverse opinion regarding our internal controls over financial reporting from our independent registered public accounting firm and we could be subject to investigations or sanctions by regulatory authorities, which would require additional financial and management resources, and the market price of our stock could decline.

Future sales of our Common Stock by our existing shareholders could cause our stock price to decline.

We currently have 6,373,707 shares of our Common Stock outstanding. All of such shares are eligible for resale under Rule 144; however, 2,679,378 are held by affiliates and are subject to certain volume limitations.  If our shareholders sell substantial amounts of our Common Stock in the public market at the same time, the market price of the Common Stock could decrease significantly due to an imbalance in the supply and demand of our Common Stock. Even if they do not actually sell the stock, the perception in the public market that our shareholders might sell significant shares of the Common Stock could also depress the market price of the Common Stock.

A decline in the price of shares of our Common Stock might impede our ability to raise capital through the issuance of additional shares of our Common Stock or other equity securities, and may cause you to lose part or all of your investment in our shares of Common Stock.

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We do not expect to pay dividends on our Common Stock in the foreseeable future.

We do not expect to pay dividends on our Common Stock for the foreseeable future, and we may never pay dividends.  Consequently, the only opportunity for Common Stockholders to achieve a return on their investment may be if a trading market develops and Common Stockholders are able to sell their shares for a profit or if our business is sold at a price that enables Common stockholders to recognize a profit. Our Series A Preferred stockholders are entitled to an annual dividend of $0.46 for each share of Series A Preferred, payable in cash or Common Stock, at the election of the holder, on January 31 of each year. We currently intend to retain any future earnings other than those paid as dividends to the Series A Preferred Stock or any other class of preferred stock to support the development and expansion of our business and do not anticipate paying cash dividends for the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our Common Stock may be limited by state law. Accordingly, we cannot assure investors any return on their investment, other than in connection with a sale of their shares or a sale of our business or dividends on their Series A Preferred Stock. At the present time there is no trading market for our shares. Therefore, holders of our securities may be unable to sell them. We cannot assure investors that an active trading market will develop or that any third party will offer to purchase our business on acceptable terms and at a price that would enable our investors to recognize a profit.

Limitations on director and officer liability and indemnification of our Company’s officers and directors by us may discourage stockholders from bringing suit against an officer or director.

Our certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director or officer, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our certificate of incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

The rights of our preferred stock could negatively affect holders of Common Stock and make it more difficult to effect a change of control.

Our board of directors is authorized by our charter to create and issue preferred stock. Certain of the rights of holders of preferred stock take precedence over the rights of holders of Common Stock. We are authorized to issue 10,000,000 shares of Preferred Stock, of which 3,000,000 are designated as Series B Preferred Stock and 400,000 are designated as Series A Preferred Stock. We currently have no shares of Series B Preferred Stock and 105,000 shares of Series A Preferred Stock outstanding.  Holders of Series A Preferred Stock are entitled to a dividend of $0.46 per share each year payable in cash or stock at the option of the holder and Series A Preferred stock are entitled to a preference upon our liquidation, dissolution or winding up.

The Series A Preferred Stock are convertible voluntarily at the election of the holder or automatically ten trading days after delivery to the holder by us of a notice that the volume-weighted average closing price of our Common Stock over the ten trading days immediately preceding the date of notice is at least $20.00 per share. The holders of the Series A Preferred Stock and the shares of Common Stock and warrants issued in our private placement offering that was consummated in January 2015 are also entitled to registration rights with respect to such shares.  We may issue additional shares of Series B or Series A Preferred Stock in addition to other preferred stock. As future tranches of capital are received by us, additional preferred stock may be issued which such terms and preferences as are determined in the sole discretion of our board of directors. The rights of future preferred stockholders could delay, defer or prevent a change of control, even if the holders of Common Stock are in favor of that change of control, as well as enjoy preferential treatment on matters like distributions, liquidation preferences and voting.

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Our Common Stock is not currently traded on any market, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock is not currently traded on any market and therefore no public market for our Common Stock exists. Accordingly, investors will have great difficulty selling any of our securities. Even if our Common Stock becomes traded on a securities exchange, we cannot predict the extent to which investors’ interests will lead to an active trading market for our Common Stock or whether the market price of our Common Stock will be volatile or exceed the price paid by investors for the Common Stock or the exercise price of our Warrants outstanding. If an active trading market does not develop, investors will continue to have difficulty selling any of our Common Stock. There may be limited market activity in our stock and we are likely to be too small to attract the interest of many brokerage firms and analysts. If we trade on OTC markets, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds as well as individual investors, follow a policy of not investing in OTC stocks and certain major brokerage firms restrict their brokers from recommending OTC stocks because they are considered speculative, volatile, thinly traded and the market price of the Common Stock may not accurately reflect the underlying value of our Company. The market price of our Common Stock could be subject to wide fluctuations in response to quarterly variations in our revenues and operating expenses, announcements of new products or services by us, significant sales of our Common Stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

The application of the “penny stock” rules to our Common Stock could limit the trading and liquidity of the Common Stock, adversely affect the market price of our Common Stock and increase your transaction costs to sell those shares.

If our Common Stock becomes traded on a securities market or exchange, as long as the trading price of our Common Stock is below $5 per share, the open-market trading of our Common Stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our Common Stock, reducing the liquidity of an investment in our Common Stock and increasing the transaction costs for sales and purchases of our Common Stock as compared to other securities. The stock market in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

We may not be able to attract the attention of major brokerage firms, which could have a material adverse impact on the market value of our Common Stock.

If a trading market develops for our Common Stock it will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. However, security analysts of major brokerage firms may not provide coverage of our Common Stock since there is no incentive to brokerage firms to recommend the purchase of our Common Stock, which may adversely affect the market price of our Common Stock. If equity research analysts do provide research coverage of our Common Stock, the price of our Common Stock could decline if one or more of these analysts downgrade our Common Stock or if they issue other unfavorable commentary about us or our business. If one or more of these analysts ceases coverage of our Company, we could lose visibility in the market, which in turn could cause our stock price to decline.

We effected a 1-for-2 reverse stock split of our outstanding Common Stock on March 25, 2015. However, the reverse stock split may not increase our stock price sufficiently once the stock is trading and we may not be able to list our Common Stock on a national securities exchange.

We expect that the reverse stock split of our outstanding Common Stock will increase the market price of our Common Stock once our stock is trading and enable us to meet the minimum market price requirement of the listing rules of a national securities exchange. However, the effect of a reverse stock split upon the market price of our Common Stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our Common Stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum market price requirement of a national securities exchange, or if it does, that such price will be sustained. If we are unable to meet the minimum market price requirement, we may be unable to list our shares on a national securities exchange, in which case such an offering may not be completed.

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Even if the reverse stock split achieves the requisite increase the market price of our Common Stock, there can be no assurance that we will be approved for listing on a national securities exchange or able to comply with other continued listing standards of a national securities exchange.

Even if the market price of our Common Stock increases sufficiently so that we comply with the minimum market price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to be approved for listing on a national securities exchange or maintain a listing of our Common Stock on such exchange. Our failure to meet these requirements may result in our Common Stock being delisted from a national securities exchange.

The reverse stock split may decrease the liquidity of the shares of our Common Stock.

The liquidity of the shares of our Common Stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split. In addition, the reverse stock split may increase the number of shareholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty affecting such sales.

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USE OF PROCEEDS

All of the Shares covered by this prospectus are being sold by the Selling Stockholders. See “Selling Stockholders” on page 40. We will not receive any proceeds from these sales of shares of our Common Stock. A portion of the Shares covered by this prospectus are issuable upon exercise of the Private Placement Warrants to purchase our Common Stock. Upon any exercise of the Private Placement Warrants for cash, the Selling Stockholders would pay us the exercise price of the Warrant. Cash received from exercise of Warrants will be used for general corporate purposes. Additionally, the Private Placement Warrants are exercisable on a cashless basis. If the Private Placement Warrants are exercised on a cashless basis, we would not receive any cash payment from such Selling Stockholders upon any exercise of the Private Placement Warrants.

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OUR BUSINESS

Overview

We use proprietary x-ray fluorescence technology called XRpro® to deliver ion channel screening, transporter screening, ion channel kinetics and custom screening services to our customers. Our proprietary technology is designed to detect and quantitatively analyze the x-ray signature of each element with an atomic number greater than 12, we combine the flexibility of the analysis with patented sample processing to address a wide range of ion channel and other biological targets. We believe that our technology can reduce the cost of drug discovery by detecting safety and efficacy issues at an early stage of development. To date, substantially all of our revenue has been derived from our analytical services that we have performed for United States governmental agencies. However, we expect that our revenue will be derived from (i) provision of our analytical drug discovery services to commercial customers as well as United States governmental agencies; (ii) leasing of our technology and sale of our consumables; and (iii) commercialization of new drug candidates that we identify using the XRpro® drug discovery instruments.

Since inception, we have financed our operations primarily through private sales of our securities, revenue derived from our analytical services that we have performed for United States governmental agencies and settlement of legal matters. We expect to continue to seek to obtain our required capital through the private sale of securities and revenue derived for the services we provide. To date, we have been granted twenty (20) contracts from United States governmental agencies; of which nine (9) were granted from the Department of Defense and eleven (11) were granted from the National Institutes of Health. Of such contracts, eighteen (18) have been completed and we received payment in full for all eighteen (18) completed contracts. All the contracts contained standard terms, including termination provisions which allow for the government to terminate the contract, in whole or in part, at any time for convenience. In that event, the government agency concerned would notify us of their intention to terminate, and all costs incurred in our performance of the work terminated will be recoverable and we will have no refund obligations for our research conducted to the date of termination. The contracts also contain Bayh-Dole and related provisions for disposition of intellectual property.  The Bayh-Dole Act allows small businesses, such as ours, to retain title to federally funded inventions if we follow certain procedures, including filing for patent protection and actively pursuing commercialization of the invention, and the U.S. government retains a non-exclusive, non-transferable, paid up irrevocable license, throughout the world, with respect to the invention. In addition, the U.S. government also retains a “march in” right that allows it to license the invention to third parties, without our consent, if it determines that the invention is not being made available to the public on a reasonable basis.  Set forth below are the details of the firm - fixed price contract under which we are continuing to provide services to the National Institutes of Health under which we expect to receive an additional $825,000 for our services.

Contract 2R44AI079935-03 with the National Institutes of Health; to develop strontium-selective therapies, contract amount: $3,000,000.00 operative from August 24, 2011 to July 31, 2014, approximately $2,775,000 paid to date, $225,000 remaining in contract. $2,000,000 of the grant was awarded for the period August 24, 2011 to July 31, 2013. An additional $1,000,000 was made available for us to invoice our project time and expenses against on July 9, 2013, initially expiring on July 31, 2014 and recently extended until July 31, 2015. To date we have received $775,000 under this contract and we have $225,000 remaining under the contract.

Contract number 1R43AI091186-01A1 with the National Institutes of Health; to develop Radioactive Cesium decorporation Agents, contract amount of $600,000 operative from July 1, 2014 to June 30, 2016. No funds have been received under this contract as work on the project is only expected to commence in 2015.

XRpro® Drug Discovery Services

We currently derive substantially all of our revenue from the provision of our analytical drug discovery services to the federal government. We have recently expanded our customer base and are performing pilot studies on ion channel and transporter testing with several large and specialty pharmaceutical companies. We believe that due to the unique properties of our technology there is the potential to convert these pilot studies into sustainable, long term commercial customers and conduct large-scale analytical services projects in collaboration with these customers to support their research and development programs.

New Drug Candidates

Often when we conduct our chemical analysis of molecules for safety and efficacy in accordance with government funded research, we discover new drug candidates.   We have developed new molecules including new MRI contrast agents, radiopharmaceuticals, anti-infectives, and therapies for heavy metal toxicity. These chemicals have been developed using our XRpro® technology and have been tested using in vitro safety and efficacy models, and initial in vivo models. We plan to further develop these molecules as far as possible using Federal contracts and grants that pay for substantially all the research and development costs and either sell them or license them to third parties who will apply for FDA approval of such drugs. We obtained a $3,000,000 grant in August 2011 from the National Institutes of Health/ National Institute for Allergies and Infectious Diseases to conduct animal trials for one of our drug candidates, which is a therapy for exposure to radioactive strontium. The grant was awarded for the period August 24, 2011 to July 31, 2014, was recently extended until July 31, 2015 depending on the availability of government funds and satisfactory progress on the project and to date we have received $775,000 under this grant and we have $225,000 remaining under the contract. We do not plan to be a pharmaceutical company but to provide analytical services. We will continue to capitalize on our technology to commercialize drug candidates from government work where appropriate.

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Our Analysis Technology

Our XRpro® technology quantifies drug/protein interactions without the need to modify the drug, protein, or cell, or use expensive reagents.  We apply this technology to assay a variety of cellular processes and enzymatic functions. Cellular processes include ion channel and transporters, which we assay to determine whether a drug is safe and effective as modeled by certain cellular processes, which are typically specified by our customers.  Many technologies require that expensive reagents (substances that are added to a system in order to bring about a chemical reaction or is added to see if a reaction occurs) or “labels” be used to measure the properties of drug candidates during the drug discovery process. These reagents are expensive, toxic, subject to regulatory oversight and can introduce experimental errors. Label-free technologies are particularly sought by the pharmaceutical industry because it is believed that they provide superior data at lower cost. Our current installed capacity of our high-throughput XRpro® technology typically measures between approximately 500,000 and 2,000,000 compounds per month, depending on the assays. Our technology measures multiple parameters for both drugs and proteins, including chemical and biochemical binding and functional assays. This allows, for example, the ability to measure multiple interactions between a single drug and multiple proteins in a single measurement. We therefore measure on-target (e.g., efficacy) and off-target (e.g. side effects/toxicity) properties.

Our high throughput XRpro® technology allows us to perform assays that were previously unavailable or unacceptably expensive when performed using other technologies. Significant advantages of XRpro® according to customers include the ability to perform measurements in challenging matrices, such as serum, and the ability to conduct assays of non-electrogenic transporters.

We believe that our ability to provide our services in a cost and time efficient manner will allow us to profitably offer and expand our XRpro® drug discovery services to appropriate biotech and pharmaceutical companies.

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Scientific Advantages of XRpro ®

The pharmaceutical industry uses assays to measure the properties of experimental medicines. XRpro® allows previously unavailable or unacceptably expensive assays to be performed at high-throughput scales at a price that is acceptable to customers and premium relative to other high throughput assays.  XRpro® assays include:

●	Ion Channel Assays, for cardio toxicity and pain management;

●	Transporter assays for several proprietary co-transporter assays;

●	Binding assays for kinase-ATP disease models;

●	Binding assays in complex matrices;

●	Additional proprietary assays commissioned by clients

Some key features of XRpro® include:

●	Direct label-free measurements. This feature reduces assay development times, allows measurement of previously difficult or unfeasible assays, and allows significant cost reductions compared to other technology options that our clients might have.

●	Assay durability. We are able to provide services to clients in a model that allows them to protect their compound intellectual property. This distinguishes our assay service.

●	Assay performance. We have demonstrated that our assays meet client performance requirements for accuracy and precision.

Our XRpro® technology uses advances in X-ray fluorescence. Each chemical element emits X-ray photons with a characteristic energy. We exploit this effect and have applied it to drug discovery. By taking a single spectrum, within a few seconds we can simultaneously measure all elements with an atomic number greater than 12 (Al and higher). This enables us to qualitatively and quantitatively interrogate many aspects of cell biology:

●	Ions important for measuring ion channels and transporters (Rb + , Zn ++ , Ca ++ , K + , etc.)

●	Transition metal- and nucleotide-based cofactors

●	Kinase and phosphatase activity (by monitoring P and S)

●	HTS of peptides and proteins

●	Drugs containing a halogen or other heteroatom

History

XRpro, formerly known as Caldera, was founded by Dr. Benjamin Warner in 2003 at the request of the then director of Los Alamos National Laboratory (“LANL”) for the purpose of commercializing previous work done by Dr. Warner at LANL regarding the use of x-ray fluorescence to measure the chemical composition of pharmaceuticals. Dr. Warner earned his PhD in Chemistry from the Massachusetts Institute of Technology (“MIT”) in 1995. After MIT, Dr. Warner joined LANL where he held various positions including the position of Project Leader for National Security Programs from 2000 until 2004.

While at LANL, Dr. Warner patented through the auspices of the University of California (then the manager of LANL) his improvement to x-ray fluorescence technology that allowed it to be used to measure nanograms of material. This improvement made x-ray fluorescence economically feasible to measure the chemical composition of pharmaceuticals.

Dr. Warner has won numerous awards from LANL for his commercialization and patenting work, including the Distinguished Licensing Award, the Distinguished Entrepreneurial Award, the Distinguished Patent Award, and the Federal Laboratory Consortium Distinguished Service Award. Jointly with LANL, XRpro won the 2007 Federal Laboratory Consortium Award for Excellence in Technology Transfer and an R&D 100 Award. XRpro has won multiple Technology Ventures Corporation awards for top technology companies in New Mexico.

LANL is a United States Department of Energy national laboratory. LANL is managed and operated by Los Alamos National Security, LLC (LANS), a private limited liability company formed by the University of California, Bechtel, Babcock & Wilcox Technical Services, and URS Energy and Construction. LANL is one of the largest science and technology institutions in the world. It conducts multidisciplinary research in national security, space exploration, renewable energy, medicine, nanotechnology, supercomputing and other disciplines. LANL’s mission is to develop and apply science and technology to ensure the safety, security, and reliability of the U.S. nuclear deterrent; reduce global threats; and solve other emerging national security challenges. LANL is the largest institution in Northern New Mexico with more than 9,000 employees plus approximately 650 contractor personnel and an annual budget of approximately $2.2 billion.

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On December 2, 2014, we filed a Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware to change our name to XRpro Sciences, Inc. effective December 4, 2014. On March 25, 2015, we effected a 1-for-2 reverse stock split of our Common Stock.

PROPERTIES

Cambridge

We lease approximately 2,813 square feet at One Kendall Square, Suite B2002, Cambridge, Massachusetts 02139 where our main laboratory and corporate head office is located. The term of the original lease expired May 31, 2014. The monthly rental amounts were $15,118. The lease is under renewal arrangements for a period of eighteen months terminating on December 31, 2015 and the monthly rental amounts are approximately $16,291.

We entered into a corporate apartment lease agreement in Cambridge, Massachusetts effective June 4, 2013. The monthly rental amounts were $3,325 and the term of the lease expired June 3, 2014. The lease was not renewed and instead we entered into a new one year lease on August 1, 2014 with monthly rental amounts of $2,500. We entered into a second corporate apartment lease agreement in Cambridge Massachusetts, effective February 1, 2014. This lease was terminated early during September 2014 with the payment of early settlement penalties of $4,346. We entered into a further apartment lease agreement effective October 10, 2014 and terminating on July 6, 2015. The monthly rental amounts to $3,351.

New Mexico

We lease approximately 5,160 square feet at 278 DP Road, Suite D, Los Alamos, New Mexico 87544, where one of our laboratories is located under the terms of two leases. Each lease is on a month to month basis until we determine our future need for these premises. The leases provide for an aggregate annual rent of approximately $60,900 or $5,075 per month excluding utilities and property taxes. We believe these facilities are in good condition and adequate to meet our current requirements.

Employees

As of March 31, 2015, we employed nine full time employees. A significant number of our management and professional employees have had prior experience with pharmaceutical, biotechnology or medical product companies. None of our employees are covered by collective bargaining agreements, and management considers relations with our employees to be good.

Corporate Structure and Information

Our principal offices are located at One Kendall Square, Suite B2002, Cambridge, Massachusetts 02139, and our telephone number at that office is (617) 631-8825. Our website address is www.xrpro.com. The information contained on our website or that can be accessed through our website does not constitute part of this document.

Dividend Policy

We have not paid any dividends on our Common Stock and do not anticipate paying any such dividends in the near future. Instead, we intend to use any earnings for future acquisitions and expanding our business. Nevertheless, at this time there are not any restrictions on our ability to pay dividends on our Common Stock.

Our Common Stock Listing and Holders

Our Common Stock is not currently traded on any established market. We are in the process of applying to have our Common Stock quoted on the OTCQB. We currently have approximately 260 holders of our Common Stock, no holders of our Series B Preferred Stock and one holder of our Series A Preferred Stock.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under our equity compensation plans for the fiscal year ended December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders:
2005 Stock Incentive Plan	725,952	$3.94	774,048
Equity compensation plans not approved by stockholders	-	-	-
Total	725,952	$3.94	774,048

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited consolidated financial statements and related notes that appear elsewhere in this filing.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements made in this section of our report are forward-looking statements. These forward-looking statements generally relate to and are based upon our current plans, expectations, assumptions and projections about future events. Our management currently believes that the various plans, expectations, and assumptions reflected in or suggested by these forward-looking statements are reasonable. Nevertheless, all forward-looking statements involve risks and uncertainties and our actual future results may be materially different from the plans, objectives or expectations, or our assumptions and projections underlying our present plans, objectives and expectations, which are expressed in this section.

In light of the foregoing, prospective investors are cautioned that the forward-looking statements included in this filing may ultimately prove to be inaccurate—even materially inaccurate. Because of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by XRpro Sciences, Inc. or any other person that our objectives, plans, expectations or projections that are contained in this filing will be achieved in any specified time frame, if ever. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document. The risks discussed in the Item 1A of this filing should be considered in evaluating our prospects and future performance. Those risks and uncertainties include:

●	our ability to achieve profitability;
●	our ability to continue as a going concern;
●	our ability to obtain adequate funding;
●	our dependence upon certain members of management;
●	our ability to obtain sufficient market acceptance of our services;
●	our dependence upon third parties;
●	our ability to protect our intellectual property;
●	the lack of public market for our Common Stock;
●	our ability to comply with governmental regulations;
●	our ability to compete in the market;
●	our ability to remediate our weaknesses in internal controls;

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Overview and Financial Condition

We use proprietary x-ray fluorescence technology called XRpro® to deliver ion channel screening, ion channel kinetics and custom screening services to our customers. Our proprietary technology is designed to detect and quantitatively analyze the x-ray signature of each element with an atomic number greater than 12, we combine the flexibility of the analysis with patented sample processing to address a wide range of ion channel and other biological targets. We believe that our technology can reduce the cost of drug discovery by detecting safety and efficacy issues at an early stage of development. To date, substantially all of our revenue has been derived from our analytical services that we have performed for United States governmental agencies. However, we expect that our future revenue will be derived from (i) provision of our analytical drug discovery services to commercial customers as well as United States governmental agencies; (ii) sale of instruments and consumables; and (iii) commercialization of new drug candidates that we identify using the XRpro® drug discovery instruments.

Since inception, we have financed our operations primarily through private sales of our securities, revenue derived from our analytical services that we have performed for United States governmental agencies and settlement of legal matters. We expect to continue to seek to obtain our required capital through the private sale of securities and revenue derived for the services we provide. To date, we have been granted twenty (20) contracts from United States governmental agencies; of which nine (9) were granted from the Department of Defense and eleven (11) were granted from the National Institutes of Health. Of such contracts, eighteen (18) have been completed and we received payment in full for all eighteen (18) completed contracts. All the contracts contained standard terms, including termination provisions which allow for the government to terminate the contract, in whole or in part, at any time for convenience. In that event, the government agency concerned would notify us of their intention to terminate, and all costs incurred in our performance of the work terminated will be recoverable and we will have no refund obligations for our research conducted to the date of termination. The contracts also contain Bayh-Dole and related provisions for disposition of intellectual property.  The Bayh-Dole Act allows small businesses, such as ours, to retain title to federally funded inventions if we follow certain procedures, including filing for patent protection and actively pursuing commercialization of the invention, and the U.S. government retains a non-exclusive, non-transferable, paid up irrevocable license, throughout the world, with respect to the invention. In addition, the U.S. government also retains a “march in” right that allows it to license the invention to third parties, without our consent, if it determines that the invention is not being made available to the public on a reasonable basis.  Set forth below are the details of the firm - fixed price contract under which we are continuing to provide services to the National Institutes of Health under which we expect to receive an additional $825,000 for our services.

Contract 2R44AI079935-03 with the National Institutes of Health; to develop strontium-selective therapies, contract amount: $3,000,000.00 operative from August 24, 2011 to July 31, 2014, approximately $2,775,000 paid to date, $225,000 remaining in contract. $2,000,000 of the grant was awarded for the period August 24, 2011 to July 31, 2013. An additional $1,000,000 was made available for us to invoice our project time and expenses against on July 9, 2013, initially expiring on July 31, 2014 and recently extended until July 31, 2015. To date we have received $775,000 under this contract and we have $225,000 remaining under the contract

Contract number 1R43AI091186-01A1 with the National Institutes of Health; to develop Radioactive Cesium decorporation Agents, contract amount of $600,000 operative from July 1, 2014 to June 30, 2016. No funds have been received under this contract as work on the project is only expected to commence in 2015.

Discussions with respect to our Company’s operations included herein include the operations of our operating subsidiary, XRpro Corp. Our Company formed XRpro Corp. on July 9, 2010. We have no other operations than those of XRpro Sciences, Inc. and XRpro Corp.

Recent Events

Financing

On January 31, 2015, in accordance with the terms of the Series B Preferred Stock Exchange Agreements entered into between us, and the holders of our outstanding Series B Preferred Stock, each holder of Series B Preferred Stock  exchanged all of their shares of Series B Preferred Stock for the number of shares of our Common Stock, determined by dividing the sum of the amount of the holder’s initial investment in the Series B Preferred Stock, plus all accrued and unpaid dividends owed to the holder, by $1.75. All 2,133,947 outstanding shares of our Series B Preferred Stock, including accrued and unpaid dividends thereon, were exchanged for approximately 1,803,803 shares of the Common Stock, after the reverse stock split, resulting in no shares of Series B Preferred Stock remaining outstanding.

In addition, on January 31, 2015, we entered into: (i) the Series B Preferred Stock and Warrant Exchange Agreements with the holders of the Existing Series B Warrants to exchange both Series B Preferred Stock for Common Stock and their Existing Series B Warrants, (ii) the Bridge Warrant Exchange Agreements with the Bridge Warrant Holders of its warrants that were issued in connection with the Existing Bridge Warrants, and (iii) the Placement Agent Exchange Agreements with the Placement Agent Warrant Holders that were issued warrants as compensation for the placement agent services provided in connection with the Existing Placement Agent Warrants. Pursuant to the terms of the Bridge Warrant Exchange Agreements, the Series B Preferred Stock and Warrant Exchange Agreements and the Placement Agent Exchange Agreements, the Existing Bridge Warrants, the Existing Series B Warrants and the Existing Placement Agent Warrants were exchanged for the Series B Exchange Warrants, the Bridge Exchange Warrants and the Placement Agent Exchange Warrants, which have substantially similar terms to the Existing Warrants except that: (i) the exercise price of the Series B Exchange Warrants, the Bridge Exchange Warrants and the Placement Agent Exchange Warrants are 30% less than the exercise price of the Existing Warrants for which they were exchanged (such that: (x) the Bridge Exchange Warrants have an exercise price of $4.20 ($2.10 prior to the reverse stock split); (y) the Placement Agent Exchange Warrants have an exercise price of $3.85 ($1.925 prior to the reverse stock split); and (z) the Series B Exchange Warrants have an exercise price of $3.50 ($1.75 prior to the reverse stock split); (ii) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants do not contain anti-dilution price protection for issuances of securities at per share prices that are lower than the exercise price; (iii) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants are assignable by their holders; and (iv) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants provide for certain buy-in-rights in the event that we fail to deliver shares of Common Stock underlying the warrant in a timely manner.

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On December 31, 2014, we  sold in the Private Placement 716,981 units at a per unit price of $7.00, each unit (the “Units”) consisting of four shares of Common Stock, prior to the reverse stock split and a five year warrant to acquire one half of one share of Common Stock (post-split) at an exercise price of $3.50 ($1.75 pre-split) per share, to accredited investors for aggregate cash proceeds of $5,018,867 pursuant to a master purchase agreement entered into with the investors. On January 7, 2015, we consummated the second closing in the Private Placement and sold an additional 548,019 Units for additional aggregate cash proceeds of $3,836,133. The aggregate total number of Units sold in both closings was 1,265,000 Units, prior to the reverse stock split, for total gross proceeds of $8,855,000. The aggregate number of shares of Common Stock issued and Private Placement Warrants issued in the Private Placement resulted in the issuance of approximately 2,530,000 shares of Common Stock and warrants exercisable for 632,531 shares of Common Stock, after rounding up each fractional share or warrant and after giving effect to the reverse stock split. In connection with the Private Placement, we have agreed to prepare and file a registration statement with the SEC for the resale by the purchasers of all of the Common Stock and the Common Stock underlying the Private Placement Warrants and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto.  In addition, we agreed to register the shares of Common Stock underlying the Placement Agent Warrants.

On March 6, 2014, we and Dr. Benjamin Warner entered into a confidential settlement agreement with LANS, The Regents of the University of California, the UChicago Argonne, LLC and certain individuals (the “Parties”) relating to the following:

(i)	a lawsuit, Caldera Pharmaceuticals, Inc. v. The Regents of the University of California, et al., Case No. CGC-07-470554, brought in the Superior Court of the State of California, County of San Francisco;

(ii)	a lawsuit, Caldera Pharmaceuticals, Inc. v. Los Alamos National Security, LLC, et al., Case No. 1:10-cv-06347, brought in the United States District Court for the District of New Mexico; and

(iii)	a lawsuit, Caldera Pharmaceuticals, Inc. v. The Regents of the University of California, et al., Case No. 2011-L-9329, brought in the Circuit Court of Cook County, Illinois, County Department – Law Division and dismissed without prejudice on or about July 26, 2013 (collectively the “Actions”).

The agreement called for the Parties to:

(i)	mutually release each other from all existing, past, present or future claims, counter-claims, demands and causes of action;

(ii)	amend our license agreement with LANS, to include rights to certain issued and pending patents;

(iii)	return of 78,750 (157,500 shares prior to the reverse stock split) shares of our Common Stock; and

(iv)	pay the Company $7,000,000, which resulted in a cash settlement of approximately $5,852,000 after the deduction of initial legal expenses with total expenses still pending.

On July 5, 2013, we entered into a fee agreement with Dentons, our previous legal counsel, which called for a payment of 50% of any settlement up to $6 million and 5% thereafter.  The agreement also called for Dentons to cooperate with us by making its partners and/or employees available to furnish information or reasonable assistance in connection with any future disqualification proceedings, as reasonably requested by us. Subsequent to signing the agreement, we determined that Dentons had egregiously breached this cooperation clause.  As a result, we have suffered significant harm.  We further believe that due to Dentons breach of its contract with us, Dentons is not owed any amount under the breached agreement and we are also considering our legal remedies in regard to the harm we have suffered.

Results of Operations for the year ended December 31, 2014 and the year ended December 31, 2013.

Revenues

We had revenues totaling $541,794 and $708,273 for the years ended December 31, 2014 and 2013, respectively, a decrease of $166,479 or 23.5%. Substantially all of our revenues have been from federal government contracts. Our revenue is dependent on the number of contracts we have in operation and the progress we have made on these contracts to date. We have an order backlog in the form of firm fixed price government contracts. We were awarded a $1,000,000 grant from the NIH on August 24, 2011 which was fully utilized and expired on July 31, 2012. An additional $1,000,000 was made available for us to invoice our project time and expenses against on August 2, 2012, which was fully utilized and expired on July 31, 2013 with a further $1,000,000 (of which we have received $775,000 to date) made available for us to invoice our project time and expenses against on July 9, 2013, initially expiring on July 31, 2014, and recently extended to July 31, 2015, depending on availability of government funding and satisfactory progress made on the project. We believe that these are firm orders as there are no indications that funding will not be available and we believe that we have made satisfactory progress on the project to date. The funds available under this grant are earned by us on a percentage-of-completion basis, based on the costs we incur as a measure of the progress made on the project. We have been awarded a further Contract with the National Institutes of Health; to develop Radioactive Cesium decorporation Agents, the contract amount of $600,000 was awarded for the period July 1, 2014 to June 30, 2016. No funds have been received under this contract as work on the project is only expected to commence in 2015.

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Going forward, based on financing, we plan to market our XRpro® equipment and services and educate potential customers concerning the advantages and value propositions of the XRpro® technology. While we are optimistic about our prospects, since this is a relatively new product offering with significantly different characteristics compared with existing equipment on the market (and we have not recognized significant revenues to date), there can be no assurance about whether or when our products will generate sufficient revenues with adequate margins in order for us to be profitable.

We are pursuing several leads for the use of our technology by several significant companies within the pharmaceutical and industrial sectors; however there can be no assurance that such leads will be successful and result in revenue.

Cost of goods sold

Cost of goods sold totaled $608,050 and $507,766 for the years ended December 31, 2014 and 2013, respectively, an increase of $100,284 or 19.8%. Our cost of goods sold is dependent on the progress made on each project to date. Cost of goods sold is primarily comprised of direct expenses related to providing our services under our contracts.  These expenses include salary expenses directly related to research contracts, recoverable expenses incurred on contracts, the cost of outside consultants, and direct materials used on our contracts. The salary expense included in cost of sales for the year ended December 31, 2014 and 2013 respectively was $232,180 and $236,451, a decrease of $4,271 or 1.8% due to a slight decrease in man hours spent on Government contracts, particularly during the last quarter of 2014. For additional information regarding salary expense reference is made to the discussion of total salary expense in selling, general and administrative expenses below. Included in cost of sales for the year ended December 31, 2014 and 2013, respectively was laboratory supplies and direct materials of $238,813 and $246,078, a decrease of $7,265 or 3.0%, the use of laboratory supplies is dependent on the amount of supplies used in developing assays for significant pharmaceutical customers. During the prior year we incurred slightly higher laboratory supply costs whilst setting up the Cambridge laboratory. During the year ended December 31, 2014 and 2013, respectively, outside contractors costs amounted to $122,368 and $22,237, an increase of $100,131, outside contractors were primarily hired during the last quarter of the prior year and continued during the current year to improve our technical skills in the laboratory.

Gross (loss)/profit

Gross (loss)/profit was $(66,256) and $200,507 for the years ended December 31, 2014 and 2013, respectively, a decrease of $266,763, or 133.0%. The decrease in gross profit is directly related to the reduction in higher margin recoverable machine time earned in the prior year. The gross profit percentage earned may not be indicative of anticipated future results due to our plan to diversify its source of revenues into the provision of services or usage arrangements.

Selling, general and administrative expenses

Selling, general and administrative expenses totaled $4,502,353 and $4,395,805 for the years ended December 31, 2014 and 2013, respectively, an increase of $106,548 or 2.4%.

The major expenses making up selling, general and administrative expenses included the following:

	Year ended December 31,		Increase/	Percentage
	2014	2013	(decrease)	change

Marketing and selling expenses	$39,817	$24,942	$14,875	59.6%
Salary expenses	763,717	690,600	73,117	10.6%
Severance pay	327,328	9,000	318,328	*
Research and development salaries	309,747	194,222	115,525	59.4%
Bonus expense	360,137	50,000	310,137	620.3%
Directors fees	152,500	6,250	146,250	*
Stock option compensation charge	702,300	660,468	41,832	6.3%
Legal fees	598,098	1,700,668	(1,102,570)	(64.8)%
Consulting fees	375,198	340,631	34,567	10.1%
Audit fees and taxation services	56,100	72,160	(16,060)	(22.2)%
Repairs and maintenance	47,922	42,197	5,725	13.6%
Rental expense	338,764	199,070	139,694	70.2%
Travel Expenses	88,528	68,224	20,304	29.8%
	$4,160,156	$4,058,432	$101,724	2.5%

* In excess of 1,000%

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Marketing and selling expenses for the year ended December 31, 2014, primarily consisted of website design and development expenses to increase the relevancy and the clarity of the message we are delivering to prospective customers. The marketing and selling expense in the prior year was primarily a once off professional promotional activity.

Total salary expenses are allocated to the various expense categories detailed below depending on the level of activity of our employees on government and commercial projects, internal research and development expenses and administrative activities. An increase in activity on projects will result in an increase in salary expense charged to cost of sales with a corresponding decrease in salary expense charged to selling, general and administrative expenses. A comparison of salary expenses is presented below.

Total salary expenditure for the year ended December 31, 2014 and 2013, respectively is included in the following expense categories:

	Year ended December 31,		Increase/	Percentage
	2014	2013	(decrease)	change
Cost of sales	$232,180	$236,451	$(4,271)	(1.8)%

Selling, general and administrative expenses	763,717	690,600	73,117	10.6%

Severance pay	327,328	9,000	318,328	*

Research and development salaries	309,747	194,222	115,525	59.5%

	$1,632,972	$1,130,273	$502,699	44.5%

* In excess of 1,000%

The increase in total salary expenditure for the year ended December 31, 2014 of $502,699 is primarily due to the severance pay paid to Gary Altman of $327,276 as of September 30, 2014 as well as the salary paid to Gary Altman while employed as our CEO, effective July 1, 2013, resulting in an increased expense of $77,727 for the year ended December 31, 2014, the employment of a VP of business development at an increased cost of $120,180 for the year ended December 31, 2014 offset by the resignation of our controller, resulting in a saving of $39,393 and a decrease in our sick and vacation pay accrual or $22,585 due to the reduction in the number of days owed to employees for the year ended December 31, 2014. In addition, a new Senior Scientist was employed in September 2013, resulting in an increased cost in the 2014 year of $97,387.

The salary expense included in cost of sales for the year ended December 31, 2014 decreased by $4,271 or 1.8%. The lower salary expense charged to cost of sales in the current year was primarily due to the lower level of activity on our government contracts in the current year, primarily due to the timing of when work is performed on these contracts. The decrease in salary expense charged to cost of sales for the year ended December 31, 2014 resulted in a corresponding increase in salary expense charged to Selling, general and administrative expenses and research and development salaries for the year ended December 31, 2014.

The salary expense charged to Selling, general and administrative expenses for the year ended December 31, 2014 increased by $73,117 or 10.6% due to the employment of a VP of business development whose expense is primarily recorded as administrative expenses, offset by the resignation of our controller. We employed a new CEO, Richard Cunningham on November 24, 2014 to replace our previous CEO, Gary Altman.

Research and development salaries for the year ended December 31, 2014 increased due to the employment of a new senior scientist and the allocation of more scientific time from existing employees to develop products for commercial applications and lower levels of activity on our government contracts.

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Bonus expense increased by $310,137 primarily due to a once-off discretionary bonus paid to certain consultants and our Chief Scientific Officer for their extraordinary efforts in connection with the settlement of the legal matter disclosed in note 17 to the consolidated financial statements. In the prior year, a discretionary bonus, approved by the Board of Directors, of $50,000 was paid to our Chief Scientific Officer.

Directors’ fees increased by $146,250 due to the introduction of directors’ fees paid to certain non-executive directors of $25,000 per annum, per director, commencing on April 1, 2014. This amounted to a charge of $56,250 in the 2014 year. In addition to this, an agreement was reached with Mr. Timothy Tyson whereby he would serve as our non-executive chairman with effect from April 1, 2014 for a monthly fee of $10,000, resulting in an increase in expenditure of $90,000.

The increase in the stock option compensation charge of $41,832 was primarily due to the acceleration of the vesting of the 514,900 stock options granted to Gary Altman in terms of his severance agreement, 489,900 of these options have subsequently expired and are available for re-issue. In the prior year, 650,000 options were issued to members of management and certain key consultants. These options were fully vested in March 2014.

Legal fees decreased by $1,102,570 over the prior year due to the conclusion of substantially all of the legal proceedings in the LANS matter, partially offset by the increase in legal fees incurred on patents registered both locally and internationally. For additional information on our legal matters, see Legal Proceedings.  The legal expenses incurred on the LANS and Bellows matters are not connected with our regular business activities and should be viewed as non-operating expenses.

The increase in consulting fees of $34,567 is primarily due to an investor relations consulting arrangement entered into during the second quarter of the prior year and the resumption of a management consulting arrangement which was originally terminated in the first quarter of the prior year

The decrease in audit fees and taxation services of $16,060 is due to the payment of 2012 audit fees of $25,000 and the accrual of 2013 audit fees of $25,000 in the 2013 year. The current year accrual amounts to $25,000, included in the charge in the current year is an additional accrual for taxation preparation fees of $10,000 and the under provision of taxation preparation fees of $4,300 for the 2013 tax year.

Repairs and maintenance expense increased by $5,725 over the prior year, this movement includes the amortization of a maintenance contract purchased for the X-ray fluorescence equipment located in Los Alamos and the replacement of an x-ray tube for our x-ray fluorescence equipment located in Cambridge at a cost of $19,571.

Rent has increased by $139,694 due to the establishment of a second laboratory in Cambridge at a monthly cost of approximately $15,100 from 1 June 2013, which subsequently increased to approximately $16,300 from June, 1, 2014, resulting in a net increase of approximately $83,900. An apartment was leased in Cambridge with effect from June 1, 2013 for $3,325 per month, this apartment lease was terminated in June 2014 and a new lease was entered into on 1 July 204 for a monthly rental of $2,500 per month, resulting in a net increase in cost of $10,850 over the prior year. In addition to this a second apartment was leased in Cambridge for nine months at an additional cost of $26,620, which was subsequently terminated in October 2014 and a third apartment was leased at an additional cost of $11,304 with effect from October 10, 2014.

Travel expenses increased by $20,304 over the prior year due to increased travel undertaken by our VP of Business Development, our CSO and CEO whilst attending trade conferences both locally and abroad to promote our product and increase our visibility.

Depreciation and Amortization

We recognized depreciation expenses of $114,156 and $118,227 for the year ended December 31, 2014 and 2013, respectively, the slight decrease in our depreciation expense is due to the disposal of two vehicles we no longer require and the full depreciation of two significant laboratory equipment assets in the prior year, partially offset by new laboratory equipment assets acquired for the Cambridge laboratory. The depreciation expense is primarily made up of depreciation of our laboratory equipment, which makes up the vast majority of our capital equipment.

Amortization expenses were $51,683 and $51,684 for the year ended December 31, 2014 and 2013.  Amortization expenses relates to the amortization of license fees paid to Los Alamos National Laboratories for the use of certain patents. These patents has now been assigned to us by the Licensor, however we will continue amortizing these costs as an amortization of acquired patents.

Other income/(expense)

Other income of $7,177,522 relates to the $7,000,000 cash settlement received from the Los Alamos National Security (“LANS”) matter disclosed in note 17 to the consolidated financial statements and the recognition of fair value income of $177,522 upon the return of 78,750 (157,500 common shares prior to reverse stock split) common shares originally issued to LANS as consideration for the license agreement we had entered into, disclosed under note 4 to the consolidated financial statements. Other income for the year ended December 31, 2013 of $30,120 consists primarily of net proceeds of $30,000 received on a settlement agreement entered into on the Joel Bellows matter in the New Mexico legal jurisdiction.

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Other expense of $490,625 in the current year, relates to the estimated liability we expect to incur in proceedings related to the administration of the estate of the late Sigmund Eisenschenk as fully described in note 17 to the consolidated financial statements. The $115,273 in the prior year relates to the valuation of series A shares issued to Mr. Bellows in terms of a legal settlement agreement reached with him.

Interest expense

Interest expense totaled $14,852 and $165,635 for the year ended December 31, 2014 and 2013, respectively. The interest expense in the current year consisted primarily of interest on the Los Alamos County loan and the prior year included interest on the Los Alamos County loan; bridge note discount of $117,629; bridge note interest of $11,193 and interest on the Joel Bellows legal settlement of $8,000.

Change in fair value of derivative liabilities

The fair value of derivative liabilities was re-assessed at December 31, 2014 using a Black Scholes valuation model resulting in the increase of the liability by $1,881,181 as compared to a reduction in the liability of $919,948 in the prior year, the movement in liability is dependent upon external market factors. Subsequent to year end, on January 31, 2015, the warrants subject to derivative liability were exchanged for new warrants which are no longer afforded price protection. The derivative liability on warrants that are no longer price protected is no longer required and has been applied to additional paid in capital as of December 31, 2014.

Net income (loss)

Net income totaled $49,517 and net loss totaled $(3,694,786) for the year ended December 31, 2014 and 2013, respectively. The increase to a net income position during the current period is primarily due to the litigation settlement included in other income and other movements discussed above, offset by the net movement of $2,801,129 in the derivative liability discussed above.

Liquidity and Capital Resources

We have a history of annual losses from operations since inception and we have primarily funded our operations through sales of our unregistered equity securities and cash flows generated from government contracts and grants. The settlement of the Los Alamos National Security (“LANS”) matter has resulted in a gross cash injection of $7,000,000 (net cash injection of $5,502,000 after legal expenses and discretionary bonus payments). The closing of the Private placement on December 31, 2014 resulted in a gross cash injection of $5,018,867 and net proceeds of $4,579,858 after placement agent fees and expenses.

Subsequent to year end, a further closing of the private placement took place on January 7, 2015, resulting in a further cash injection of $3,836,133 and net proceeds of $3,529,242 which should be sufficient to fund operations for at least the next 12 months, dependent upon the outcome of settlement discussions we are having with Denton’s, as described in note 17 to our consolidated financial statements. Should we be unsuccessful in our discussions or not generate anticipated revenue, we may need to raise additional funding through equity issues to fulfill our commercialization objectives.

As of December 31, 2014 we had cash totaling $6,472,392, other current assets totaling $159,200 and total assets of $7,630,465. We had total current liabilities of $2,353,952, and a net working capital of $4,277,641. Total liabilities were $2,496,454 and the Series A convertible redeemable preferred stock totaled $133,350 resulting in a stockholders’ equity of $5,000,661.

Should we not achieve our forecasted operating results or should strategic opportunities present themselves such that additional financial resources would present attractive investing opportunities for our company, we may decide in the future to issue debt or sell our equity securities in order to raise additional cash. We cannot provide any assurances as to whether we will be able to secure any additional financing, or the terms of any such financing transaction if one were to occur.

We repaid in full the term loan provided by Los Alamos National Bank on April 11, 2014 with a payment of $227,717.

As of December 31, 2014, we owed $177,054 in accordance with the terms of a Project Participation Agreement with the Incorporated County of Los Alamos that we entered into in September 2006. The loan bears interest at a rate of 5% per annum, is for a thirteen year term, with monthly repayments of $3,547 that commenced on September 21, 2009.

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An analysis of our cash flows from operating, investing and financing activities for the years ended December 31, 2014 and 2013 is provided below:

	Year ended December 31, 2014	Year ended December 31, 2013

Net cash generated/ (used) by operating activities	$1,825,257	$(2,195,268)

Net cash used in investing activities	(142,653)	(206,483)

Net cash provided by financing activities	4,270,056	2,542,841

Net increase in cash and cash equivalents	$5,952,660	$141,090

Net cash generated by/(used in) operating activities was $1,825,257 and $(2,195,268) for the year ended December 31, 2014 and 2013, respectively. The increase in cash generated by operating activities was primarily due to the following:

	Year ended December 31,		Increase/	Percentage
	2014	2013	(decrease)	change

Net income/(loss)	$49,517	$(3,694,786)	$3,744,303	101.3%

Adjustments for non-cash items	3,068,961	172,664	2,896,297	*

Changes in operating assets and liabilities	(1,293,221)	1,326,854	(2,620,075)	(197.5)%

Net cash generated by/(used in) operating activities	$1,825,257	$(2,195,268)	$4,020,525	183.1%

* Greater than 1,000%

The increase in net income is discussed under net income/(loss) in the results of operations for the year ended December 31, 2014 and 2013, respectively and includes net legal settlement proceeds of $5,502,000, an accrual for estimated judgment liability expenses of $490,625 in the proceedings related to the administration of the estate of the late Sigmund Eisenschenk, offset by an increase in the derivative liability of $2,801,129 and a decrease in legal expenses of $1,102,570.

The change in adjustments for non-cash items is primarily due to the increase in the derivative liability charge of $2,808,129 over the prior year, which is dependent on market factors affecting the volatility and the underlying assumptions in our valuation methodology, offset by the non-cash gain of $177,522 on the cancellation of the shares issued to LANS as described under other income above, the amortization of the Bridge note discount of $117,629 in the prior year, and the increase in the judgment/legal settlement accrual of $373,352 over the prior year.

The decrease in operating assets and liabilities is primarily due to the payment of primarily legal bills accrued on the LANS matter under accounts payable resulting in a net reduction in payables balances of $2,490,199 and the repayment of promissory notes owing to Joel Bellows of $166,800 during the current year resulting in a decrease in our other payables balance.

Net cash used in investing activities was $142,653 for the year ended December 31, 2014 compared to $206,483 for the prior year and consists primarily of laboratory equipment purchased for our new Cambridge laboratory.

Net cash provided by financing activities was $4,270,056 and $2,542,841 for the years ended December 31, 2014 and 2013, respectively and is made up as follows:

	Year ended December 31,		Increase/	Percentage
	2014	2013	(decrease)	change

Movement in borrowings from banks and third parties	$(280,027)	$(91,859)	$(188,168)	(204.8)%

Movements in bridge note borrowings	-	125,000	(125,000)	(100)%

Net proceeds from stock issues and repurchases	4,579,857	2,509,700	2,070,157	82.5%

Dividends paid	(29,774)	-	(29,774)	(100)%

Net cash provided by financing activities	$4,270,056	$2,542,841	$1,727,215	67.9%

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The movement in borrowings from banks and third parties in the current year included the repayment of the LANB Term loan of $247,201 and repayments on the Los Alamos County loan of $32,826. In the prior year, the borrowings from Los Alamos National Bank were restructure and the Commercial loan and the revolving draw line advanced by Los Alamos National bank were settled for $307,832 and a new term loan of $267,392 was advanced to us, repayments of $20,191 were made against the term loan.

In the prior year, net bridge borrowings of $125,000 were received, these borrowings were subsequently converted into Series B Preferred Stock.

Net proceeds from stock issued included the sale of 716,981 Common Stock units at $7.00 per unit, each unit consisting of four common shares and a warrant to purchase a common share at an exercise price of $3.50 per share. ($1.75 per share prior to the reverse stock split). After the reverse stock split on March 25, 2015, the number of shares and warrants issued on the sale of the units mentioned above was 1,433,962 and 358,512, after rounding up for fractional shares and warrants. Share issue expenses, including placement agents’ fees of $439,010 were incurred on this issuance. In the prior year, Series B Preferred Stock was sold to new investors for net proceeds of $2,509,700 after deducting share issue expenses of $286,300.

A dividend of $29,774 ($0.46 per share) was paid to the Series A stockholder in terms of the certificate of designations governing those shares.

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Capital Expenditures

Our current plan is to improve the efficiency of our laboratory operations by employing additional scientific personnel and equipment to further automate the processes required in our Assay workflows to meet our customer requirements.

Critical Accounting Policies

Estimates

The preparation of these consolidated financial statements in accordance with US GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts and recovery of long-lived assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements. Significant estimates include the allowance for doubtful accounts, the useful life of plant and equipment and intangible assets, and assumptions used in assessing impairment of long-term assets and the assumptions used in determining percentage of completion on our long-term contracts.

Revenue recognition

Revenue sources consist of government grants, government contracts and commercial development contracts.

We account for our long-term Firm Fixed Price Government contracts and grants associated with the delivery of research on drug candidates and the development of drug candidates using the percentage-of-completion accounting method. Under this method, revenue is recognized based on the extent of progress towards completion of the long-term contract.

We generally use the cost-to-cost measure of progress for all of our long-term contracts, unless we believe another measure will produce a more reliable result. We believe that the cost-to-cost measure is the best and most reliable performance indicator of progress on our long-term contracts as all our contract estimates are based on costs that we expect to incur in performing our long-term contracts and we have not experienced any significant variations on estimated to actual costs to date. Under the cost-to-cost measure of progress, the extent of progress towards completion is based on the ratio of costs incurred-to-date to the total estimated costs at the completion of the long-term contract. Revenues, including estimated fees or profits are recorded as costs are incurred.

When estimates of total costs to be incurred on a contract exceed total estimates of revenue to be earned, a provision for the entire loss on the contract is recorded in the period the loss is determined.

To a much lesser extent, we enter into fixed fee commercial development contracts that are not associated with the delivery of feasible research on drug candidates and the development of drug candidates. Revenue under such contracts is generally recognized upon delivery or as the development is performed.

Research and Development

The remuneration of our research and development staff, materials used in internal research and development activities, and payments made to third parties in connection with collaborative research and development arrangements, are all expensed as incurred.  Where we make a payment to a third party to acquire the right to use a product formula which has received regulatory approval, the payment is accounted for as the acquisition of a license or patent and is capitalized as an intangible asset and amortized over the shorter of the license period or the patent life.

Share-Based Compensation

Share-based compensation cost is measured at the grant date, based on the estimated fair value of the award and is recognized as expense over the employee's requisite service period or vesting period on a straight-line basis. Share-based compensation expense recognized in the consolidated statements of operations for the year ended December 31, 2014 and 2013 is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. This estimate will be revised in subsequent periods if actual forfeitures differ from those estimates. We have no awards with market or performance conditions.

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Net income/(loss) per Share

Basic net income/(loss) per share is computed on the basis of the weighted average number of Common Stock outstanding during the period.

Diluted net income/(loss) per share is computed on the basis of the weighted average number of Common Stock and Common Stock equivalents outstanding. Dilutive securities having an anti-dilutive effect on diluted net income/(loss) per share are excluded from the calculation.

Dilution is computed by applying the treasury stock method for options and warrants. Under this method, “in-the money” options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase Common Stock at the average market price during the period.

Dilution is computed by applying the if-converted method for convertible preferred stocks. Under this method, convertible preferred stock is assumed to be converted at the beginning of the period (or at the time of issuance, if later), and preferred dividends (if any) will be added back to determine income applicable to Common Stock. The shares issuable upon conversion will be added to weighted average number of Common Stock outstanding. Conversion will be assumed only if it reduces earnings per share (or increases loss per share).

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Our management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against and by us or unasserted claims that may result in such proceedings, our management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Intangible assets

All of our intangible assets are subject to amortization. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired. Where intangibles are deemed to be impaired we recognize an impairment loss measured as the difference between the estimated fair value of the intangible and its book value.

a)    Patents and License Agreements

Patents and License agreements acquired by us are reported at acquisition value less accumulated amortization and impairments.

b)    Amortization

Amortization is reported in the income statement on a straight-line basis over the estimated useful life of the intangible assets, unless the useful life is indefinite. Amortizable intangible assets are amortized from the date that they are available for use. The estimated useful life of the patents and license agreement is twenty years which is the term of the patents and patents supporting the underlying license agreements

Plant and equipment

Plant and equipment is stated at cost less accumulated depreciation.  Depreciation is computed using straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Leasehold improvements	5 Years
Laboratory equipment	7 Years
Furniture and fixtures	10 Years
Computer equipment	3 Years
Motor vehicles (used)	2 Years

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The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. We recognize an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Derivative Liabilities

The Company assessed the classification of its derivative financial instruments as of December 31, 2014, which consist of convertible instruments and rights to shares of the Company’s Common Stock, and determined that such derivatives meet the criteria for liability classification under ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Convertible Instruments

We evaluate and accounts for conversion options embedded in our convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”.

Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of “Conventional Convertible Debt Instrument”.

We account for convertible instruments (when we have determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, we record, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. We also record when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Recent accounting pronouncements

For discussion of recently issued and adopted accounting pronouncements, please see Note 2 to the XRpro Sciences consolidated financial statements included herein.

Off Balance Sheet Arrangements

None.

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Contractual Obligations

None.

Inflation

The effect of inflation on our operating results was not significant.

Legal Proceedings

Suit against The Regents of the University of California, Los Alamos National Security, et al.

On March 6, 2014, our Company and Dr. Benjamin Warner entered into a confidential settlement agreement with Los Alamos National Security LLC (“LANS”), The Regents of the University of California, the UChicago Argonne, LLC and certain individuals (the “Parties”) relating to the following:

(i)	a lawsuit, Caldera Pharmaceuticals, Inc. v. The Regents of the University of California, et al., Case No. CGC-07-470554, brought in the Superior Court of the State of California, County of San Francisco;

(ii)	a lawsuit, Caldera Pharmaceuticals, Inc. v. Los Alamos National Security, LLC, et al. , Case No. 1:10-cv-06347, brought in the United States District Court for the District of New Mexico; and

(iii)	a lawsuit, Caldera Pharmaceuticals, Inc. v. The Regents of the University of California, et al., Case No. 2011-L-9329, brought in the Circuit Court of Cook County, Illinois, County Department – Law Division and dismissed without prejudice on or about July 26, 2013 (collectively the “Actions”).

The agreement called for the Parties to:

(i)	mutually release each other from all existing, past, present or future claims, counter-claims, demands and causes of action;

(ii)	amend our license agreement with LANS, to include rights to certain issued and pending patents;

(iii)	return of 78,750 (157,500 shares prior to the reverse stock split) shares of our Common Stock; and

(iv)	pay us $7,000,000, which resulted in a cash settlement of approximately $5,852,000 after the deduction of initial legal expenses with total expenses still pending.

On July 5, 2013, we entered into a fee agreement with Dentons US LLP (“Dentons”), our previous legal counsel, which called for a payment of 50% of any settlement up to $6 million and 5% thereafter.  The agreement also called for Dentons to cooperate with us by making our partners and/or employees available to furnish information or reasonable assistance in connection with any future disqualification proceedings, as reasonably requested by us. Subsequent to signing the agreement the Company determined that Dentons had egregiously breached this cooperation clause.  As a result, we have suffered significant harm.  We further believe that due to Dentons breach of its contract with us, Dentons is not owed any amount under the breached agreement and we are also considering its legal remedies in regard to the harm it has suffered.

There is no certainty as to how Dentons will respond to our claims or to the ultimate amount that we may collect from or have to pay to Dentons.

The proceeds received of $7,000,000 and any additional proceeds we may receive or any additional expenditure incurred on this matter will be recognized as income or expense in future periods. No liability to Dentons has been recorded by us.

Joel Bellows Suit

On January 18, 2014, we reached a settlement agreement with Bellows during a pre-trial settlement conference. Subsequent to the pre-trial settlement conference, the parties were unable to agree to terms relating to the conversion of shares of Series A Preferred Stock to yet-to-be issued shares of Series B Preferred Stock. On April 30, 2013, the Circuit Court of Cook County, Illinois, compelled us to execute a version of the settlement agreement proposed by Bellows incorporating a conversion formula that we expressly rejected. The Circuit Court also dismissed Bellows’ lawsuit against us pursuant to the settlement agreement. We have, thus far, performed the terms of the Court ordered settlement agreement under protest and reservation of rights. We have paid Bellows $240,000 pursuant to the disputed settlement agreement, together with interest thereon. We have also issued 105,000 shares of Series A Preferred Stock to Joel Bellows, in exchange for his 52,500 (105,000 shares of common stock prior to the reverse stock split) shares of Common Stock under protest and reservation of rights. Our motion for reconsideration of the April 30, 2013, order was heard on September 25, 2013 and denied. On December 5, 2013, our Company and Dr. Benjamin Warner filed a notice of appeal in the First District Appellate Court of Illinois. On December 26, 2014, the First District Appellate Court of Illinois dismissed our appeal as moot.

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Dividend Litigation

On July 15, 2014, Joel Bellows filed a complaint against us and our Board of Directors in the Law Division of the Circuit Court of Cook County, Illinois. In the complaint, Bellows alleges that we are obligated, pursuant to the terms of a private placement memorandum, to pay him a dividend of $0.46 for each share of Series A Preferred Stock on January 1 of each year (subject to pro rations for any short year) in (i) cash; or (ii) fully paid and non-assessable shares of our Common Stock at a price of $11.40 ($5.70 per common share prior to the reverse stock split) per common share, at his option. Bellows alleges that we violated his rights under the private placement memorandum by willfully refusing to pay him his dividend. Bellows also alleges that we have a continuing obligation to pay him an annual dividend under the terms of the court ordered settlement that is the subject of a pending appeal in the First District Appellate Court of Illinois. Bellows alleges that our refusal to pay his dividends is also a breach of the settlement agreement.

Bellows also alleges that members of our Board of Directors breached their duties of loyalty, good faith and fair dealing to Bellows by knowingly refusing to distribute dividends to Bellows to which he was entitled. Bellows contends that he has been injured in his business and property and irreparably harmed in that he has not received the true value of his equity ownership in our Company.

Bellows seeks the following relief against us: (1) an award of compensatory damages in the amount of $48,300.00; (2) prejudgment interest; (3) all costs and reasonable attorneys’ fees incurred by Bellows; (4) such other relief as may be just and proper. Bellows seeks the following relief against our Board of Directors: (1) an award of compensatory damages exceeding $48,300.00; (2) an award of punitive damages in an amount not less than $50,000.00; (3) costs and expenses; (4) attorneys’ fees; and (5) such other relief as may be just and equitable.

On October 3, 2014, our Company and our Board of Directors filed a motion to disqualify Bellows Law Group, P.C. pursuant to Rules 1.9 and 1.10 of the Illinois Code of Professional Conduct. On December 2, 2014, Bellows Law Group PC voluntarily withdrew as counsel for Joel Bellows. Joel Bellows is now represented by attorney Cary Goldberg.

On January 9, 2015, our Company and our Board of Directors filed a motion to dismiss Counts I of the complaint pursuant to 735 ILCS 5/2-619(a)(9) and to dismiss Counts II and III of the complaint pursuant to 735 ILCS 5/2-615. Bellows filed a response to the motion to dismiss on February 4, 2015.

On February 23, 2015, Bellows filed a motion for leave to file a first amended complaint. On February 23, 2015, Bellows’ was granted leave to file his first amended complaint. Bellows filed his first amended complaint on February 23, 2015.

In his first amended complaint, Bellows alleges that we are obligated, pursuant to the terms of a private placement memorandum, to pay him a dividend of $0.46 for each share of Series A Preferred Stock on January 1 of each year (subject to pro rations for any short year) in (i) cash; or (ii) fully paid and non-assessable shares of Common Stock of the corporation at a price of $11.40 per share ($5.70 prior to reverse stock split), at his option. Bellows alleges that we paid him a partial dividend of $29,773.97 after he filed his original complaint. He alleges that we continue to violate his rights under the private placement memorandum by willfully refusing to pay him the remainder of the dividends due in the alleged amount of $16,144.00, interest on the late dividends due and interest on the unpaid dividends. Bellows also alleges that we have a continuing obligation to pay him an annual dividend under the terms of a court ordered settlement. Bellows alleges that our refusal to pay his dividends is also a breach of the settlement agreement. He alleges that our breach entitles him to attorneys’ fees.

Bellows also alleges that certain members of our Board of Directors breached their duties of loyalty, good faith and fair dealing to Bellows by knowingly refusing to distribute the remaining dividends to Bellows to which he was entitled. Bellows contends that he has been injured in his business and property and irreparably harmed in that he has not received the true value of his equity ownership in our Company.

Bellows also alleges that a judgment conveyed to him by us under the terms of a court ordered settlement agreement was fictitious. He contends that his acceptance of the purported asset as part of the settlement was secured by the fraud of our Company and Benjamin Warner, acting in concert with Michael Lyon and Richard Lane.

In his amended complaint, Bellows seeks the following relief against us on his allegations of breach of contract: (1) an award of compensatory damages of no less than $30,000.00; (2) prejudgment interest; (3) all costs and reasonable attorneys’ fees incurred by Bellows; (4) such other relief as may be just and proper. Bellows seeks the following relief against our Board of Directors on his allegations of breach of fiduciary duty: (1) an award of compensatory damages of no less than $30,000.00; (2) an award of punitive damages in an amount not less than $60,000.00; (3) costs, expenses and interest; (4) attorneys’ fees; and (5) such other relief as may be just and equitable. Bellows also seeks the following relief against our Company and Benjamin Warner on his allegations of fraud and deceit: (1) compensatory damages of no less than $50,000.00, and (2) punitive damages as a multiple of compensatory damages.

36

On March 16, 2015, we filed a second motion to disqualify the Bellows Law Group, P.C and Bellows & Bellows, P.C.

We believe that the litigation is entirely without merit as the declaration of any cash dividends was not permissible under Delaware law due to the financial condition of our Company at the time. Due the improvement in the financial condition of our Company subsequent to March 6, 2014, the dividend owing to the shareholders of Series A Preferred Stock has subsequently been declared and the amount due to Mr. Bellows has been paid to him. Our response to the amended complaint is due March 23, 2015.

Redemption Litigation

On August 25, 2014, Joel Bellows filed a complaint against our Company and Benjamin Warner in the Chancery Division of the Circuit Court of Cook County, Illinois. In the complaint, Bellows alleges that he is entitled to redeem his cumulative Series A Preferred Stock at a price of $7.41 pursuant to the terms of our June 24, 2011, private placement memorandum. Bellows alleges that we violated his rights under the private placement memorandum by unreasonably and vexatiously denying his request for redemption.

In the complaint, Bellows alleges that an actual controversy exists between the parties whether Bellows is entitled to immediate redemption of his cumulative Series A Preferred Stock. Bellows seeks a declaration and order that we are immediately obligated to redeem all 105,000 shares of his cumulative Series A Preferred Stock for a total price of $778,050.00. Bellows alleges that our refusal to redeem his cumulative Series A Preferred Stock is a breach of the court ordered settlement. Bellows also alleges that our refusal to redeem his cumulative Series A Preferred Stock is a breach of the June 24, 2011 private placement memorandum. Bellows also asserts that Benjamin Warner, as our officer and director, breached his duties of loyalty, care, independence, and good faith and fair dealing to Bellows by knowingly failing to have us redeem his shares of Series A Preferred Stock, failing to provide him with information concerning his redemption rights, and putting his interests ahead of Bellows’ rights. Bellows alleges that he suffered damages, as a result, of at least $778,050.00.

Bellows seeks the following relief against us: (1) a declaration that we are immediately obligated to redeem all 105,000 shares Series A Preferred Stock for $778,050.00; (2) actual damages of $778,050.00; (3) prejudgment interest; (4) reasonable attorneys’ fees and costs; (5) such other relief as may be just and equitable. Bellows seeks the following relief against Benjamin Warner: (1) actual damages of $778,050.00; (2) an award of punitive damages of at least $2,000,000.00; (3) reasonable attorney’s fees and costs; and (4) such other relief as may be just and equitable.

On October 7, 2014, we and Benjamin Warner filed a motion to disqualify Bellows Law Group, P.C. and Bellows & Bellows, PC, pursuant to Rules 1.9 and 1.10 of the Illinois Code of Professional Conduct. On December 2, 2014, Bellows Law Group PC voluntarily withdrew as counsel for Joel Bellows. Joel Bellows is now represented by attorney Cary Goldberg.

On November 4, 2014, Bellows sought, and was granted, a substitution of judges as of right and the case was reassigned to Judge David Atkins.

On December 30, 2014, we and Benjamin Warner filed a motion to dismiss Counts I, II and IV of the complaint pursuant to 735 ILCS 5/2-615 and to dismiss Counts I and III of the complaint pursuant to 735 ILCS 5/2-619(a)(9). Bellows filed a response to the motion to dismiss on February 4, 2015. We filed our reply brief on March 13, 2015. A hearing is scheduled for April 29, 2015.

We believe that this litigation is without merit as net proceeds received on the settlement of the LANS matter has not been finalized due to the uncertainty regarding the fee agreement entered into with Dentons LLP. The resolution of our fee agreement with Dentons LLP could substantially reduce the net settlement proceeds received and thereby affect Bellows right to redemption at this time.

Citation to Recover Property filed against the Company and others

On June 14, 2014, in a proceeding to probate the estate of Sigmund Eisenschenk (“Estate”) pending in the Circuit Court of Cook County, Illinois, a claimant, QTM Ventures, LLC (“Claimant”) was granted leave to file a Petition for Citation to Recover Property against us, Aaron Crane and Gregg Ryzepcynski.

In the Petition for Citation to Recover Property, the Claimant alleges that we; i)  breached our fiduciary duties to the deceased by wrongfully repurchasing 236,250 shares of our Common Stock (472,500 shares of our common stock prior to the reverse stock split) held by the deceased in our Company at a nominal value based upon the false assertion that the deceased breached a financing agreement; ii) conspired with Aaron Crane to divest the Estate of assets, and not protect the Estates assets; iii) committed  fraud by failing to properly notify the deceased  of our repurchase of the 236,250 shares of our common stock (472,500 shares of our common stock prior to the reverse stock split), at a nominal value, held by the deceased; and iv) converted the deceased’s shares by repurchasing the shares to prevent them from being acquired by the creditors to the Estate.

The Claimant seeks the following relief:

i.	An award for damages plus interest for any and all losses suffered by the Estate and the Claimant;

37

ii.	Punitive damages against us;

iii.	Attorney’s fees and costs for the claimant;

iv.	Any further relief deemed fit by the court.

On July 11, 2014, we removed the Petition for Citation to Recover to the Northern District of Illinois.  On August 12, 2014, QTM filed a motion to remand the petition to the state court. After considering the written submissions of the parties, Judge Harry Leinenweber entered an order remanding the Petition to state court and denying QTM’s request for attorney fees.

On February 18, 2015, a Claimant, American Milling LP (“American Milling”) filed a motion to vacate two orders entered on November 26, 2014, allowing Michael T. Lyon and Richard Lane’s claims (“Claims”) against the Estate. American Milling contends that the Claims were fraudulently filed by Lyon and Lane who had no interest in the underlying judgments. American Millings also contends that the judgments were partially satisfied and the Claims should not have been allowed for the full amount of the judgments. On February 18, 2015, American Milling also filed a motion for sanctions against us and Crane pursuant to Illinois Supreme Court Rule 137 alleging that our Company and Crane convinced Lyon and Lane to file the allowed claims in an attempt to improperly recover under a judgment that was partially satisfied. On February 18, 2015, American Milling also filed a motion for partial summary judgment of the citation to recover against us seeking a finding that the Estate owns at least 88,750 shares of our Common Stock (177,500 shares of our common stock prior to the reverse stock split), which represents a portion of our shares at issue in the citation proceedings.

On March 4, 2015, we and Crane filed a response to American Millings motion to vacate asking the Court to vacate the allowed Claims but not for the reasons claimed by American Milling. We and Crane also filed briefs in opposition to the request for sanctions and in opposition to summary judgment.

On March 16, 2015, in a proceeding to administer the estate of the late Sigmund Eisenschenk, the Circuit Court in Cook County, Illinois (the “Court”) heard arguments relating to American Millings motion to vacate, motion for Rule 137 sanctions, and motion for partial summary judgment. The Court ruled against us as follows: (i) finding that Sigmund Eisenschenk’s rights in our stock were not collected, recalled, or cancelled pursuant to an August 17, 2010, Judgment Order entered by the Honorable Amy J. St. Eve in the U.S. District Court for the Northern District of Illinois, Case No. 08  C 754, the October 28, 2010 Assignment of Judgment and Settlement Agreement, or otherwise by us, and therefore the Estate of Sigmund Eisenschenk owns no less than 88,750 shares of our Common Stock (177,500 shares of our Common Stock prior to the reverse stock split and which shares were previously held by Sigmund Eisenschenk having a current value of $3.50 per share, after the reverse stock split); ii) partially vacating Michael T Lyon or the Michael T Lyon Profit Sharing Plan and Richard Lane’s claims against the Estate and finding that a portion of these claims were partially satisfied by Eisenschenk during his life through collection of Eisenschenk’s interest in certain real estate; and iii) allowing the recovery of Rule 137 sanctions against us, Michael T Lyon or the Michael T Lyon Profit Sharing Plan, Richard Lane and Aaron Crane, the previous administrator of the Estate, based upon the Court’s finding that the October 9, 2012 claims filed against the Estate by Michael Lyon, Richard Lane and Aaron Crane, for the collection on the Judgment Order in the United States District Court, Northern District of Illinois, Eastern Division, in No. 08 C 754 (the “Claims”), were not well grounded in fact and not warranted by existing law, or a good faith argument for the extension, modification or reversal of existing law as the Judgment Order had already been partially satisfied by Michael Lyon and Richard Lane’s collection of certain real estate property owned by the late Sigmund Eisenschenk. The Court further found that Michael Lyon, Richard Lane, Aaron Crane’s and our testimony, in support of the Claims, constituted misrepresentations upon the Court, that the Claims were brought for an improper purpose, that we and Crane operated without candor to the Court, misrepresented facts, and failed to disclose conflicts to the Court. The amount of the sanctions to be assessed against them and us for expenses, attorney’s fees and costs associated with this matter are yet to be determined. Claims for attorney’s fees, expenses and costs are required to be filed with the Court on April 1, 2015. We will be given an opportunity to respond to the claims. The case is scheduled for a status on the claims on April 6, 2015.  We are currently considering our options and have charged other expense and accrued a liability of $490,625 in our financial statements for the year ended December 31, 2014 relating to these court orders.

Suit against Peter J. Schmiedel, Administrator of the estate of Sigmund Eisenschenk

We instituted litigation in the First Judicial District Court for Los Alamos County, New Mexico on September 12, 2013, to obtain declaratory relief against the Estate of the late Sigmund Eisenschenk (“Eisenschenk”), seeking a declaration of the status of certain vested and unvested shares of our Common Stock that were repurchased by us in 2010 and transferred to us in 2011. Eisenschenk and others were party to a 2005 formation agreement and had executed a financing term sheet with us whereby Eisenschenk was to contribute capital to us and that Eisenschenk would also receive shares of our Common Stock based on his capital contribution and successful completion of a capital raising for us. We seek a declaratory judgment stating that Eisenschenk did not satisfy the terms of the financing term sheet and that all non-vested shares which were granted to Eisenschenk were repurchased by us. In addition, we acquired a judgment against Eisenschenk from third parties and in partial satisfaction of that judgment, any vested shares owned by Eisenschenk or his controlled entities were acquired by assignment and transfer to us and that Eisenschenk owns no capital stock or options to acquire our capital stock of nor has any rights thereto.

38

The administrator of the Eisenschenk estate filed a motion to dismiss the matter on a forum of non conveniens arguing that the proceedings mentioned above in The Citation to recovery Property against us and others, was the appropriate forum to adjudicate our claims. This motion was denied, which was responded to by an answer contesting the allegations made by us and asserting a continued interest of Eisenschenk in our capital stock. This matter is tentatively scheduled for a trial on the merits on June 15, 2015. There is a possibility that the Illinois court in The Citation to recovery Property against us and others may make a ruling before the New Mexico trial is completed.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the offered Shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

39

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the Selling Stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 2,069,525 Shares of Common Stock. This prospectus covers the offer and disposition by the Selling Stockholders identified below, or their transferee(s), of a total of 2,069,525 Shares of Common Stock of which 1,555,602 shares of Common Stock are currently outstanding, 388,923 Private Placement Warrant Shares are issuable upon exercise of the Private Placement Warrants issued in our private placement and 125,000 Consultant Shares are issuable upon exercise of the Consultant Warrant and Options. The Common Shares and Private Placement Warrants were acquired by the Selling Stockholders in connection with a private placement offering that was completed in December 2014 and January 2015 (the “Private Placement”). The Consultant Warrant and Options were issued as compensation to a consultant. We are registering the resale of the Shares as required by contractual obligations that we have with each of the Selling Stockholders. All of the securities were sold pursuant to an exemption from registration provided by Rule 506 of Regulation D under the Securities Act

The securities upon which the Shares may be issued were sold to the Selling Stockholders in the private financing pursuant to an exemption from registration provided by Rule 506 of Regulation D under the Securities Act. In connection with the private financing, entered into a registration rights agreement with the Selling Stockholders pursuant to which we agreed to file a registration statement to register the Shares. The Selling Stockholders made to us certain representations, warranties, covenants, and conditions customary for private placement investments to accredited investors.

The table below presents information regarding the Selling Stockholders and the Shares that they may sell or otherwise dispose of from time to time under this prospectus. The table is based on information supplied to us by the Selling Stockholders and reflects holdings as of April 1, 2015. Percentages of beneficial ownership are based upon 6,373,707 shares of Common Stock outstanding as of April 1, 2015. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grant the Selling Stockholders the right to acquire Common Stock within 60 days of April 1, 2015. The Selling Stockholders have sole voting and investment power with respect to the Shares, subject to community property laws where applicable.

We do not know when or in what amounts the Selling Stockholders may sell or otherwise dispose of the Shares covered hereby. We currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Shares by their other than the registration rights agreements described below. The Selling Stockholders might not sell any or all of the Shares covered by this prospectus or may sell or dispose of some or all of the Shares other than pursuant to this prospectus. Because the Selling Stockholders may not sell or otherwise dispose of some or all of the Shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the Shares, we cannot estimate the number of the Shares that will be held by the Selling Stockholders after completion of the offering.

Each Selling Stockholder has indicated that neither the Selling Stockholders nor any of his, her or its affiliates has held any position or office or had any other material relationship with us in the past three years except as described in the footnotes to the table.

The Shares being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the Selling Stockholders named below.

The Selling Stockholders, or their partners, pledgees, donees, transferees or other successors that receive the Shares and their corresponding registration in accordance with the registration rights agreement to which the Selling Stockholders are party, may sell up to all of the Shares shown in the table below under the heading “Total Shares Offered By Selling Stockholders in the Offering Covered by this Prospectus” pursuant to this Prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the Selling Stockholders is not obligated to sell any of the Shares offered by this prospectus.

Information about the Selling Stockholders may change from time to time. Any changed information with respect to which we are given notice will be included in prospectus supplements.

40

	Shares Beneficially Owned Before the Sale of all Shares Covered by this Prospectus		Percentage of Beneficial Ownership Before the Sale of all Shares Covered by this Prospectus	Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus	Shares Beneficially Owned After the Sale of all Shares Covered by this Prospectus	Percentage of Beneficial Ownership After the Sale of all Shares Covered by this Prospectus
	TOTAL
David L. Allen	19,140	(1)	*	19,140	-	*
Robert W. Allen Jr	23,925	(2)	*	23,925	-	*
Susan M. Allen Trust	71,160	(3)	1.1%	71,160	-	*
Applebaum Family Limited Partners	8,375	(4)	*	8,375	-	*
David Balistreri	10,713	(5)	*	10,713	-	*
Robert L Banzer	2,500	(6)	*	2,500	-	*
Barktones LLC	23,925	(7)	*	23,925	-	*
Rachel T. Baroni Trust	10,713	(8)	*	10,713	-	*
Keith Becker	11,963	(9)	*	11,963	-	*
Raymond M. Beebe and Joan P. Beebe (Joint Tenants with rights of Survivorship)	24,998	(10)	*	24,998	26,933	*
Ronald A. Bero	19,140	(11)	*	19,140	-	*
Monica Bertsch	3,573	(12)	*	3,573	-	*
John R. Bertsch Trust	127,929	(13)	2.0%	47,260	80,669	*
BFJK Investment Partnership	12,500	(14)	*	12,500	-	*
The Bibicoff Family Trust	50,966	(15)	*	37,500	13,466	*
Bibicoff & Macinnis Inc.	3,928	(16)	*	3,928	-	*
Allison Bibicoff	10,000	(17)	*	10,000	-	*
The Hillary Bibicoff Revocable Trust	10,000	(18)	*	10,000	-	*
IRA FBO Francis Bissaillon	28,500	(19)	*	28,500	-	*
Steven Botwinick	10,000	(20)	*	10,000	-	*
Mark Bourque	3,573	(21)	*	3,573	-	*
Charles Brand	23,925	(22)	*	23,925	-	*
Angus Bruce and Lauralee Bruce (Joint Tenants with rights of Survivorship)	11,963	(23)	*	11,963	-	*

41

	Shares Beneficially Owned Before the Sale of all Shares Covered by this Prospectus		Percentage of Beneficial Ownership Before the Sale of all Shares Covered by this Prospectus	Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus	Shares Beneficially Owned After the Sale of all Shares Covered by this Prospectus	Percentage of Beneficial Ownership After the Sale of all Shares Covered by this Prospectus
	TOTAL
Kyle G. Buchakjian	7,498	(24)	*	7,498	-	*
Richard Buchakjian	3,573	(25)	*	3,573	-	*
C. Mark Casey	2,858	(26)	*	2,858	-	*
Elizabeth M Chamberlain	7,178	(27)	*	7,178	-	*
Kevin Conroy	1,875	(28)	*	1,875	-	*
Robert W. Corby (Kenneth Wieck - Power Of Attorney)	17,858	(29)	*	17,858	-	*
John W Crow	12,503	(30)	*	12,503	-	*
Estate Of Richard Curtis Clayton (Deborah Ann Clayton - Executor)	23,213	(31)	*	23,213	-	*
Dazia Capital Spain S.L.	8,930	(32)	*	8,930	-	*
Joseph Debellis	37,500	(33)	*	37,500	_	*
Mark Degennaro	53,570	(34)	*	53,570	-	*
Revocable Living Trust Of Frances Deluca	23,928	(35)	*	23,928	-	*
Jack Dimaio and Kathryn Dimaio (Joint Tenants with rights of Survivorship)	89,285	(36)	1.4%	89,285	-	*
Elaine Dines Revocable Trust	7,178	(37)	*	7,178	-	*
Nutie Dowdle	9,573	(38)	*	9,573	-	*
Richard Duke	11,725	(39)	*	11,725	-	*
Michael Dunham	98,614	(40)	1.5%	17,945	80,669	1.3%
Robert Edmondson	19,140	(41)	*	19,140	-	*
Albert C. Esposito and Brooke Crowley Esposito (Joint Tenants with rights of Survivorship)	29,910	(42)	*	29,910	-	*
Albert Esposito and Margaret Esposito (Joint Tenants with rights of Survivorship)	23,925	(43)	*	23,925	-	*
Kenneth J. Feroldi and Nancy J. Feroldi (Joint Tenants with rights of Survivorship)	12,500	(44)	*	12,500	-	*
Michael Ferrigno	1,785	(45)	*	1,785	-	*
Peter Fitzpatrick	2,050	(46)	*	2,050	-	*
Thomas Fitzpatrick and Barbara Fitzpatrick (Joint Tenants with rights of Survivorship)	2,500	(47)	*	2,500	-	*
IRA FBO Timothy M. Fitzpatrick	7,143	(48)	*	7,143	-	*
Denis Fortin	102,862	(49)	1.6%	35,638	67,224	1.0%
The Carolyn L. Foutch Living Trust	11,608	(50)	*	11,608	-	*
Douglas Friedrich and Melanie Friedrich (Joint Tenants with rights of Survivorship)	9,975	(51)	*	9,975	-	*
Robert P. Giesen	3,750	(52)	*	3,750	-	*

42

	Shares Beneficially Owned Before the Sale of all Shares Covered by this Prospectus		Percentage of Beneficial Ownership Before the Sale of all Shares Covered by this Prospectus	Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus	Shares Beneficially Owned After the Sale of all Shares Covered by this Prospectus	Percentage of Beneficial Ownership After the Sale of all Shares Covered by this Prospectus
	TOTAL
Frank Gimenez and Philomena Gimenez (Joint Tenants with rights of Survivorship)	3,750	(53)	*	3,750	-	*
John T. Glancy and Lisa Glancy (Joint Tenants with rights of Survivorship)	1,788	(54)	*	1,788	-	*
Judith Greenberg	2,500	(55)	*	2,500	-	*
Gary A. Hafner and Leeann Hafner (Joint Tenants with rights of Survivorship)	3,575	(56)	*	3,575	-	*
Michael P. Hagerty	12,503	(57)	*	12,503	-	*
Harrison H. Augur Prototype	7,500	(58)	*	7,500	-	*
Dr. Thomas Heirigs and Sheryl Heirigs (Joint Tenants with rights of Survivorship)	10,713	(59)	*	10,713	-	*
Rose Mary Heirigs (Thomas Heirigs - Power Of Attorney)	10,713	(60)	*	10,713	-	*
Jeffrey G. Hipp and Mary Ann Hipp (Joint Tenants with rights of Survivorship)	11,625	(61)	*	11,625	-	*
IRA FBO Donald C. Holliday	12,500	(62)	*	12,500	-	*
Frank R. Jazzo	6,248	(63)	*	6,248	-	*
Ronald Johnson	11,963	(64)	*	11,963	-	*
IRA FBO Gordon C. Johnson	1,785	(65)	*	1,785	-	*
Junge Revocable Trust	47,855	(66)	*	47,855	-	*
William P. Kaiser	12,500	(67)	*	12,500	-	*
Howard A. Kalka	53,675	(68)	*	26,785	26,890	*
Lawrence Kane	17,858	(69)	*	17,858	-	*
Larry S. Kaplan and Marla B. Kaplan (Joint Tenants with rights of Survivorship)	5,000	(70)	*	5,000	-	*
Kettle Hill Partners LP	94,643	(71)	1.5%	94,643	-	*
Kettle Hill Partners II, LP	39,285	(72)	*	39,285	-	*
Matthew G. Kiernan and Cheryl A. Kiernan (Joint Tenants with rights of Survivorship)	8,925	(73)	*	8,925	-	*
Randall S. Knox	16,328	(74)	*	16,328	-	*
Aldo Kokot and Mary Kokot (Joint Tenants with Rights of Survivorship)	5,000	(75)	*	5,000	-	*
Ivanka Marie Kokot	3,573	(76)	*	3,573	-	*
Stephen M. Koppekin	5,000	(77)	*	5,000	-	*
Robert Koski	8,928	(78)	*	8,928	-	*
Samuel E. Leonard Trust	10,378	(79)	*	5,000	5,378	*
Roger W. Lunstra and Joyce M. Lunstra Living Trust	19,640	(80)	*	19,640	-	*

43

	Shares Beneficially Owned Before the Sale of all Shares Covered by this Prospectus		Percentage of Beneficial Ownership Before the Sale of all Shares Covered by this Prospectus	Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus	Shares Beneficially Owned After the Sale of all Shares Covered by this Prospectus	Percentage of Beneficial Ownership After the Sale of all Shares Covered by this Prospectus
	TOTAL
The Robert W. Main Trust	3,573	(81)	*	3,573	-	*
Peter Mangiameli	7,178	(82)	*	7,178	-	*
Donald B. Mcculloch Trust	3,750	(83)	*	3,750	-	*
Vincent R Milazzo	3,570	(84)	*	3,570	-	*
Donald V. Moline	3,573	(85)	*	3,573	-	*
Robert Moussa	5,250	(86)	*	5,250	-	*
William Kyle Neely	11,608	(87)	*	11,608	-	*
Sandra P. Nitz	3,575	(88)	*	3,575	-	*
IRA FBO P. Kenneth Nitz	3,575	(89)	*	3,575	-	*
Norper Investments	9,573	(90)	*	9,573	-	*
Dr. Francis B Olsen and Angela F Olsen (Joint Tenants with rights of Survivorship)	12,500	(91)	*	12,500	-	*
Patience Partners LLC	10,000	(92)	*	10,000	-	*
Robert G. Paul	11,965	(93)	*	11,965	-	*
Wulf Paulick and Renate Paulick (Joint Tenants with rights of Survivorship)	5,000	(94)	*	5,000	-	*
Vito S. Portera Revocable Living Trust	5,980	(95)	*	5,980	-	*
James E. Puerner	5,000	(96)	*	5,000	-	*
David A. Random	19,640	(97)	*	19,640	-	*
Ravich Revocable Trust	5,863	(98)	*	5,863	-	*
Mark Ravich	25,125	(99)	*	25,125	-	*
Norman and Sally Ravich Family Trust	4,605	(100)	*	4,605	-	*
Sally Ravich	3,750	(101)	*	3,750	-	*
David Frank Rios and Margaret Jo Rios 1999 Trust	11,608	(102)	*	11,608	-	*
Jonathan Rothschild	4,375	(103)	*	4,375	-	*
Michael A. Rutledge and Tanya S. Rutledge (Joint Tenants with rights of Survivorship)	10,000	(104)	*	10,000	-	*
Jeffrey L. Sadar	21,841	(105)	*	8,375	13,466	*
Ilyne Sandas	3,750	(106)	*	3,750	-	*
Nina B. Sando	3,588	(107)	*	3,588	-	*
Mary Marguerite Schnurer Family Trust	3,750	(108)	*	3,750	-	*
Keith R. Schroeder	10,713	(109)	*	10,713	-	*

44

	Shares Beneficially Owned Before the Sale of all Shares Covered by this Prospectus		Percentage of Beneficial Ownership Before the Sale of all Shares Covered by this Prospectus	Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus	Shares Beneficially Owned After the Sale of all Shares Covered by this Prospectus	Percentage of Beneficial Ownership After the Sale of all Shares Covered by this Prospectus
	TOTAL
Scot Holding Inc.	7,143	(110)	*	7,143	-	*
Eric Seid	3,750	(111)	*	3,750	-	*
Paul Seid	129,629	(112)	2.0%	35,515	94,114	1.5%
The SDM Irrevocable Trust FBO Andrew Seid	38,112	(113)	*	17,945	20,167	*
The SDM Irrevocable Trust FBO Lauren Seid	38,112	(114)	*	17,945	20,167	*
Shadow Capital LLC	138,365	(115)	2.2%	71,033	67,332	1.0%
Lucille Solomon	5,000	(116)	*	5,000	-	*
Mitchell Spearman	3,570	(117)	*	3,570	-	*
Sterling Family Investment LLC	104,597	(118)	1.6%	23,928	80,669	1.3%
William M. Stokes and Rebecca A. Stokes (Joint Tenants with rights of Survivorship)	1,250	(119)	*	1,250	-	*
T. Mina Supply Inc.	28,838	(120)	*	28,838	-	*
James Tadych and Patricia Tadych Revocable Trust	29,910	(121)	*	29,910	-	*
Temkin Family Legacy Trust No. 2	3,750	(122)	*	3,750	-	*
Susan Thorstenn and Magnus Thorstenn (Tenants In Common)	23,925	(123)	*	23,925	-	*
Pension Inc. Trustee FBO Thuemling Industrial Products Inc. Profit Sharing Plan	58,865	(124)	*	5,000	53,865	*
Robert D. Vanroijen Jr. Trust	37,500	(125)	*	37,500	-	*
Mark Vaughan and Andrea Vaughan (Joint Tenants with rights of Survivorship)	6,500	(126)	*	6,500	-	*
Joseph Vosilla	6,700	(127)	*	6,700	-	*
Pamela M. Walsh and Brian P. Walsh (Joint Tenants with rights of Survivorship)	12,500	(128)	*	12,500	-	*
Henry Jackson Warden	5,945	(129)	*	5,945	-	*
Peter White	2,500	(130)	*	2,500	-	*
John R. Wiencek	17,945	(131)	*	17,945	-	*
John R. Worthington Trust	16,750	(132)	*	16,750	-	*
Boutcher & Boutcher, LLC	92,500	(133)	1.4%	92,500	-	*
Blueprint Media, LLC	32,500	(134)	*	32,500	-	*

* less than 1%

45

(1)	Consists of 15,312 shares of Common Stock and warrants to purchase 3,828 shares of Common Stock.
(2)	Consists of 19,140 shares of Common Stock and warrants to purchase 4,785 shares of Common Stock.
(3)	Consists of 56,928 shares of Common Stock and warrants to purchase 14,232 shares of Common Stock. Susan Allen is the trustee of the Susan M. Allen Trust and as such has voting and investment power over the shares listed.
(4)	Consists of 6,700 shares of Common Stock and warrants to purchase 1,675 shares of Common Stock. Irving Appelbaum is the General Partner of the Applebaum Family Ltd Partners and as such has voting and investment power over the shares listed.
(5)	Consists of 8,570 shares of Common Stock and warrants to purchase 2,143 shares of Common Stock.
(6)	Consists of 2,000 shares of Common Stock and warrants to purchase 500 shares of Common Stock.
(7)	Consists of 19,140 shares of Common Stock and warrants to purchase 4,785 shares of Common Stock. Sara Penn is the Manager of the Barktones LLC and as such has voting and investment power over the shares listed.
(8)	Consists of 8,570 shares of Common Stock and warrants to purchase 2,143 shares of Common Stock. PJ and RT Baroni are the trustees of the Rachael T. Baroni Trust and as such have voting and investment power over the shares listed.
(9)	Consists of 9,570 shares of Common Stock and warrants to purchase 2,393 shares of Common Stock.
(10)	Consists of 19,998 shares of Common Stock and warrants to purchase 5,000 shares of Common Stock.
(11)	Consists of 15,312 shares of Common Stock and warrants to purchase 3,828 shares of Common Stock.
(12)	Consists of 2,858 shares of Common Stock and warrants to purchase 715 shares of Common Stock.
(13)	Consists of 37,808 shares of Common Stock and warrants to purchase 9,452 shares of Common Stock. John R. Bertsch is the trustee of the John R. Bertsch Trust and as such has voting and investment power over the shares listed.
(14)	Consists of 10,000 shares of Common Stock and warrants to purchase 2,500 shares of Common Stock. Kalmar R. Kaplan is the General Partner of the BFJK Investment Partnership and as such has voting and investment power over the shares listed.
(15)	Consists of 30,000 shares of Common Stock and warrants to purchase 7,500 shares of Common Stock acquired in the Private Placement and 8,466 shares of Common Stock and warrants to purchase 5,000 shares of Common Stock previously acquired. Harvey Bibicoff and Jacqueline Bibicoff are the trustees of the Bibicoff Family Trust and as such have voting and investment power over the shares listed.
(16)	Consists of 3,142 shares of Common Stock and warrants to purchase 786 shares of Common Stock. Harvey Bibicoff is the principal of Bibicoff & Macinnis, Inc. and as such has voting and investment power over the shares listed.
(17)	Consists of 8,000 shares of Common Stock and warrants to purchase 2,000 shares of Common Stock.
(18)	Consists of 8,000 shares of Common Stock and warrants to purchase 2,000 shares of Common Stock. Hillary Bibicoff is the trustee of the Hillary Bibicoff Revocable Trust and as such has voting and investment power over the shares listed.
(19)	Consists of 22,800 shares of Common Stock and warrants to purchase 5,700 shares of Common Stock.
(20)	Consists of 8,000 shares of Common Stock and warrants to purchase 2,000 shares of Common Stock.
(21)	Consists of 2,858 shares of Common Stock and warrants to purchase 715 shares of Common Stock.
(22)	Consists of 19,140 shares of Common Stock and warrants to purchase 4,785 shares of Common Stock.
(23)	Consists of 9,570 shares of Common Stock and warrants to purchase 2,393 shares of Common Stock.
(24)	Consists of 5,998 shares of Common Stock and warrants to purchase 1,500 shares of Common Stock.
(25)	Consists of 2,858 shares of Common Stock and warrants to purchase 715 shares of Common Stock.
(26)	Consists of 2,286 shares of Common Stock and warrants to purchase 572 shares of Common Stock.
(27)	Consists of 5,742 shares of Common Stock and warrants to purchase 1,436 shares of Common Stock.
(28)	Consists of 1,500 shares of Common Stock and warrants to purchase 375 shares of Common Stock.
(29)	Consists of 14,286 shares of Common Stock and warrants to purchase 3,572 shares of Common Stock.
(30)	Consists of 10,002 shares of Common Stock and warrants to purchase 2,501 shares of Common Stock.
(31)	Consists of 18,570 shares of Common Stock and warrants to purchase 4,643 shares of Common Stock. Deborah Ann Clayton is the Executor of the Estate.
(32)	Consists of 7,144 shares of Common Stock and warrants to purchase 1,786 shares of Common Stock. Daniel Hazin Mor is the principal of Danzia Capital Spain S.L.
(33)	Consists of 30,000 shares of Common Stock and warrants to purchase 7,500 shares of Common Stock.
(34)	Consists of 42,856 shares of Common Stock and warrants to purchase 10,714 shares of Common Stock.
(35)	Consists of 19,142 shares of Common Stock and warrants to purchase 4,786 shares of Common Stock.
(36)	Consists of 71,428 shares of Common Stock and warrants to purchase 17,857 shares of Common Stock.
(37)	Consists of 5,742 shares of Common Stock and warrants to purchase 1,436 shares of Common Stock. Elaine Dines is the Trustee of the Elaine Dines Revocable Trust.
(38)	Consists of 7,658 shares of Common Stock and warrants to purchase 1,915 shares of Common Stock.
(39)	Consists of 9,380 shares of Common Stock and warrants to purchase 2,345 shares of Common Stock.
(40)	Consists of 14,356 shares of Common Stock and warrants to purchase 3,589 shares of Common Stock acquired in the Private Placement and 50,669 shares of Common Stock and warrants to purchase 30,000 shares of Common Stock previously acquired.
(41)	Consists of 15,312 shares of Common Stock and warrants to purchase 3,828 shares of Common Stock.
(42)	Consists of 23,928 shares of Common Stock and warrants to purchase 5,982 shares of Common Stock.
(43)	Consists of 19,140 shares of Common Stock and warrants to purchase 4,785 shares of Common Stock.
(44)	Consists of 10,000 shares of Common Stock and warrants to purchase 2,500 shares of Common Stock.
(45)	Consists of 1,428 shares of Common Stock and warrants to purchase 357 shares of Common Stock.
(46)	Consists of 1,640 shares of Common Stock and warrants to purchase 410 shares of Common Stock.
(47)	Consists of 2,000 shares of Common Stock and warrants to purchase 500 shares of Common Stock.
(48)	Consists of 5,714 shares of Common Stock and warrants to purchase 1,429 shares of Common Stock.

46

(49)	Consists of 28,510 shares of Common Stock and warrants to purchase 7,128 shares of Common Stock acquired in the Private Placement and 42,224 shares of Common Stock and warrants to purchase 25,000 shares of Common Stock previously acquired.
(50)	Consists of 9,286 shares of Common Stock and warrants to purchase 2,322 shares of Common Stock previously acquired. Carolyn L. Foutch is the Trustee of the Carolyn L. Foutch Living Trust and as such has voting and investment power over the shares listed.
(51)	Consists of 7,980 shares of Common Stock and warrants to purchase 1,995 shares of Common Stock.
(52)	Consists of 3,000 shares of Common Stock and warrants to purchase 750 shares of Common Stock.
(53)	Consists of 3,000 shares of Common Stock and warrants to purchase 750 shares of Common Stock.
(54)	Consists of 1,430 shares of Common Stock and warrants to purchase 358 shares of Common Stock.
(55)	Consists of 2,000 shares of Common Stock and warrants to purchase 500 shares of Common Stock.
(56)	Consists of 2,860 shares of Common Stock and warrants to purchase 715 shares of Common Stock.
(57)	Consists of 10,002 shares of Common Stock and warrants to purchase 2,501 shares of Common Stock.
(58)	Consists of 6,000 shares of Common Stock and warrants to purchase 1,500 shares of Common Stock.
(59)	Consists of 8,570 shares of Common Stock and warrants to purchase 2,143 shares of Common Stock.
(60)	Consists of 8,570 shares of Common Stock and warrants to purchase 2,143 shares of Common Stock.
(61)	Consists of 9,300 shares of Common Stock and warrants to purchase 2,325 shares of Common Stock.
(62)	Consists of 10,000 shares of Common Stock and warrants to purchase 2,500 shares of Common Stock.
(63)	Consists of 4,998 shares of Common Stock and warrants to purchase 1,250 shares of Common Stock.
(64)	Consists of 9,570 shares of Common Stock and warrants to purchase 2,393 shares of Common Stock.
(65)	Consists of 1,428 shares of Common Stock and warrants to purchase 357 shares of Common Stock.
(66)	Consists of 38,284 shares of Common Stock and warrants to purchase 9,571 shares of Common Stock. John P. Junge is the Trustee of the Junge Revocable Trust and as such has voting and investment power of the shares listed.
(67)	Consists of 10,000 shares of Common Stock and warrants to purchase 2,500 shares of Common Stock.
(68)	Consists of 21,428 shares of Common Stock and warrants to purchase 5,357 shares of Common Stock acquired in the Private Placement and 16,890 shares of Common Stock and warrants to purchase 10,000 shares of Common Stock previously acquired.
(69)	Consists of 14,286 shares of Common Stock and warrants to purchase 3,572 shares of Common Stock.
(70)	Consists of 4,000 shares of Common Stock and warrants to purchase 1,000 shares of Common Stock.
(71)	Consists of 75,714 shares of Common Stock and warrants to purchase 18,929 shares of Common Stock. Bryan Kiss is the Chief Financial Officer of Kettle Hill Partners, LP and as such has voting and investment power of the shares listed.
(72)	Consists of 31,428 shares of Common Stock and warrants to purchase 7,857 shares of Common Stock. Bryan Kiss is the Chief Financial Officer of Kettle Hill Partners, LP and as such has voting and investment power of the shares listed.
(73)	Consists of 7,140 shares of Common Stock and warrants to purchase 1,785 shares of Common Stock.
(74)	Consists of 13,062 shares of Common Stock and warrants to purchase 3,266 shares of Common Stock.
(75)	Consists of 4,000 shares of Common Stock and warrants to purchase 1,000 shares of Common Stock.
(76)	Consists of 2,858 shares of Common Stock and warrants to purchase 715 shares of Common Stock.
(77)	Consists of 4,000 shares of Common Stock and warrants to purchase 1,000 shares of Common Stock.
(78)	Consists of 7,142 shares of Common Stock and warrants to purchase 1,786 shares of Common Stock.
(79)	Consists of 4,000 shares of Common Stock and warrants to purchase 1,000 shares of Common Stock acquired in the Private Placement and 3,378 shares of Common Stock and warrants to purchase 2,000 shares of Common Stock previously acquired. Samuel E. Leonard is the Trustee of the Samuel E. Leonard Trust.
(80)	Consists of 15,712 shares of Common Stock and warrants to purchase 3,928 shares of Common Stock. Roger W. Lunstra and Joyce M. Lunstra are Trustees of the Roger W. Lunstra and Joyce M. Lunstra Living Trust and as such have voting and investment power of the shares listed.
(81)	Consists of 2,858 shares of Common Stock and warrants to purchase 715 shares of Common Stock. Robert W. Main is the Trustee of the Robert W. Main Trust.
(82)	Consists of 5,742 shares of Common Stock and warrants to purchase 1,436 shares of Common Stock.
(83)	Consists of 3,000 shares of Common Stock and warrants to purchase 750 shares of Common Stock. Donald and Jacqueline McCulloch are co-trustees and as such have voting and investment power of the shares listed.
(84)	Consists of 2,856 shares of Common Stock and warrants to purchase 714 shares of Common Stock.
(85)	Consists of 2,858 shares of Common Stock and warrants to purchase 715 shares of Common Stock.
(86)	Consists of 4,200 shares of Common Stock and warrants to purchase 1,050 shares of Common Stock.
(87)	Consists of 9,286 shares of Common Stock and warrants to purchase 2,322 shares of Common Stock.
(88)	Consists of 2,860 shares of Common Stock and warrants to purchase 715 shares of Common Stock.
(89)	Consists of 2,860 shares of Common Stock and warrants to purchase 715 shares of Common Stock.
(90)	Consists of 7,658 shares of Common Stock and warrants to purchase 1,915 shares of Common Stock.
(91)	Consists of 10,000 shares of Common Stock and warrants to purchase 2,500 shares of Common Stock.
(92)	Consists of 8,000 shares of Common Stock and warrants to purchase 2,000 shares of Common Stock. Harrison H. Augur is the Manager of Patience Partners, LLC and as such has voting and investment power of the shares listed.
(93)	Consists of 9,572 shares of Common Stock and warrants to purchase 2,393 shares of Common Stock.
(94)	Consists of 4,000 shares of Common Stock and warrants to purchase 1,000 shares of Common Stock.

47

(95)	Consists of 4,784 shares of Common Stock and warrants to purchase 1,196 shares of Common Stock. Vito S. Portera is the Trustee of the Vito S. Portera Revocable Living Trust
(96)	Consists of 4,000 shares of Common Stock and warrants to purchase 1,000 shares of Common Stock.
(97)	Consists of 15,712 shares of Common Stock and warrants to purchase 3,928 shares of Common Stock.
(98)	Consists of 4,690 shares of Common Stock and warrants to purchase 1,173 shares of Common Stock. Norman Ravich is the Trustee of the Ravich Revocable Trust and as such has voting and investment power of the shares listed.
(99)	Consists of 20,100 shares of Common Stock and warrants to purchase 5,025 shares of Common Stock.
(100)	Consists of 3,684 shares of Common Stock and warrants to purchase 921 shares of Common Stock. Mark H. Ravich is the Trustee of the Ravich Revocable Trust.
(101)	Consists of 3,000 shares of Common Stock and warrants to purchase 750 shares of Common Stock.
(102)	Consists of 9,286 shares of Common Stock and warrants to purchase 2,322 shares of Common Stock.
(103)	Consists of 3,500 shares of Common Stock and warrants to purchase 875 shares of Common Stock.
(104)	Consists of 8,000 shares of Common Stock and warrants to purchase 2,000 shares of Common Stock.
(105)	Consists of 6,700 shares of Common Stock and warrants to purchase 1,675 shares of Common Stock acquired in the Private Placement and 8,466 shares of Common Stock and warrants to purchase 5,000 shares of Common Stock previously acquired.
(106)	Consists of 3,000 shares of Common Stock and warrants to purchase 750 shares of Common Stock.
(107)	Consists of 2,870 shares of Common Stock and warrants to purchase 718 shares of Common Stock.
(108)	Consists of 3,000 shares of Common Stock and warrants to purchase 750 shares of Common Stock. Mary Marguerite Schnurer is the Trustee of the Mary Marguerite Schnurer Family Trust and as such has voting and investment power of the shares listed.
(109)	Consists of 8,570 shares of Common Stock and warrants to purchase 2,143 shares of Common Stock.
(110)	Consists of 5,714 shares of Common Stock and warrants to purchase 1,429 shares of Common Stock. Pat Gordon is the President of Scot Holding, Inc. and as such has voting and investment power of the shares listed.
(111)	Consists of 3,000 shares of Common Stock and warrants to purchase 750 shares of Common Stock.
(112)	Consists of 28,412 shares of Common Stock and warrants to purchase 7,103 shares of Common Stock acquired in the Private Placement and 59,114 shares of Common Stock warrants to purchase 35,000 shares of Common Stock previously acquired.
(113)	Consists of 14,356 shares of Common Stock and warrants to purchase 3,589 shares of Common Stock acquired in the Private Placement and 12,667 shares of Common Stock and warrants to purchase 7,500 shares of Common Stock previously acquired. Paul Seid is the Trustee of The SDM Irrevocable Trust FBO Andrew Seid.
(114)	Consists of 14,356 shares of Common Stock and warrants to purchase 3,589 shares of Common Stock acquired in the Private Placement and 12,667 shares of Common Stock, warrants to purchase 7,500 shares of Common Stock previously acquired. Paul Seid is the Trustee of The SDM Irrevocable Trust FBO Lauren Seid.
(115)	Consists of 56,826 shares of Common Stock and warrants to purchase 14,207 shares of Common Stock acquired in the Private Placement and 42,332 shares of Common Stock and warrants to purchase 25,000 shares previously acquired. B. Kent Garlinghouse is the principal of Shadow Capital, LLC.
(116)	Consists of 4,000 shares of Common Stock and warrants to purchase 1,000 shares of Common Stock.
(117)	Consists of 2,856 shares of Common Stock and warrants to purchase 714 shares of Common Stock.
(118)	Consists of 19,142 shares of Common Stock and warrants to purchase 4,786 shares of Common Stock acquired in the Private Placement and 50,669 shares of Common Stock and warrants to purchase 30,000 shares of Common Stock previously acquired. Arthur Sterling is the manager of Sterling Family Investment LLC.
(119)	Consists of 1,000 shares of Common Stock and warrants to purchase 250 shares of Common Stock.
(120)	Consists of 23,070 shares of Common Stock and warrants to purchase 5,768 shares of Common Stock. Thomas C. Mina is principal of T. Mina Supply Inc. and as such has voting and investment power of shares listed.
(121)	Consists of 23,928 shares of Common Stock and warrants to purchase 5,982 shares of Common Stock. James L. Tadych and Patricia A. Tadych are Trustees of the James Tadych and Patricia Tadych Revocable Trust
(122)	Consists of 3,000 shares of Common Stock and warrants to purchase 750 shares of Common Stock. Mark J. Temkin is Trustee of the Temkin Family Legacy Trust and as such has voting and investment power of the shares listed.
(123)	Consists of 19,140 shares of Common Stock and warrants to purchase 4,785 shares of Common Stock.
(124)	Consists of 4,000 shares of Common Stock and warrants to purchase 1,000 shares of Common Stock acquired in the Private Placement and 33,865 shares of Common Stock and warrants to purchase 20,000 shares of Common Stock previously acquired. Terry Thuemling is Trustee of the Thuemling Industrial Products Profit Sharing Plan and as such has voting and investment power of the shares listed.
(125)	Consists of 30,000 shares of Common Stock and warrants to purchase 7,500 shares of Common Stock. Robert D. Vanroijen is the Trustee of the Robert D. Vanroijen Jr. Trust and as such has voting and investment power of the shares listed.
(126)	Consists of 5,200 shares of Common Stock and warrants to purchase 1,300 shares of Common Stock.
(127)	Consists of 5,360 shares of Common Stock and warrants to purchase 1,340 shares of Common Stock.
(128)	Consists of 10,000 shares of Common Stock and warrants to purchase 2,500 shares of Common Stock.
(129)	Consists of 4,756 shares of Common Stock and warrants to purchase 1,189 shares of Common Stock.
(130)	Consists of 2,000 shares of Common Stock and warrants to purchase 500 shares of Common Stock.
(131)	Consists of 14,356 shares of Common Stock and warrants to purchase 3,589 shares of Common Stock.
(132)	Consists of 13,400 shares of Common Stock and warrants to purchase 3,350 shares of Common Stock. John R. Worthington is Trustee of the John R. Worthington Trust and as such has voting and investment power of the shares listed.
(133)	Consists of 92,500 options to purchase Common Stock. Dan Boutcher is the principal of Boutcher & Boutcher, LLC.
(134)	Consists of warrants to purchase 32,500 shares of Common Stock. Gerald A. Boutcher is the principal of Blueprint Media, LLC.

48

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Directors, Executive Officers and Other Key Employees

Below is certain information regarding our current directors and executive officers.

Name	Age	Position
Richard Cunningham	44	President and Chief Executive Officer
Dr. Benjamin Warner	46	Chief Scientific Officer, member of nominating committee and director
Mark Korb	47	Chief Financial Officer
Edward Roffman	65	Director, chairman of the audit committee
Clive Kabatznik	57	Director, member of audit committee
Vincent Palmieri	43	Director, chairman of the compensation committee, member of audit committee
Michael Taglich	49	Director, chairman of the nominating committee
Timothy C. Tyson	62	Director, Non-Executive Chairman of the Board, member of the compensation committee, member of the nominating committee

Richard Cunningham

Mr. Cunningham became our President and Chief Executive Officer on November 24, 2014. Since April 2008, Mr. Cunningham has held various positions at Boehringer Ingelheim, a pharmaceutical company, which positions include, serving as Executive Director from January 2014 until November 2014, a Director from June 2010 until December 2013 and National Account Director from April 2008 until June 2010. Prior to working at Boehringer Ingelheim Mr. Cunningham was a senior executive in the commercial organization leading sales, marketing and contracting activities at Valeant Pharmaceuticals. Mr. Cunningham began his career in healthcare at Premier Inc. a healthcare company that served as a group purchasing and service organization for over 1700 hospitals throughout the nation. While at Premier he served as the Marketing Director at Premier Practice Management, a subsidiary and start-up company of Premier Inc.

Dr. Benjamin Warner

Dr. Warner currently serves as our Chief Scientific Officer and since our incorporation in 2003 until July 2013; Dr. Warner served as our President and Chief Executive Officer and was our Chairman of the Board until April 1, 2014. Dr. Warner also fulfilled the roles of treasurer and Chief Financial Officer from the period since inception to August 14, 2013. Before founding our Company, Dr. Warner worked in technology development, patenting, and marketing at the Los Alamos National Laboratory and in the development of “dual use” government/commercial technologies. Dr. Warner has co-developed technologies that have led to the formation of several technology companies. Dr. Warner holds a Ph.D. in Chemistry from MIT and a BS from the University of the South. Dr. Warner is the co-inventor on 30+ patents/pending patents.   After MIT, Dr. Warner joined Los Alamos National Laboratory where he held the position of Project Leader for National Security Programs from 2000 until 2004.

Effective March 15, 2013 we entered into a five year employment agreement with Dr. Warner (the “Employment Agreement”). The Employment Agreement replaces his prior agreement.  Pursuant to the Employment Agreement, Dr. Warner is entitled to an annual base salary of $250,000 and will be eligible for discretionary performance and transactional bonus payments as well as certain other specified benefits. Additionally, Dr. Warner was granted options to purchase 92,500 (post-split) shares of the Common Stock with an exercise price equal to $3.00 per share. These options vested pro rata, on a monthly basis over twelve months commencing April 1, 2013 and are fully vested. The Employment Agreement also includes confidentiality obligations and inventions assignments by Dr. Warner.

Dr. Warner has won numerous awards from Los Alamos National Laboratory for his commercialization and patenting work, including the Distinguished Licensing Award, the Distinguished Entrepreneurial Award, the Distinguished Patent Award, and the Federal Laboratory Consortium Distinguished Service Award. Jointly with LANL, We won the 2007 Federal Laboratory Consortium Award for Excellence in Technology Transfer and an R&D100 Award. We have won multiple Technology Ventures Corporation awards for top technology companies in New Mexico.

Dr. Warner has been associated with us since our inception and brings to the board extensive knowledge about our business operations and in particular our licenses and products. Having developed our technology Dr. Warner brings to the board significant strategic, business and financial experience related to the business and financial issues facing analytical companies and particularly our company. Dr. Warner has a broad understanding of the operational, financial and strategic issues facing companies such as ours.

49

Mark Korb

Mark Korb has served as our Chief Financial Officer since August 14, 2013.  Mr. Korb has over 20-years experience with high-growth companies and experience taking startup operations to the next level.  Since July 2011, First South Africa Management, a company for which Mr. Korb has served as the Chief Financial Officer since January 2010 has been providing consulting services to us, including the financial expertise required of public companies. First South Africa Management provides financial management and strategic management services to various companies.

From 2007 to 2009 Mr. Korb was the group chief financial officer and director of Foodcorp (Proprietary) Limited (“Foodcorp”), a multimillion dollar consumer goods company based in South Africa. In his role as chief financial officer, Mr. Korb delivered operational and strategic leadership for the full group financial function during a period of change including mergers, acquisitions and organic growth. As a board director he cultivated relationships with shareholders, bond holders, financial institutions, rating agencies, and auditors. Mr. Korb was also responsible for leading the group IT strategy and implementation and supervised 16 direct reports including 10 divisional financial directors.  From 2001 to 2007 Mr. Korb was the group Chief Financial Officer of First Lifestyle, initially a publicly traded company on the Johannesburg Stock Exchange in South Africa which was then purchased by management which included Mr. Korb. He anchored the full group financial function with responsibility for mergers and acquisitions activity, successfully leading the process whereby the company was sold to Foodcorp mentioned above. Upon completion of the merger, Mr. Korb was appointed as the group Chief Financial Officer of Foodcorp.

Ed Roffman

Mr. Roffman has been a director since December 2011. Since April 2006, Mr. Roffman has consulted with various early stage high technology companies. During this time, consulting projects have included the part-time Chief Financial Officer of LERNA, LLC (since April 2014). AdSource, LLC (since January 2014) and Emerge Digital, Inc. (since January 2012 to June 2014), all in online digital advertising, the part-time Chief Financial Officer of Public Media Works, Inc. (October 2010 to October 2011) (Public Media Works was in the video rental business) and from January 2008 to December 2009, Mr. Roffman was the part-time Chief Financial Officer of Cryptic Studios, a developer of massively multiplayer video games. Mr. Roffman has also been a principal of Creekside, LLC, a consulting firm which specializes in the software, internet and consumer products industries. Mr. Roffman serves on the board and audit committee of Andalay Solar, Inc., (formerly Westinghouse Solar), a designer and distributor of solar modules (OTCQB).  Mr. Roffman is a CPA with over 40 years of experience in accounting and finance. Mr. Roffman earned a BBA in accounting from Temple University.

Mr. Roffman’s achievements in financial and accounting matters, his overall business understanding, as well as his familiarity and knowledge regarding public companies and corporate governance issues that public companies face make him an ideal board candidate.

Clive Kabatznik

Mr. Kabatznik, currently serves as the President of First South Africa Management, a company that he founded that has been engaged in management consultancy services since January 2006. From 2005 until the present, Mr. Kabatznik has served as a director of Strategy First, Inc.; a Montreal based digital publisher and distributor of video games. From 2009 until 2010, he was the operating manager of New Bedford Media LLC, a company he co-founded which focuses on the acquisition and operation of digital media companies. Mr. Kabatznik also currently serves as a member of the board of directors of Code and Theory LLC, a New York based digital advertising company focusing on strategic brand building campaigns in the consumer goods, fashion and publishing industries. From 1995 until 2009, he served as Chief Executive Officer of Silverstar Holdings, a United States publicly listed company that he founded that was established to acquire, own and operate companies, with an emphasis on businesses which stand to benefit from new Internet and technology-based platforms. Prior to 1995, Mr. Kabatznik was engaged in investment banking. Mr. Kabatznik has served as President of Colonial Capital, Inc., a Miami-based investment banking company that specializes in advising middle market companies in areas concerning mergers, acquisitions, private and public agency funding and debt placements.

Mr. Kabatznik’s business experience with small public companies, his achievements in the financial industry and his overall business understanding make him a desirable board candidate.

Vincent Palmieri

Mr. Palmieri, is a Vice President of Taglich Brothers, Inc. and specializes in sourcing, evaluating, and executing new investments as well as monitoring existing investments in small public and private companies. Mr. Palmieri received a Bachelor of Science in Accounting from the Pennsylvania State University and an MBA from the Stern School of Business at New York University. Mr. Palmieri’s achievements in financial and accounting matters, his overall business understanding, as well as his familiarity and knowledge regarding public companies and corporate governance issues that public companies face make him an ideal board candidate.

50

Michael Taglich

Mr. Taglich, is Chairman of the Board and President of Taglich Brothers, Inc., a New York City based securities firm. From 1987 to 1992, Mr. Taglich served as a Vice President at Weatherly Securities. He brings a broad depth and breadth of capital and business background to our Board of Directors, with extensive experience in exit strategies. Mr. Taglich is also currently Chairman of the Board of SCOLR Pharma Inc, a publicly traded pharmaceutical company, and Air Industries, Inc., a manufacturer of precision aerospace components. He also serves as a Director of Autonet Mobile, Inc. Mr. Taglich holds a B.S. degree in General and International Business from New York University and holds Series 27 and Series 7 security licenses. Mr. Taglich’s capital and business background, his overall business understanding, as well as his familiarity and his service on public company boards provide him with the knowledge regarding public companies and corporate governance issues that public companies face make him an attractive board candidate.

Timothy C. Tyson

Mr. Tyson has served as our Non-Executive Chairman of the Board since April 1, 2014 and has been a director since October 1, 2012.   Since 2008, Mr. Tyson has served as the Chairman of the Board of Directors of Aptuit LLC, a global, private equity owned, pharmaceutical services company, headquartered in Greenwich, CT and he served as the Chief Executive Officer of Aptuit LLC from 2008 until March 2012.  Mr. Tyson served as President and CEO of Valeant Pharmaceuticals International from 2003-2008. Prior to joining Valeant, Mr. Tyson ran multiple divisions for GlaxoSmithKline (“GSK”) and was a member of the Corporate Executive Team, reporting to the CEO. During his 14-year tenure at GSK, he was President, Global Manufacturing and Supply and ran Glaxo Dermatology and Cerenex Pharmaceuticals. Mr. Tyson was also responsible for managing all sales and marketing for GlaxoWellcome's U.S. operations, where he launched 32 new products, eight of which reached sales of greater than $1 billion. From 1980-1988, Mr. Tyson held executive positions in technical operations and R & D, at Bristol-Myers. Prior to his tenure at Bristol-Myers, he was an operations manager for Procter & Gamble. Mr. Tyson is a 1974 graduate of the United States Military Academy at West Point. While on active duty at Ft. McClellan, AL, he earned a Masters of Public Administration, in 1976, and a Masters of Business Administration, in 1979, from Jacksonville State University. In 2002, Mr. Tyson received the Bicentennial Leadership Award from the United States Military Academy at West Point and was named 2007 Alumnus of the Year at Jacksonville State University.  He was inducted into the Six Sigma Hall of Fame in 2011 and was honored in 2012 at West Point by the Thayer Hotel Room Dedication program. He was recognized as a President's Club awardee for four years at GSK and his GSK organization was recognized as Marketer of the Year for two consecutive years by MedAdNews.

Mr. Tyson’s business experience in the pharmaceutical industry and his overall understanding of the industry in which we operate make him a desirable board candidate.

Corporate Governance

Term of Office

Our directors hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Leadership Structure

We currently have two separate individuals serving as our Chairman of the Board and as our Chief Executive Officer and we do not have a formal policy on whether the same person should (or should not) serve as both the Chief Executive Officer and Chairman of the Board. Due to the size of our Company, we believe that this structure is appropriate in recognition of the time commitment and activities required to function effectively as a Chairman and as a Chief Executive Officer.  Mr. Tyson was appointed as our Non-Executive Chairman of the Board in April 2014. Mr. Cunningham has served as our Chief Executive Officer since November 2014. Our Board of Directors has determined that this leadership structure is appropriate and effective for us given our stage of operations. In serving as Non-Executive Chairman of the Board, Mr. Tyson serves as a significant resource for our Chief Executive Officer, other members of management and the Board of Directors. We believe that the division of duties and additional avenues of communication between the Board and management with Mr. Tyson serving as Non-Executive Chairman of the Board provides a basis for the proper functioning of our Board and oversight of management.

Our Board of Directors has several independent directors. We do not have a separate lead independent director. We believe the combination of Mr. Tyson as our Non-Executive Chairman of the Board and Mr. Cunningham as our Chief Executive Officer is an effective structure for us. Our current structure is operating effectively to foster productive, timely and efficient communication among the independent directors and management. We do have active participation in our committees by our independent directors, who comprise all of the members of all of our committees. Each committee performs an active role in overseeing our management and there are complete and open lines of communication with the management and independent director

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Board Committees

We have recently appointed an audit committee, compensation committee and nominating committee, each comprised primarily of independent directors.

Audit Committee

The Audit Committee is comprised of Mr. Roffman, Mr. Palmieri and Mr. Kabatznik. The Audit Committee is responsible for recommending our independent public accounting firm and reviewing management’s actions in matters relating to audit functions. The Audit Committee reviews with our independent public accountants the scope and results of the audit engagement and the system of internal controls and procedures. The Audit Committee also reviews the effectiveness of procedures intended to prevent violations of laws. The Audit Committee also reviews, prior to publication, our reports on Form 10-K and Form 10-Q. Our Board has determined that all Audit Committee members are independent under applicable SEC regulations. Our Board of Directors has determined that both Mr. Roffman and Mr. Kabatznik qualify as “audit committee financial experts” as that term is used in Section 407 of Regulation S-K.

Compensation Committee

Our Compensation Committee consists of Mr. Tyson and Mr. Palmieri.  This committee performs several functions, including reviewing all forms of compensation provided to our executive officers, directors, consultants and employees, including stock compensation. Our Board has determined that the Compensation Committee members are independent under applicable SEC regulations.

Nominating Committee

Our Nominating Committee consists of Mr. Taglich and Mr. Tyson. This committee performs several functions, including (i) considering and recommending to the Board of Directors, individuals for appointment or election as directors; (ii) recommending to the Board of Directors individuals for appointment to vacancies on any committee of the Board of Directors; (iii) recommending to the Board of Directors regarding any changes to the size of the Board of Directors or any committee. Our Board has determined that the Nominating Committee members are independent under applicable SEC regulations.

Director Independence

Although our Common Stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by The NASDAQ Stock Market.  The Board has determined that Messrs. Roffman, Kabatznik, Palmieri, Taglich and Tyson are “independent” in accordance with such definition.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10 percent of a registered class of the XRpro Sciences’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock.  Such officers, directors and persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file with the SEC.

Based solely on a review of the copies of such forms that were received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we are not aware of any failures to file reports or report transactions in a timely manner during the year ended December 31, 2014, other than a late filing of a Form 3 by Mark Korb and Timothy Tyson  upon each of their appointments, a late filing of a Form 4 by Dr. Warner for an option grant, stock exchange and gift and a late filing by Messrs. Taglich and Palmieri of a Form 4 with respect to the transfer of warrants.

Code of Ethics

We maintain a Code of Conduct which is applicable to all of our directors, officers and employees.  In addition, we have adopted a Code of Ethics for Financial Management which applies to our Chief Executive Officer, Chief Financial Officer, Treasurer and Controller. We will send a copy of the Code of Ethics, free of charge, upon our receipt of a written request therefor addressed to us at One Kendall Square, Suite B2002, Cambridge, Massachusetts, Attention: Richard Cunningham.

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EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded, earned or paid for services rendered by our principal executive officer, principal scientific officer and each executive officer whose compensation exceeded $100,000 during each of the fiscal years ended December 31, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)(2)	Total ($)

Richard	2014	31,250	-	-	-	-	-	31,250
Cunningham, President and Chief Executive Officer	2013	-	-	-	-	-	-	-

Gary Altman(3),	2014	225,350	-	-	-	-	329,552	554,902
Former President and Chief Executive Officer	2013	150,000	-	522,853	-	-	48,577	721,430

Dr. Benjamin	2014	250,000	175,000	-	-	-	21,610	446,610
Warner, Chief Scientific Officer	2013	239,521	50,000	217,799	-	-	20,065	527,385

Mark Korb (4),	2014	-	-	-	-	-	-	-
Chief Financial Officer	2013	-	-	-	-	-	-	-

(1)	All other compensation for Gary Altman for the year ended December 31, 2013 includes $325,000 as severance pay and Medicare reimbursements of $4,552.
(2)	All other compensation for Dr. Benjamin Warner includes $14,110 for company contributed health care and $7,500 for company contributions to his 401(k) plan.
(3)	Mr. Altman resigned as our Chief Executive Officer and President effective August 11, 2014.
(4)	Mr. Korb is not compensated directly for his services as our CFO, however he is compensated by First South Africa Management (“FSAM”), Clive Kabatznik, one of our directors, is the managing member of FSAM, which has a consulting agreement with us, the consulting agreement is for a monthly fee of $15,000 per month and expires in May 2015. In addition to this First South Africa Management was awarded options exercisable for 75,000 (post-split) shares of our Common Stock on March 15, 2013. These options are fully vested.

Outstanding Equity Awards at Fiscal Year End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (1)
	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)

Richard Cunningham (2)	-	-	-	-	-	-	-	-	-

Gary Altman (3)	12,500	-	-	5.00	6/30/2020	-	-	-	-

Dr. Benjamin Warner	92,500	-	-	3.00	3/14/2023	-	-	-	-

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(1)	Does not include options issued to First South Africa Management of which Mr. Korb is a member.
(2)	Mr. Cunningham was awarded 250,000 options on January 7, 2015 which vest as follows; 50,000 on November 24, 2015, 150,000 vest equally over a period of 36 months commencing on November 24, 2015 and 50,000 on November 24, 2018.
(3)	In terms of the severance agreement entered into with Mr. Altman effective, August 29, 2014, the remaining unvested stock options of the total 257,450 options issued to him vested immediately. In terms of the stock option plan, Mr. Altman had 90 days (until November 27, 2014) to exercise these options, these options were not exercised and with the exception of 12,500 options exercisable for 12,500 shares of Common Stock, which remain exercisable at any time prior to the seven year anniversary of the date of grant, in terms of the settlement agreement, the remaining 244,950 options have expired and are available for reissue.

Employment Agreements

During November 2014, Mr. Richard Cunningham was appointed CEO and President of our Company. Effective November 24, 2014, we entered into an employment agreement to appoint Mr. Cunningham as our Chief Executive Officer and President. The employment agreement is for a term of four years, pursuant to which Mr. Cunningham will be entitled to an annual base salary of $300,000, and will be eligible for discretionary performance bonus payments of up to 100% of his base salary payable in cash. In addition, Mr. Cunningham has been guaranteed a minimum bonus amount of $100,000 payable immediately after the first year of employment with us provided he remains employed by us on the one year anniversary of the his commencement of employment. Additionally, pursuant to the terms of his agreement, on January 7, 2014, Mr. Cunningham was granted options to purchase 250,000 shares of our Common Stock at an exercise price of $3.50 per share. These options will vest as follows: (i) Fifty Thousand (50,000) shares vest on the one year anniversary of the effective date of the Employment Agreement; (ii) One Hundred and Fifty Thousand (150,000) shares vest monthly on a pro rata basis commencing on the last day of months thirteen (13) through forty eight (48) of the term of the Employment Agreement; and (iii) Fifty Thousand (50,000) shares vest on the four (4) year anniversary of the effective date of the Employment Agreement. The exercise price for the options is the price paid by investors in the next financing ($3.50); provided, however, if the next financing has not occurred by the one (1) year anniversary of the Effective Date then the exercise price is to be determined in good faith by our board of directors of based upon a 409A valuation. Upon a change of control, as defined in our existing stock option plan, all unvested options issued to the Mr. Cunningham shall become fully vested immediately upon the change of control.

The Employment Agreement also includes confidentiality obligations and inventions assignments by Mr. Cunningham.

If Mr. Cunningham’s employment is terminated for any reason, he or his estate as the case may be, will be entitled to receive the accrued base salary, bonus earned, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Accrued Obligations”); provided, however, that if his employment is terminated at any time by us without Just Cause (as defined in the Employment Agreement) or by Mr. Cunningham for Good Reason (as defined in the Employment Agreement) then in addition to paying the Accrued Obligations; we shall continue to pay his then-current base salary and continue to provide benefits to him at least equal to those which he had at the time of termination for a period of nine months after termination. The right to receive any option which has not yet vested or been awarded shall terminate upon the termination of his employment for any reason. The period(s) to exercise the option following termination of employment, shall be according to the Corporation’s existing stock option plan and customary form of employee stock option agreement.

Effective March 15, 2013 we entered into a five year employment agreement with Dr. Warner (the “Employment Agreement”). The Employment Agreement replaces his prior agreement.  Pursuant to the Employment Agreement, Dr. Warner will be entitled to an annual base salary of $250,000 and is eligible for discretionary performance and transactional bonus payments as well as certain other specified benefits. Additionally, Dr. Warner was granted options to purchase 92,500 shares of our Common Stock with an exercise price equal to $3.00 per share. These options vested pro rata, on a monthly basis over twelve months, with 7,708 vesting each month commencing April 1, 2013 and are fully vested. The Employment Agreement also includes confidentiality obligations and inventions assignments by Dr. Warner.

If Dr. Warner’s employment is terminated for any reason, he or his estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Accrued Obligations”); provided, however, that if his employment is terminated: (1) by us without Just Cause (as defined in the Employment Agreement) or by Dr. Warner for Good Reason (as defined in the Employment Agreement) then in addition to paying the Accrued Obligations, (x) we will continue to pay his then current base salary and continue to provide benefits at least equal to those which were provided at the time of termination for the longer of the remaining term of the Employment Agreement or one year and (y) he has the right to exercise any vested options until the earlier of the expiration of the severance or the expiration of the term of the option, or (2) by reason of his death, then in addition to paying the Accrued Obligations, he would have the right to exercise any vested options until the expiration of the term of the option.

Effective July 25, 2013, we entered into a four-year employment agreement with Gary Altman to serve as our President and Chief Executive Officer.  Pursuant to the employment agreement Mr. Altman was entitled to an annual base salary of $300,000, which was to increase to $325,000 following the first year of the term, and he was eligible for discretionary performance and transactional bonus payments. Additionally, Mr. Altman was granted seven year options to purchase shares of our Common Stock representing eight percent (8%) of our outstanding Common Stock as of June 30, 2013 treating for the purpose of this calculation the shares of Common Stock underlying our Series A and Series B Preferred Stock issued as the effective date as outstanding, with an exercise price of $5.00 per share. These options vested as to one eighth of the shares underlying the options after the six month anniversary of the Employment Agreement and thereafter pro rata, on a monthly basis, over 42 months. If during the term of the Employment Agreement or within six months following termination of Mr. Altman’s termination of employment, a Transaction (as defined in the Employment Agreement) were to occur that resulted in Consideration (as defined in the Employment Agreement) of $100,000,000 (One Hundred Million Dollars) or more, Mr. Altman was to be entitled to a $3,000,000 (Three Million Dollars) bonus. The Employment Agreement also included confidentiality obligations and inventions assignments by Mr. Altman.

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The agreement also provided that if Mr. Altman’s employment was terminated for any reason, he or his estate as the case may be, would be entitled to receive the accrued base salary, bonus earned, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Altman Accrued Obligations”); provided, however, that if his employment was terminated at any time after the four month anniversary of the agreement by us without Just Cause (as defined in the agreement) or by Mr. Altman for Good Reason (as defined in the agreement) then in addition to paying the Altman Accrued Obligations; (x) we were obligated to pay Mr. Altman one month’s salary for each month that he had been employed for a maximum of twelve months severance; (y) we were obligated to pay  Mr. Altman his target bonus for the year in which he was terminated pro-rated based on the number of months during such year he was employed; and (z) reimburse him for monthly COBRA premiums until the earlier of eighteen months after the date of termination, the date he is no longer eligible to receive COBRA payments or the date on which he is eligible to receive similar coverage from another employer.

Effective August 11, 2014, we entered into a Severance Agreement and Release (“the Agreements”) whereby Gary Altman resigned as our Chief Executive Officer and director, effective August 29, 2014.

Set forth below is a summary of the material terms of the Agreement:

●	Mr. Altman has irrevocably and voluntarily resigned from his position as Chief Executive Officer of Caldera and from our Board of Directors and all of our subsidiaries or affiliates as of August 29, 2014.

●	As of August 29, 2014 Mr. Altman had no further obligation or authority to perform duties and functions on behalf of us and/or our subsidiaries or affiliates and will refrain from performing such duties or functions; however, Mr. Altman agreed to cooperate with us as necessary for our business when requested by the President, Chief Executive Officer and/or Chairperson of our Board of Directors.

●	In addition to accrued and unpaid base salary and expense reimbursement, we paid Mr. Altman Five Thousand Dollars ($5,000) and paid Mr. Altman an additional Three Hundred Twenty Thousand Dollars ($320,000) within seven days after August 29, 2014 as well as reimbursement for certain legal fees and moving expenses, provided that Mr. Altman does not violate the terms of the Agreement.

●	We provided Mr. Altman with reimbursement of COBRA premiums (less the amount Mr. Altman was required to pay under our health plans through the earlier of (i) December 31, 2015; (ii) the date Mr. Altman is no longer eligible to receive COBRA; and (iii) the date Mr. Altman becomes eligible to receive substantially similar coverage from another employer, to the extent permitted under applicable law:

●	Mr. Altman’s ability to exercise all stock options issued to him vested immediately after the Effective Date of the Agreement and options exercisable for 12,500 shares of Common Stock are exercisable at any time prior to the seven year anniversary of the date of grant and the remainder were exercisable for 90 days after August 29, 2014.

●	For a period of one year from the Effective Date of the Agreement, Mr. Altman agreed not to, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of us and/or our subsidiaries or affiliates.

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Compensation of Directors

The table below summarizes all compensation of our directors for the year ended December 31, 2014.

DIRECTOR COMPENSATION (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Gary Altman	-	-	-	-	-	-	-

Dr. Benjamin Warner	-	-	-	-	-	-	-

Edward Roffman (2)	18,750	-	18,933	-	-	-	37,683

Clive Kabatznik	-	-	-	-	-	-	-

Vincent Palmieri (2)	18,750	-	18,933	-	-	-	37,683

Michael Taglich (2)	18,750	-	18,933	-	-	-	37,683

Timothy Tyson (3)	96,250	-	124,956	-	-	-	221,206

(1)	Does not include compensation received for services provided as executive officers.

(2)	Messrs. Roffman, Palmieri and Taglich were each compensated for their services as Board directors at a rate of $25,000 per annum, commencing on April 1, 2014. In addition to this they were each granted options exercisable for 10,000 shares of Common Stock at an exercise price of $5.00 per share. The options vest equally over a 36 month period, commencing on April 1, 2014.

(3)	Mr. Tyson earned $6,250 for his services as a director for the period January 1, 2014 to March 31, 2014. With effect from April 1, 2014, Mr. Tyson was appointed as our non-executive chairman and his compensation was increased to $10,000 per month. In addition to this, he was granted options exercisable for 66,000 shares of Common Stock at an exercise price of $5.00 per share, vesting equally over 24 months commencing on April 1, 2014.

We also reimburse directors for travel and other out-of-pocket expenses incurred in attending Board of Director and committee meetings.

Equity Compensation Plan Information

The following table sets forth information about the securities authorized for issuance under our equity compensation plans for the fiscal year ended December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders:
2005 Stock Incentive Plan	725,952	$3.94	774,048
Equity compensation plans not approved by stockholders	-	-	-
Total	725,952	$3.94	774,048

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 31, 2015, or as otherwise set forth below, with respect to the beneficial ownership of our Common Stock and Series A Shares: (i) all persons known to us to be the beneficial owners of more than 5% of the outstanding shares of our Common Stock and Series A Shares; (ii) each of our directors and our executive officers named in the Summary Compensation Table; and (iii) all of our directors and our executive officer as a group. The address of each beneficial owner is One Kendall Square, Suite B2002, Cambridge, Massachusetts 02139.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Common Stock Included		Percentage of Common Stock Beneficially Owned (1)	Percentage of Total Voting Power (2)

Richard Cunningham	-	(3)	-	-
Mark Korb	-	(4)	-	-
Dr. Benjamin Warner	1,752,403	(5)	27.0%	26.6%
Edward Roffman	28,889	(6)	*	*
Clive Kabatznik	140,000	(7)	2.2%	2.1%
Vincent Palmieri	199,830	(8)	3.1%	3.0%
Michael Taglich	725,541	(9)	10.9%	10.7%
Timothy C. Tyson	222,626	(10)	3.4%	3.4%
Robert Taglich	580,069	(11)	8.8%	8.6%
Joel J. Bellows	52,500	(12)	*	*
All officers and directors as a group (8 persons)	3,069,288		43.2%	42.6%

* less than 1%

(1)	Based on 6,373,707 shares of Common Stock outstanding as of March 31, 2015.
(2)	Each share of Series A Preferred Stock has the right to one vote per share and will vote together with the Common Stock.
(3)	Mr. Cunningham was awarded an option exercisable for 250,000 shares of Common Stock on the closing date of XRpro’s private placement, the final closing of which was consummated on January 7, 2015 (the “Private Placement”), of which 50,000 shares vest on November 24, 2015, 150,000 vest monthly during months thirteen through forty eight of the term of his employment agreement, and 50,000 vest on the four year anniversary of his employment agreement.
(4)	Mr. Korb is employed by First South Africa Management which owns 50,000 shares of Common Stock and options exercisable for 75,000 shares of Common Stock, all of which are vested, refer note 7 below.
(5)	The share ownership includes 1,647,385 shares of Common Stock. Also includes warrants to purchase 12,518 Common Stock, which were issued with the Series A Preferred Stock. 54,135 shares of Common Stock and the warrants are held jointly by Dr. Warner and his wife, Ellen McBee. In March 2013 Dr. Warner was issued options exercisable for 92,500 Common Stock all of which are vested.
(6)	The share ownership includes 10,000 shares of Common Stock. On May 1, 2012, Mr. Roffman was issued options exercisable for 15,000 shares of Common Stock of which all are vested. In addition, on April 1, 2014, Mr. Roffman was issued options exercisable for 10,000 shares of Common Stock of which 3,333 are vested and 556 will vest in the next 60 days.
(7)	The share ownership includes 50,000 shares owned by First South Africa Management. On March 14, 2013 First South Africa Management was issued options exercisable for 75,000 Common Stock of which all are vested. Also includes warrants to purchase 15,000 shares of Common Stock which were issued with Bridge note funding provided to the Company. Mr. Kabatznik has the sole voting and dispositive power with respect to the securities held by First South Africa Management.
(8)	The share ownership includes 53,308 shares of Common Stock and warrants to purchase 69,763 shares of Common Stock issued with the Series B Preferred Stock, bridge notes which were converted into Series B Preferred Stock and private placement fees earned on that issuance. In addition on April 1, 2014, Mr. Palmieri was issued options exercisable for 10,000 shares of Common Stock of which 3,333 are vested and 556 will vest in the next 60 days. Includes warrants exercisable for 5,565 shares of Common Stock that were acquired in the Private Placement. Mr. Palmieri also received warrants exercisable for 67,305 shares of Common Stock issued as compensation in connection with the Private Placement and for advisory services.

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(9)	The share ownership includes 431,855 shares of Common Stock, which includes (i) 41,298 shares of Common Stock and (ii) 16,933 shares of Common Stock that Mr. Taglich holds jointly with Claudia Taglich; (iii) 65,084 shares of Common Stock held in the TAG/Kent Partnership, an entity controlled by Mr. Taglich, (iv) 285,714 shares of Common Stock that were acquired by Mr. Taglich’s Keogh account in the Private Placement, (v) 22,856 shares of Common Stock acquired by four custodial accounts for Mr. Taglich’s minor children in the Private Placement. The share ownership also includes (i) warrants exercisable for 71,429 shares of Common Stock issued with the Common Stock acquired by Mr. Taglich’s Keogh account, (ii) warrants exercisable for 3,572 shares of Common Stock for additional Common Stock acquired by the Tag/Kent Partnership, (iii) warrants exercisable for 5,716 shares of Common Stock issued with the Common Stock acquired by the four custodial accounts for Mr. Taglich’s minor children, (iv) warrants exercisable for 84,444 shares of Common Stock issued as compensation in connection with the Private Placement and for advisory services, (v) warrants exercisable for 60,677 shares of Common Stock issued with the Series B Preferred Stock, and (vi) additional warrants to purchase 63,929 shares of Common Stock issued with bridge notes which were converted into Series B Preferred Stock and private placement fees earned on that issuance. In addition on April 1, 2014, Mr. Taglich was issued options exercisable for 10,000 shares of Common Stock of which 3,333 are vested and 556 will vest in the next 60 days.
(10)	On October 1, 2013, Mr. Tyson was issued options exercisable for 10,000 shares of Common Stock of which 5,000 have already vested and 556 will vest in the next sixty days. In addition on April 1, 2014, Mr. Tyson was issued options exercisable for 66,000 shares of Common Stock of which 33,000 are vested and 5,500 will vest in the next 60 days. Includes 142,856 shares of Common Stock acquired in the Private Placement and warrants exercisable for 35,714 shares of Common Stock that were acquired in the Private Placement that was consummated on January 7, 2015.
(11)	The share ownership includes 58,230 shares of Common Stock and 285,714 shares of Common Stock held by an IRA for the benefit of Mr. Taglich and warrants exercisable for 71,429 shares of Common Stock acquired by the IRA for the benefit of Mr. Taglich, warrants exercisable for 70,091 shares of Common Stock issued as compensation in connection with the Private Placement and for advisory services, warrants exercisable for 30,000 shares of Common Stock issued with bridge notes which were converted to series B Preferred stock, 30,677 shares of Common Stock issued with the Series B Preferred Stock and warrants exercisable for 33,928 shares of Common Stock as placement agent and advisory fees in connection with the Series B Preferred Stock issuance.
(12)	Includes 105,000 shares of Series A Preferred Stock (100% of all outstanding Series A Preferred Stock) owned by Mr. Joel Bellows which are convertible into 52,500 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS; DIRECTOR INDEPENDENCE

Related-Party Transaction Policy

Vincent Palmieri

On December 18, 2012 and March 28, 2013, we entered into 10% Bridge Note (the “Bridge Notes”) agreements with Vincent Palmieri, a director, for $50,000 and $25,000 respectively. The Bridge Notes were issued as part of a unit that includes warrants to purchase 300 shares of the Common Stock for each $1,000 of Bridge Note principal, at an exercise price of $6.00 per share, giving Mr. Palmieri a total of 22,500 warrants. These Bridge notes, together with accrued interest thereon were converted into 30,737 Series B Preferred units at a conversion price of $2.50 per unit, each unit consisting of one share of Series B Preferred Stock and one half of a seven-year warrant exercisable at a price of $5.00 per share, which price is subject to anti-dilution protection.

Mr. Palmieri also received an additional 31,894 warrants exercisable at $5.50 per share and an additional 5,000 warrants exercisable at $0.02 per share, which were issued to the placement agent as placement agent fees and advisory fees. These warrants have a seven-year term and are exercisable at the option of the holder.

On April 1, 2014, Mr. Palmieri was awarded 10,000 stock options exercisable over 10,000 shares of our Common Stock at an exercise price of $5.00 per share. These options vest equally over a thirty six month period commencing on April 1, 2014.

Mr. Palmieri participated in our private placement that was consummated on January 7, 2015 as follows 22,258 shares of Common Stock and 5,565 Offering Warrants to purchase 5,565 shares of Common Stock were acquired by Mr. Palmieri. Mr. Palmieri also received 67,305 warrants in connection with his services as placement agent.

On January 31, 2015, Mr. Palmieri exchanged 30,737 shares of Series B Preferred Stock together with all accrued dividends thereon for 26,050 shares of our Common Stock. In addition, Mr. Palmieri also exchanged: (i) 22,500 existing Bridge Warrants exercisable for $6.00 per share for 22,500 Bridge Exchange Warrants exercisable for $4.20 per share; (ii) 15,369 Existing Series B Warrants exercisable for $5.00 per share were exchanged for 15,369 Series B Exchange Warrants exercisable at $3.50 per share; and (iii) 31,894 Existing Placement Agent Warrants exercisable at $5.50 per share for 31,894 Placement Agent Exchange Warrants exercisable for $3.85 per share.

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Michael Taglich

On December 18, 2012, we entered into a 10% Bridge Note (the “Bridge Notes”) agreement with Michael Taglich, a director, for $100,000. The Bridge Notes were issued as part of a unit that includes warrants to purchase 300 shares of the Company’s Common Stock for each $1,000 of Bridge Note principal, at an exercise price of $6.00 per share, giving Mr. Taglich a total of 30,000 warrants. These Bridge notes, together with accrued interest thereon were converted into 41,354 Series B Preferred units at a conversion price of $2.50 per unit, each unit consisting of one share of Series B Preferred Stock and one half of a seven-year warrant exercisable at a price of $5.00 per share, which price is subject to anti-dilution protection.

Mr. Taglich also received an additional 33,929 warrants exercisable at $5.50 per share and an additional 6,250 warrants exercisable at $0.02 per share, which were issued to the placement agent as placement agent fees and advisory fees. These warrants have a seven-year term and are exercisable at the option of the holder.

On April 1, 2014, Mr. Taglich was awarded 10,000 stock options exercisable over 10,000 common shares of the company at an exercise price of $5.00 per share. These options vest equally over a thirty six month period commencing on April 1, 2014.

Mr. Taglich participated in our private placement that was consummated on January 7, 2015 as follows (a) 285,714 shares of Common Stock and 71,429 Offering Warrants to purchase 71,429 shares of Common Stock were acquired by Mr. Taglich’s Keogh account; (b) an aggregate of 22,856 shares of Common Stock and an aggregate of 5,714 Offering Warrants to purchase 5,714 shares of Common Stock were acquired by four (4) separate custodial accounts for the benefit of Mr. Taglich’s children; and (c) 14,286 shares of Common Stock and 3,572 Offering Warrants to purchase 3,572 shares of Common Stock were acquired by the Tag/Kent Partnership. In addition, Mr. Taglich received 84,444 placement agent warrants in connection with the private placement that was consummated on January 7, 2015.

On January 31, 2015: (a) Mr. Taglich exchanged 41,354 shares of Series B Preferred Stock together with all accrued and unpaid dividends thereon for 35,048 shares of Common Stock; (b) 20,000 shares of Series B Preferred Stock together with all accrued and unpaid dividends thereon were exchanged by Michael and Claudia Taglich as joint tenants with right of survivorship for 16,933 shares of Common Stock; and (c) 60,000 shares of Series B Preferred Stock together with all accrued and unpaid dividends thereon were exchanged by the Partnership for 50,798 shares of Common Stock. On January 31, 2015, the following exchanges occurred: (a) Mr. Taglich exchanged 30,000 Existing Bridge Warrants exercisable at $6.00 per share for 30,000 Bride Exchange Warrants exercisable at $4.20 per share; (b) (i) 20,677 Existing Series B Warrants exercisable at $5.00 per share were exchanged by Mr. Taglich for 20,677 Series B Exchange Warrants exercisable at $3.50 per share, (ii) 10,000 Existing Series B Warrants exercisable at $5.00 per share were exchanged by Michael and Claudia Taglich as joint tenants with right of survivorship for 10,000 Series B Exchange Warrants exercisable at $3.50 per share, and (iii) 30,000 Existing Series B Warrants exercisable at $5.00 per share were exchanged by the Partnership for 30,000 Series B Exchange Warrants exercisable at $3.50 per share; and (c) Mr. Taglich exchanged 33,929 Existing Placement Agent Warrants exercisable at $5.50 per share for 33,929 Placement Agent Exchange Warrants exercisable at $3.85 per share.

Clive Kabatznik

On March 25, 2013, we entered into a 10% Bridge Note (the “Bridge Notes”) agreement with Clive Kabatznik for $50,000. The Bridge Notes were issued as part of a unit that includes warrants to purchase 300 shares of our Common Stock for each $1,000 of Bridge Note principal, at an exercise price of $6.00 per share, giving Mr. Kabatznik a total of 15,000 warrants. These Bridge notes, together with accrued interest thereon were redeemed by us on May 31, 2013.

On March 15, 2013 options to purchase 75,000 shares of our Common Stock at $3.00 per share were issued to First South Africa Management, of which Mr. Kabatznik is the managing member. These options vest equally over a twelve month period commencing on April 1, 2013.

On January 31, 2015 Mr. Kabatznik exchanged 15,000 Existing Bridge Warrants exercisable at $6.00 per share for 15,000 Bride Exchange Warrants exercisable at $4.20 per share.

Benjamin Warner

On March 15, 2013, options to purchase 92,500 shares of our Common Stock at $3.00 per share were issued to Dr. Warner. These options vest equally over a twelve month period commencing on April 1, 2013.

On April 30, 2013, Dr. Warner exchanged all 25,035 shares of Series A Preferred Stock for 63,201 shares of our Series B Preferred Stock. Each share of Series B Preferred Stock was convertible into one half of a share of Common Stock at any time at the option of the holder and was entitled to two (2) votes per share. The holders of the Series B Preferred Stock were entitled to a dividend of 8% if paid in cash or 10% if paid in shares of Common Stock, at the option of the Issuer. The holders of the Series B Preferred Stock received registration rights with respect to such shares and a preference upon liquidation, dissolution or winding up.

On January 31, 2015, Dr. Warner exchanged 63,201 shares of Series B Preferred Stock for 53,412 shares of Common Stock, which shares are held jointly by Dr. Warner and Ms. McBee.

Timothy Tyson

Mr. Tyson participated in our private placement that was consummated on January 7, 2015 as follows 142,856 shares of Common Stock and 35,714 of Offering Warrants to purchase shares of our Common Stock at an exercise price of $3.50 per share were purchased by Mr. Tyson’s Revocable Trust.

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On October 1, 2013, options to purchase 10,000 shares of our Common Stock at $5.00 per share were issued to Mr. Timothy Tyson. These options vest equally over a thirty six month period commencing on October 1, 2013. On April 1, 2014, Mr. Tyson was issued an additional 66,000 options to purchase shares of our Common Stock at $5.00 per share. These options vest equally over a twenty four month period commencing on April 1, 2014.

Mr. Roffman

On May 1, 2012, options to purchase 15,000 shares of our Common Stock at $0.40 per share were issued to Mr. Edward Roffman. These options vested equally over an eighteen month period commencing on May 1, 2012. On April 1, 2014, Mr. Roffman was issued an additional 10,000 options to purchase shares of our Common Stock at $5.00 per share. These options vest equally over a thirty six month period commencing on April 1, 2014.

PLAN OF DISTRIBUTION

We are registering the Common Shares and Private Placement Warrants and Consultant Warrants and Options previously issued and issuable to the Selling Stockholders to permit the resale of the Common Stock and these underlying shares of Common Stock by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. However, we will receive net proceeds of any warrants exercised (unless the warrants are exercised on a cashless basis). We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders, or their pledges, donees, transferees, or any of their successors in interest selling shares received from the Selling Stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be affected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	through the distribution of the Common Stock by the Selling Stockholders to its partners, members or stockholders;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also transfer the Shares by gift. The Selling Stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the Shares. These brokers, dealers or underwriters may act as principals, or as an agent of the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of the Shares at a stipulated price per security. If the broker-dealer is unable to sell the Shares acting as agent for the Selling Stockholders, it may purchase as principal any unsold Shares at the stipulated price. Broker-dealers who acquire Shares as principals may thereafter resell the Shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

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The Selling Stockholders may also sell the Shares in accordance with Rule 144(i) under the Securities Act, rather than pursuant to this prospectus, regardless of whether the Shares are covered by this prospectus.

If the Selling Stockholders effects such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, the Selling Stockholders may, from time to time, sell the Shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the Shares offered under this prospectus may be used to cover short sales.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Shares.

The Shares offered hereby were originally issued to the Selling Stockholders pursuant to exemption from the registration requirements of the Securities Act. We agreed to register the shares of Common Stock under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the Selling Stockholders have sold all of the securities or one year after the shares were acquired by the Selling Stockholders. We will pay all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement, estimated to be $35,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the Selling Stockholders in the Private Placement against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Stockholders will be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

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DESCRIPTION OF SECURITIES

Our authorized capital consists of 50 million shares of Common Stock, par value $0.001 per share, and 10 million shares of Preferred Stock, of which 400,000 are designated Series A Stock, par value $0.001 per share and 3,000,000 are designated as Series B Preferred Stock, par value $0.001 per share. As of April 15, 2015, 6,373,707 shares of Common Stock, 105,000 shares of Series A Stock and no shares of Series B Preferred Stock were outstanding respectively.

Common Stock

Dividend Rights. The holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by our Board of Directors out of funds legally available therefore. The sole source of funds available for the payment of dividends will be from any excess funds of our Company. We do not believe that there will be excess funds for the foreseeable future.

Voting Rights. The holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by our stockholders and do not have cumulative voting rights in the election of directors.

Redemption and No Pre-emptive Rights. The Common Stock is not subject to redemption and our stockholders do not have pre-emptive rights.

Liquidation Rights. Upon any Liquidation Event, after the payment of all debts and preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, our remaining assets available for distribution to our stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Preferred Stock

Series A Preferred Stock

The Series A Preferred Stock has the following designations, preferences, and rights.

Dividend Rights. Holders of Shares of Series A Preferred Stock are entitled to receive a dividend of $0.46 for each share of Series A Preferred Stock on January 1 of each year (subject to pro-rations for any short year) payable in (i) cash; or (ii) fully paid and non-assessable shares of our Common Stock at a price of $11.40 per share, at the option of the holder. Holders shall be entitled to additional dividends only when, as and if declared by our Board of Directors. On February 14, 2012, we issued 5,325 shares of Common Stock to certain of our holders of shares of Series A Preferred Stock as payment of the dividend that was owed to them as of January 1, 2012 and $26,752 in cash to the holders that elected a cash payment. On December 17, 2014 we paid dividends of $29,774 in cash to the holder who elected to receive dividends paid in cash and on January 8, 2015 we paid a further dividend of $48,300 in cash to the holder who elected to receive dividends in cash.

Voting Rights. On any matter presented to our Common Stockholders for their action or consideration at any meeting of stockholders of our Company (or by written consent of the stockholders in lieu of a meeting), each holder of outstanding Shares of Series A Preferred Stock is entitled to cast one vote for each share of Series A Preferred Stock held by such holder as of the record date for determining Stockholders entitled to vote on such matter. Except as provided by law, holders of Series A Preferred Stock shall vote together with holders of the Common Stock of the Company as a single class.

Liquidation Rights. In the event of any termination, liquidation, dissolution or winding up of our Company either voluntary or involuntary (a “Liquidation Event”), the holders of Shares of Series A Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of: (i) $5.70 per share, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such Liquidation Event.  If upon any such Liquidation Event the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under their liquidation rights, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

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Conversion Rights

Voluntary Conversion. Holders of Series A Preferred Stock may, at its election, convert each share of Series A Preferred Stock into that number of fully paid and non-assessable shares of Common Stock (or such other equity security of our Company for which all of our Common Stock has been exchanged or into which all of our Common Stock has been converted) equal to $11.40 per share.

Automatic (Mandatory) Conversion. Ten (10) trading days after delivery to the holders of written notice of conversion by us, each share of Series A Preferred Stock then outstanding shall, by virtue of such conditions and without any action on the part of a holder thereof, be deemed automatically converted into one (1) fully paid and non-assessable share of Common Stock (or such other equity security of the Company for which all of its Common Stock has been exchanged or into which all of its Common Stock has been converted), provided that the volume weighted average closing price of our Common Stock over the ten (10) trading days immediately preceding the date of our Notice is at least $20.00 per share.

Redemption Rights

Voluntary Redemption. At any time after the date that we receive net cash proceeds of at least three million ($3,000,000) from litigation proceedings against the Managers of Los Alamos National Laboratory, a holder of Series A Preferred Stock may, at its election, redeem each share of Series A Preferred Stock at a price of $7.41 for each share of Series A Preferred Stock.

Involuntary Redemption. Thirty (30) days after delivery to the holders of written notice of redemption by us (the “Company’s Redemption Notice”) each share of Series A Preferred Stock then outstanding shall, by virtue of such conditions and without any action on the part of a holder thereof, be redeemed at a price of $7.41 for each share of Series A Preferred Stock.

Registration Rights. Not less than twenty one (21) days before we file a Registration Statement (the “Company’s Registration Notice”), whether or not for sale for our own account, on a form and in a manner that would permit registration of registerable securities, we shall deliver to holder written notice of intent to file such Registration Statement. Holder may, at its election, elect to include the underlying shares of Common Stock from such holder’s shares of Series A Preferred Stock in such Registration Statement.

Series B Preferred Stock

The following is a summary of material provisions of the Series B Preferred Stock as set forth in our Certificate of Designations.

Dividends

Series B Preferred Stock accrue dividends at the rate per annum equal to (i) 8% of the sum of (x) the Stated Value and (y) the amount of accrued and unpaid dividends payable, out of funds legally available for payment, on January 31st of each year, if paid in cash, or (ii) 10% of the sum of (x) the Stated Value and (y) the amount of accrued and unpaid dividends payable, out of funds legally available for payment, on January 31st of each year, if paid in shares of Common Stock, based upon a price of $5.00 per share of Common Stock. We shall have the option, to pay any such dividends in cash or shares of Common Stock. Such dividends shall be in preference and priority to any payment of any dividend on Common Stock, or any other class of preferred stock. Dividends are cumulative.

Conversion

Subject to adjustment as more fully described herein, each Series B Preferred Stock is currently convertible at the option of the holder into one half of one share of Common Stock. Each Series B Preferred Stock (together with any accrued but unpaid dividends thereon) is convertible into shares of Common Stock at the option of the holder at any time at a conversion price per share equal to the sum of the Stated Value and any accrued but unpaid dividends thereon through the date of notice of conversion divided by the Conversion Price, subject to adjustment as described below. The initial Conversion Price shall be equal to the Stated Value. If we merge or sell our assets, holders of Series B Preferred Stock will be entitled to receive on conversion the securities or property (including cash) of the successor corporation that they would have received as a result of that merger or sale if they had converted immediately beforehand. At any time after the Common Stock is listed on a national securities exchange as defined in the Exchange Act, the Company may cause the conversion of the Series B Preferred Stock, plus accrued but unpaid dividends into shares of Common Stock, each Series B Preferred Stock convertible into such number of shares of Common Stock as shall equal the sum of the Stated Value plus any accrued but unpaid dividends through the date of conversion divided by the lower of the then conversion price and the market price of our Common Stock. Market Price is defined as the average of the reported closing sales price of the Common Stock for each of the five trading days for which a closing sales price is reported immediately preceding the day prior to the conversion.

Liquidation

In the event of a liquidation, dissolution or winding up of our Company and other Liquidation Events as defined in the Certificate of Designations, holders of Series B Preferred Stock are entitled to receive from proceeds remaining after distribution to the Company’s creditors and prior to the distribution holders of Common Stock or any other class of preferred stock the (x) Stated Value (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) held by such holder and (y) all accrued but unpaid dividends on such shares.

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Anti-Dilution

If we issue Common Stock or securities convertible, exercisable or exchangeable into Common Stock for a purchase price of less than $5.00 per share then the holders of the Series B Preferred Stock will be entitled to a weighted-average” adjustment in the number of shares of Common stock that their Series B Preferred Stock can be converted into; provided, however, that there will be no adjustment to the number of shares of Common Stock that the Series B Preferred Stock can be converted into for (i) issuance or sale of Common Stock or options or other awards under our equity incentive plans or programs not to exceed 1,000,000 shares of Common Stock; (ii) issuance or sale of preferred stock or Common Stock issuable upon conversion, exchange or exercise of the Series A Stock or Series B Stock, the Bridge Notes, the Warrants issued in connection with the exchange of the Bridge Notes, the Warrants issued in connection with the issuance of the Series B Preferred Stock to the holders thereof, any Warrants issued to the Placement Agent or its designees in connection with the issuance of the Series B Preferred Stock or as an advisory fee or any other convertible securities or warrants outstanding on the date hereof; (iii) issuance of equity securities or rights to purchase equity securities issued in connection with commercial property or lease transactions that are approved by our Board of Directors; (iv) issuance of equity securities or rights to purchase equity securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors; (v) issuance of securities to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology or licensing development activities; (B) distribution, supply or manufacture of the Company’s products or services; or (C) any other arrangements involving corporate partners primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by our Board of Directors; and (vi) issuance of stock pursuant to a stock dividend or stock split.

Voting

Except as otherwise required by law and except as set forth below, holders of Series B Stock will, on an as-converted basis, vote together with the Common Stock as a single class. Each holder of Series B Stock is entitled to cast the number of votes equal to two times the number of shares of Common Stock into which such shares of Series B Stock could be converted at the record date for determining stockholders entitled to vote at the meeting. The approval by holders of a majority of the Series B Stock, voting separately as a class, will be required for the creation of any class or series of preferred stock ranking senior to or pari passu with the Series B Preferred Stock as to payments of dividends or upon the liquidation of the Company.

Financials

As soon as practicable after the filing of our Quarterly Report on Form 10-Q and its Annual Report on Form 10-K, the Holders of the Series B Preferred Stock shall be entitled to receive, upon request, a consolidated balance sheet of the Company, if any, as of the end of such fiscal year or quarter, and consolidated statements of operations and consolidated statements of cash flows and stockholders’ equity of the Company, if any, for such year or quarter, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.

Warrants

In the Private Placement we sold 632,531 Private Placement Warrants. The Private Placement Warrants are five year warrants to acquire one share of Common Stock at an exercise price of $3.50 per share. The Private Placement Warrants (i) do not contain anti-dilution price protection for issuances of securities at per share prices that are lower than the exercise price; (ii) are assignable by their holders; (iii) provide for certain buy-in-rights in the event that the Company fails to deliver shares of Common Stock underlying the warrant in a timely manner; and (iv) provide for cashless exercise. In addition, we also issued the placement agent a five-year warrant exercisable for an aggregate amount of 253,000 shares of Common Stock at an exercise price of $3.50 per share and an advisory warrant exercisable for an additional 100,000 shares of Common Stock at an exercise price of $3.50 per share (the “Placement Agent Warrants”).

We also have outstanding (x) 150,000 Bridge Exchange Warrants that have an exercise price of $4.20; (y) 143,401 Placement Agent Exchange Warrants have an exercise price of $3.85; and (z) 635,834 Series B Exchange Warrants have an exercise price of $3.50. The Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants (i) do not contain anti-dilution price protection for issuances of securities at per share prices that are lower than the exercise price; (ii) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants are assignable by their holders; (iii) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants provide for certain buy-in-rights in the event that the Company fails to deliver shares of Common Stock underlying the warrant in a timely manner; and (iv) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants provide for cashless exercise.

Registration Rights

Our Second Amended and Restated Certificate of Incorporation provides that twenty- one days prior to the date that we file a registration statement, whether or not for sale for our own account, on a form and in a manner that would permit registration of the shares of Common Stock underlying the shares of Series A Preferred Stock, we are required to provide notice of our intent to file any registration statement. The holder of the Series A Preferred Stock may, at its election, elect to include the underlying shares of Common Stock from Holder’s shares of Series A Preferred Stock in such registration statement.  We notified the holder of the Series A Stock of our intent to file the registration statement of which this prospectus  forms a part and he has not affirmatively notified us of his election to include the shares of Common Stock underlying his Series A Stock in such registration statement.

The Securities Purchase Agreement that we entered into with the purchasers in the Private Placement provided that we will prepare and file a registration statement with the SEC within ninety (90) days of the final closing date of the Offering (which was extended to 105 days  of the final closing date of the Offering) for the resale by the purchasers of all of the Common Stock and the Common Stock underlying the Private Placement Warrants and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto.  In addition, we agreed to register the shares of Common Stock underlying the Placement Agent Warrants.  In accordance with the terms of the Securities Purchase Agreement, we, the Placement Agent and holders of a majority-in –interest of the purchasers in the Private Placement consented to a fifteen (15) day extension of the registration statement filing deadline. Holders of approximately 974,398 shares of Common Stock and Private Placement Warrants issuable for 243,608 shares of Common Stock issued in the Private Placement and the Placement Agent waived their right to have their Common Stock and Private Placement Warrants registered in the registration statement of which this prospectus forms a part.

64

Potential Anti-Takeover Effects

Certain provisions set forth in our Amended and Restated Certificate of Incorporation, as amended, and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Blank Check Preferred Stock. Our Certificate of Incorporation and bylaws contain provisions that permit us to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

While the foregoing provisions of our certificate of incorporation, and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of directors and in the policies formulated by the Board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the Board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of ten percent or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Listing of Common Stock

Our Common Stock is not currently trading on any markets.

Transfer Agent

We have retained American Stock Transfer & Trust Company LLC as our transfer agent. They are located at, 6201 15th Avenue, Brooklyn, NY 11219. Their telephone number is (718) 921-8200.

EXPERTS

The consolidated financial statements as of December 31, 2014 and 2013 and for the years then ended included in this Form S-1 Registration Statement have been so included in reliance on the reports of RBSM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

65

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation. Section 145 of the Delaware General Corporation Law provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our Certificate of Incorporation provides for indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by us can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission also maintains a website that contains reports, proxy statements, information statements and other information concerning our company located at http://www.sec.gov. This prospectus does not contain all the information required to be included in the registration statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

You may obtain, free of charge, a copy of any of our filings by writing or calling us at the following address and telephone number: One Kendall Square, Suite B2002, Cambridge, Massachusetts or calling (617) 631-8825. Our website address is www.xrpro.com. The information contained on our website or that can be accessed through our website does not constitute part of this document.

66

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders

XRpro Sciences, Inc.

(formerly Caldera Pharmaceuticals, Inc.)

We have audited the accompanying consolidated balance sheets of XRpro Sciences, Inc. (formerly Caldera Pharmaceuticals, Inc.) (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XRpro Sciences, Inc. (formerly Caldera Pharmaceuticals, Inc.) at December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ RBSM LLP

March 23, 2015

Except paragraph 1 in Note 18

Dated April 21, 2015

New York, New York

F-2

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
ASSETS

Current assets:
Cash	$6,472,393	$519,733
Accounts receivable, net	103,869	106,019
Prepaid expenses	55,331	34,053

Total current assets	6,631,593	659,805

Non-current assets:
Intangible assets, net	491,207	542,890
Plant and equipment, net	481,651	453,701
Deposits	1,000	-
Investment in certificate of deposit	25,014	25,004

Total non-current assets	998,872	1,021,595

TOTAL ASSETS	$7,630,465	$1,681,400

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$556,099	$1,710,173
Other payables and accrued expenses	785,253	413,892
Loans payable	34,552	280,782
Derivative financial liability	-	944,121
Dividends payable	978,048	389,017

Total current liabilities	2,353,952	3,737,985

Non-current liabilities:
Loans payable	142,502	177,053
Total non-current liabilities	142,502	177,053

TOTAL LIABILITIES	2,496,454	3,915,038

Convertible Redeemable Preferred Stock
Series A Cumulative Convertible Redeemable Preferred Stock, $0.001 par value, 400,000 shares designated, 105,000 shares issued and outstanding as of December 31, 2014 and 2013, liquidation preference is $5.70 per share.	133,350	133,350
Commitments and contingencies	-	-

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value, 10,000,000 authorized shares, 6,600,000 shares undesignated and unissued.	-	-
Series B Cumulative Convertible Preferred Stock, $0.001 par value, 3,000,000 designated shares, 2,133,947 shares issued and outstanding as of December 31, 2014 and 2013, liquidation preference is $2.50 per share.	2,134	2,134
Common stock, $0.001 par value, 50,000,000 authorized shares, 3,780,847 and 2,425,635 shares issued and 3,453,847 and 2,098,635 outstanding as of December 31, 2014 and 2013, respectively.*	3,453	2,098
Additional paid in capital	18,413,353	10,477,771
Treasury stock, at cost (327,000 shares of common stock as of December 31, 2014 and 2013).*	(237)	(237)
Accumulated deficit	(13,418,042)	(12,848,754)

Total stockholders’ equity (deficit)	5,000,661	(2,366,988)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7,630,465	$1,681,400

*	After giving retrospective effect to a 2 for 1 reverse stock split which became effective on March 25, 2015 after filing a certificate of amendment to the certificate of incorporation.

See notes to the consolidated financial statements

F-3

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2014	Year ended December 31, 2013

Sales	$541,794	$708,273

Cost of sales	608,050	507,766

Gross (loss)/profit	(66,256)	200,507

Operating expenses:
Selling, general and administrative expenses	4,502,353	4,395,805
Depreciation	114,156	118,227
Amortization	51,683	51,684
Total operating expenses	4,668,192	4,565,716

Operating loss	(4,734,448)	(4,365,209)

Other income/(expense)
Other income	7,177,522	30,120
Other expense	(490,625)	(115,273)
Interest income	101	1,263
Interest expense	(14,852)	(165,635)
Change in fair value of derivative financial liabilities	(1,888,181)	919,948

Total other income	4,783,965	670,423

Net income/(loss)	49,517	(3,694,786)

Deemed preferred stock dividends	-	(1,745,837)
Preferred stock dividends	(618,805)	(440,696)

Net loss applicable to common stock	$(569,288)	$(5,881,319)

Net loss per common stock: -
Basic and diluted	$(0.28)	$(2.78)

Weighted average number of common stock outstanding: -
Basic and diluted*	2,037,838	2,118,772

*	After giving retrospective effect to a 2 for 1 reverse stock split which became effective on March 25, 2015 after filing a certificate of amendment to the certificate of incorporation.

See notes to the consolidated financial statements

F-4

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

	Common Stock		Series B Preferred Stock		Treasury	Additional		Total Stockholder’s
	Number of shares*	Amount	Number of shares	Amount	stock Amount	Paid-in capital	Accumulated deficit	Equity (deficit)
Balance at January 1, 2012	2,151,135	$2,151	-	$-	$(237)	$4,651,679	$(6,967,435)	$(2,313,842)

Series B Preferred stock issued for cash	-	-	1,118,000	1,118	-	2,793,882	-	2,795,000

Conversion of Bridge notes and accrued interest into Series B Preferred stock	-	-	153,664	154	-	384,006	-	384,160

Series B Preferred stock issued to Series A stockholders in lieu of dividends	-	-	83,423	83	-	208,475	-	208,558

Conversion of Series A Preferred stock to Series B Preferred stock	-	-	778,860	779	-	2,064,613	-	2,065,392

Share issue expenses related to Series B Preferred stock issuance	-	-	-	-	-	(285,300)	-	(285,300)

Common stock exchanged for Series A preferred shares	(52,500)	(53)	-	-	-	(52)	-	(105)

Fair value of stock options issued to employees	-	-	-	-	-	660,468	-	660,468

Net loss	-	-	-	-	-	-	(3,694,786)	(3,694,786)

Deemed preferred stock dividend	-	-	-	-	-	-	(1,745,837)	(1,745,837)

Preferred stock dividend	-	-	-	-	-	-	(440,696)	(440,696)

Balance at December 31, 2013	2,098,635	2,098	2,133,947	2,134	(237)	10,477,771	(12,848,754)	(2,366,988)

Cancellation of shares in terms of legal settlement agreement	(78,750)	(79)	-	-	-	(177,443)	-	(177,522)

Common shares issued for cash	1,433,962	1,434	-	-	-	5,017,433	-	5,018,867

Share issue expenses related to common stock issuance	-	-	-	-	-	(439,010)	-	(439,010)

Fair value of stock options issued to employees	-	-	-	-	-	702,300	-	702,300

Elimination of derivative liability on anti-dilutive price protected warrants exchanged for warrants exercisable at fixed prices	-	-	-	-	-	2,832,302	-	2,832,302

Net income	-	-	-	-	-	-	49,517	49,517

Preferred stock dividend	-	-	-	-	-	-	(618,805)	(618,805)

Balance at December 31, 2014	3,453,847	$3,453	2,133,947	$2,134	$(237)	$18,413,353	$(13,418,042)	$5,000,661

*	After giving retrospective effect to a 2 for 1 reverse stock split which became effective on March 25, 2015 after filing a certificate of amendment to the certificate of incorporation.

See notes to the consolidated financial statements

F-5

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31, 2014	Year ended December 31, 2013

Cash flow from operating activities
Net income/(loss)	$49,517	$(3,694,786)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	114,156	118,227
Amortization	51,683	51,684
Amortization of bridge loan discount	-	117,629
Stock based compensation	702,300	660,468
(Profit)/loss on plant and equipment scrapped	(462)	1,082
Series B Preferred stock issued for interest expense on Bridge loan	-	9,165
Gain on change in fair value of derivative financial liability	1,888,181	(919,948)
Gain on cancellation of shares in legal settlement	(177,522)	-
Increase in Judgment and legal settlement accrual	490,625	115,273
Increase in bad debt provision	-	19,084
Changes in operating assets and liabilities:
Decrease/(increase) in accounts receivable	2,150	(65,254)
Increase in prepaid expenses	(21,278)	(16,999)
(Decrease)/increase in accounts payable	(1,154,074)	1,336,125
(Decrease)/increase in other payables and accrued expenses	(120,019)	72,982
Net cash generated/(used) in operating activities	1,825,257	(2,195,268)

Cash flow from investing activities
Purchase of plant and equipment	(144,393)	(181,479)
Proceeds from disposal of vehicles	2,750	-
Investment in deposits	(1,000)	-
Investment in certificates of deposit	(10)	(25,004)
Net cash used in investing activities	(142,653)	(206,483)

Cash flow from financing activities
Advance on term loan	-	267,392
Proceeds of bridge loan	-	250,000
Repayment of term loan	(247,201)	(20,191)
Repayment of bridge loan	-	(125,000)
Repayment of line of credit	-	(168,000)
Repayment of commercial equipment loan	-	(139,832)
Repayment of Los Alamos County loan	(32,826)	(31,228)
Proceeds from Common stock units issued	5,018,867	-
Proceeds of Series B Preferred stock issued	-	2,795,000
Share issue expenses	(439,010)	(285,300)
Series A Preferred stock dividend paid	(29,774)	-
Net cash provided by financing activities	4,270,056	2,542,841

Net increase in cash	5,952,660	141,090
Cash at the beginning of the year	519,733	378,643
Cash at the end of the year	$6,472,393	$519,733

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$15,224	$54,430
Income taxes	$-	$-

Non cash investing and financing activities:
Deemed preferred stock dividend relating to warrants issued to preferred stockholders	$-	$1,745,837
Discount applied to Bridge notes relating to warrants issued	$-	$100,693
Series A dividends paid in preferred stock	$-	$208,558
Accrued Preferred stock dividends	$618,805	$440,696
Conversion of Bridge notes and accrued interest into Series B Preferred stock	$-	$384,160
Conversion of Series A Preferred stock into Series B Preferred stock	$-	$2,065,392
Elimination of derivative financial liability on anti dilutive price protected warrants exchanged for warrants exercisable at fixed prices	$2,832,302	$-
Common stock exchanged for Series A Preferred stock	$-	$133,350

See notes to the consolidated financial statements

F-6

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	GENERAL INFORMATION

XRpro Sciences (formerly known as Caldera Pharmaceuticals, Inc.) (“the Company”, “we”, “us”, “our”) is a Delaware corporation. The principal office is located in Cambridge, Massachusetts. The Company was incorporated in November 2003.

Effective December 4, 2014, the Company, changed its name from Caldera Pharmaceuticals, Inc. to XRpro Sciences Inc., after Board approval and approval of approximately 50.3% of shareholders eligible to vote signed a written consent in favor of the amendment to the Certificate of Incorporation. The name change was deemed necessary to align the Company’s name to that of its operations and expected future operations.

The Company uses proprietary x-ray fluorescence technology called XRpro® to deliver ion channel screening, ion channel kinetics and custom screening services to our customers. Our proprietary technology detects and quantitatively analyzes the x-ray signature of each element with an atomic number greater than 12, we combine the flexibility of the analysis with patented sample processing to address a wide range of ion channel and other biological targets.

The Company has generated the majority of its revenues to date through Government research contracts and Government grants utilizing its proprietary x-ray fluorescence technology.

2.	ACCOUNTING POLICIES AND ESTIMATES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

All amounts referred to in the notes to the consolidated financial statements are in United States Dollars ($) unless stated otherwise.

Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries in which it has a majority voting interest. Investments in affiliates are accounted for under the cost method of accounting, where appropriate. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements. The entities included in these consolidated financial statements are as follows:

XRpro Sciences, Inc. (formerly known as Caldera Pharmaceuticals, Inc.) - Parent Company

XRpro Corp. – Wholly owned subsidiary

Estimates

The preparation of these consolidated financial statements in accordance with US GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts and recovery of long-lived assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements. Significant estimates include the allowance for doubtful accounts, the useful life of plant and equipment and intangible assets, and assumptions used in assessing impairment of long-term assets and the assumptions used in determining percentage of completion on our long-term contracts.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against and by the Company or unasserted claims that may result in such proceedings, the Company’s management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

F-7

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES AND ESTIMATES (continued)

Fair value of financial instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, loans payable, accounts payable and accrued expenses approximate their fair market value based on the short-term maturity of these instruments. The Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with the accounting guidance.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Reporting by segment

No segmental information is presented as the Company only has one significant reporting segment that is Government Revenues.

Intangible assets

All of our intangible assets are subject to amortization. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired. Where intangibles are deemed to be impaired we recognize an impairment loss measured as the difference between the estimated fair value of the intangible and its book value.

a)    Patents and License Agreements

Patents and License agreements acquired by the Company are reported at acquisition value less accumulated amortization and impairments.

b)    Amortization

Amortization is reported in the income statement on a straight-line basis over the estimated useful life of the intangible assets, unless the useful life is indefinite. Amortizable intangible assets are amortized from the date that they are available for use. The estimated useful life of the patents and license agreement is twenty years which is the term of the patents and patents supporting the underlying license agreements

Plant and equipment

Plant and equipment is stated at cost less accumulated depreciation.  Depreciation is computed using straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Leasehold improvements	5 Years
Laboratory equipment	7 Years
Furniture and fixtures	10 Years
Computer equipment	3 Years
Motor vehicles (used)	2 Years

The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. We recognize an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

F-8

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES AND ESTIMATES (continued)

Concentrations of credit risk

The Company’s operations are carried out in the USA. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the USA and by the general state of the economy. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

The Company maintains cash with major financial institutions. The Federal Deposit Insurance Corporation (“FDIC”) provides insurance coverage for deposits of corporations, the current limit of coverage is $250,000. As a result of this coverage the Company has cash balances of $5,894,107 that are not covered by the FDIC as of December 31, 2014.

Concentration of major customers

The Company currently derives substantially all of its revenues from Government research contracts and Government grants.

These Government research contracts are primarily from two government agencies: The Department of Defense and the National Institutes of Health. The granting of research contracts from Government agencies is a competitive process and there is no certainty that we will be awarded future contracts, which may cause our revenue to fluctuate from year to year. Furthermore, Government grants are subject to audits by the granting agency. If such audits were to determine that expenditures of the grant funds did not meet the applicable criteria, these amounts could be subject to retroactive adjustment and refunded to the granting agency.

Total revenues by customer type are as follows:

	Year ended December 31, 2014	Year ended December 31, 2013

National Institutes of Health	$455,094	$611,155
Department of Defense	-	67,118
Commercial customers	86,700	30,000

Total revenues	$541,794	$708,273

Accounts receivable and other receivables

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. As a basis for accurately estimating the likelihood of collection of our accounts receivable, we consider a number of factors when determining reserves for uncollectable accounts. We believe that we use a reasonably reliable methodology to estimate the collectability of our accounts receivable. We review our allowances for doubtful accounts on a regular basis. We also consider whether the historical economic conditions are comparable to current economic conditions. If the financial condition of our customers or other parties that we have business relations with were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

The balance of the receivables provision as at December 31, 2014 and 2013 was $19,084. The amount charged to bad debt provision for the year ended December 31, 2014 and 2013 was $0 and $19,084, respectively.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash and cash equivalents with two financial institutions in the USA.

F-9

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES AND ESTIMATES (continued)

Revenue recognition

Revenue sources consist of government grants, government contracts and commercial development contracts.

We account for our long-term Firm Fixed Price Government contracts and grants associated with the delivery of research on drug candidates and the development of drug candidates using the percentage-of-completion accounting method. Under this method, revenue is recognized based on the extent of progress towards completion of the long-term contract.

We generally use the cost-to-cost measure of progress for all of our long-term contracts, unless we believe another measure will produce a more reliable result. We believe that the cost-to-cost measure is the best and most reliable performance indicator of progress on our long-term contracts as all our contract estimates are based on costs that we expect to incur in performing our long-term contracts and we have not experienced any significant variations on estimated to actual costs to date. Under the cost-to-cost measure of progress, the extent of progress towards completion is based on the ratio of costs incurred-to-date to the total estimated costs at the completion of the long-term contract. Revenues, including estimated fees or profits are recorded as costs are incurred.

When estimates of total costs to be incurred on a contract exceed total estimates of revenue to be earned, a provision for the entire loss on the contract is recorded in the period the loss is determined.

To a much lesser extent, we enter into fixed fee commercial development contracts that are not associated with the delivery of feasible research on drug candidates and the development of drug candidates. Revenue under such contracts is generally recognized upon delivery or as the development is performed.

Sales and Marketing

Sales and marketing expenses are minimal at present. These costs, if any, are expensed as incurred and included in Selling, general and administrative expenses. The Company expects to incur sales and marketing expenses in future periods to promote its services to drug discovery enterprises.

Research and Development

The remuneration of the Company’s research and development staff, materials used in internal research and development activities, and payments made to third parties in connection with collaborative research and development arrangements, are all expensed as incurred.  Where the Company makes a payment to a third party to acquire the right to use a product formula which has received regulatory approval, the payment is accounted for as the acquisition of a license or patent and is capitalized as an intangible asset and amortized over the shorter of the license period or the patent life.

The amount expensed for unrecovered research costs, included in Selling, general and administrative expenses during the year ended December 31, 2014 and 2013 was $309,747 and $194,222, respectively.

Patent Costs

Legal costs in connection with approved patents and patent applications are expensed as incurred and classified as Selling, general and administrative expense in our consolidated statements of operations.

Share-Based Compensation

Share-based compensation cost is measured at the grant date, based on the estimated fair value of the award and is recognized as expense over the employee's requisite service period or vesting period on a straight-line basis. Share-based compensation expense recognized in the consolidated statements of operations for the year ended December 31, 2014 and 2013 is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. This estimate will be revised in subsequent periods if actual forfeitures differ from those estimates. We have no awards with market or performance conditions.

F-10

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES AND ESTIMATES (continued)

Income Taxes

The Company utilizes ASC 740, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Net income/(loss) per Share

Basic net income/(loss) per share is computed on the basis of the weighted average number of common stock outstanding during the period.

Diluted net income/(loss) per share is computed on the basis of the weighted average number of common stock and common stock equivalents outstanding. Dilutive securities having an anti-dilutive effect on diluted net income/(loss) per share are excluded from the calculation.

Dilution is computed by applying the treasury stock method for options and warrants. Under this method, “in-the money” options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Dilution is computed by applying the if-converted method for convertible preferred stocks. Under this method, convertible preferred stock is assumed to be converted at the beginning of the period (or at the time of issuance, if later), and preferred dividends (if any) will be added back to determine income applicable to common stock. The shares issuable upon conversion will be added to weighted average number of common stock outstanding. Conversion will be assumed only if it reduces earnings per share (or increases loss per share).

Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company shall disclose all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to the related party.

Derivative Liabilities

The Company assessed the classification of its derivative financial instruments as of December 31, 2014, which consist of convertible instruments and rights to shares of the Company’s common stock, and determined that such derivatives meet the criteria for liability classification under ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

F-11

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES AND ESTIMATES (continued)

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”.

Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of “Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Recent accounting pronouncements

The FASB has issued ASU No. 2014-12, Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Company has not yet determined the effect of the adoption of this standard and it is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

The FASB has issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605 - Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective on January 1, 2017 and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. The Company has not yet determined the effect of the adoption of this standard and it is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In August 2014, the FASB issued a new accounting standard which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern for each annual and interim reporting period. If substantial doubt exists, additional disclosure is required. This new standard will be effective for the Company for annual and interim periods beginning after December 15, 2016. Early adoption is permitted. The Company adopted this standard for the fiscal year ending December 31, 2014.

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not expect the future adoption of any such pronouncements to have a significant impact on the results of operations, financial condition or cash flow.

F-12

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTING POLICIES AND ESTIMATES (continued)

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. During fiscal 2014, the Company concluded that it was appropriate to classify its $115,273 legal settlement accrual as Other Expense. Previously, such legal settlement accrual had been classified as Selling, General and Administrative Expenses. Accordingly, the Company has revised the classification to report this as Other Expense. This change in classification does not affect previously reported cash flows from operations or from financing activities in the Consolidated Statements of Cash Flows, or the previously reported Consolidated Statements of Operations for any period.

3.	LIQUIDITY

On March 6, 2014, the Company received a substantial cash infusion from the proceeds of litigation (See note 17 below) and recently concluded a private placement offering with gross proceeds of $8,855,000 (See note 11 below) providing the Company with sufficient capital resources to meet its projected cash flow requirements in conducting its operations for at least the next twelve month period commencing on December 31, 2014. However there can be no assurance that additional and unforeseen non-recurring expenses will not arise during the next twelve month period or that the Company will be successful in completing its business development plan.

4.	INTANGIBLE ASSETS

Licenses

In terms of an Exclusive Patent License agreement (“License”) covering national and international patents entered into with the Los Alamos National Security LLC (“the Licensor”) dated September 8, 2005, the Company has the exclusive right to the use of certain patents. On October 15, 2014, the national and international patents owned by Los Alamos National Security and previously licensed to the Company were assigned to the Company.

In terms of the agreement, the Company had issued shares to the Licensor equal to 3% of the issued equity of the Company and had an obligation to issue further shares based on anti-dilutive provisions and future fund raisings. In terms of the settlement agreement entered into on March 6, 2014, as disclosed under litigation in note 17 below, the 78,750 Common shares issued to the Licensor were returned to the Company and all future claims against the equity of the Company were extinguished.

The License agreement provided for the payment of royalties at a rate of 2% per annum on net sales, excluding sales to Government Agencies. The Company had not paid any royalties on a percentage basis, and has only paid the minimum fee of $50,000 per annum since entering into the agreement.

Subsequent to year end, on January 29, 2015, the Company sent a notice to LANS informing them that upon the assignment of all the patents underlying the License Agreement on October 15, 2014, that the license agreement was terminated ab Initio and that the 90 day notice period was waived, alternatively the letter serves as our 90 day notice period.,

The recently assigned patents consist of the following:

●	Method for Detecting Binding Events Using Micro X-Ray Fluorescence Spectrometry;

●	Flow Method and Apparatus for Screening Chemicals Using Micro X-Ray Fluorescence;

●	Method and Apparatus for Detecting Chemical Binding;

●	Drug Development and Manufacturing.

●	Advanced Drug Development and Manufacturing (The Licensor assigned its rights to this application to the Company, which already owned rights to this patent assigned to the Company by inventors currently and previously employed by the Company).

The patents assigned to the Company are as follows:

●	Well Plate – apparatus for preparing samples for measurement by x-ray fluorescence spectrometry. Patent filed August 15, 2008

●	Method and Apparatus for measuring Protein Post Translational Modification. Patent filed September 26, 2008.

●	Method and Apparatus for Measuring Analyte Transport across barriers. Patent filed July 1, 2009.

●	Advanced Drug Development and Manufacturing.

F-13

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.	INTANGIBLE ASSETS (continued)

Licenses (continued)

The Company has various other patents pending or registered in its name. These patents have been internally generated and all costs associated with the research and development of these patents has been expensed.

Patents and licenses consist of the following:

	December 31, 2014	December 31, 2013
Patents and Licenses, at cost	$972,000	$972,000
Less: Accumulated amortization	(480,793)	(429,110)
	$491,207	$542,890

The aggregate amortization expense charged to operations was $51,683 and $51,684 for the years ended December 31, 2014 and 2013, respectively.  The amortization policies followed by the Company are described in Note 2.

Amortization expense for future periods is summarized as follows:

Amount
2015	$51,684
2016	51,684
2017	51,684
2018	51,684
2019 and thereafter	284,471
Total	$491,207

5.	PLANT AND EQUIPMENT

Plant and equipment consists of the following:

	December 31, 2014	December 31, 2013
Leasehold improvements	$6,393	$6,393
Furniture and fittings	26,148	23,099
Laboratory equipment	965,811	837,882
Computer equipment	32,459	19,044
Vehicles	-	17,658
Total	1,030,811	904,076
Accumulated depreciation	(549,160)	(450,375)
	$481,651	$453,701

The aggregate depreciation charge to operations was $114,156 and $118,227 for the years ended December 31, 2014 and 2013, respectively. The depreciation policies followed by the Company are described in Note 2.

6.	OTHER PAYABLES AND ACCRUED EXPENSES

	December 31, 2014	December 31, 2013
Credit card liabilities	$10,393	$11,670
Vacation and Sick Pay accrual	125,394	147,980
Other payables	490,625	168,000
Payroll liabilities	66,731	47,192
Other	92,110	39,050
	$785,253	$413,892

The other payables consist of an accrual for the anticipated judgment liability handed down in the “Citation to Recover Property suit filed against the Company and others”, on March 16, 2015 as disclosed in note 17 below. In the prior year other payables related to the settlement liability owing to Bellows disclosed under Litigation in note 17 below.

F-14

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	INCOME TAXES

The income tax provision/ (benefit) is different from that which would be obtained by applying the statutory Federal income tax rate of 35% to income before income tax expense. The items causing this difference for the years ended December 31, 2014 and 2013 are as follows:

	Year ended December 31, 2014	Year ended December 31, 2013

Income tax provision/(benefit) at federal statutory rate	$17,000	$(1,293,000)
State taxes, net of federal benefit	3,000	(185,000)
Derivative financial liability	755,000	(321,000)
Stock based compensation	281,000	264,000
Accrual to cash adjustments	(363,000)	492,000
Prior year under provision	(33,000)	83,000
Other	(13,000)	20,000
	647,000	(940,000)
Utilization of Net operating loss carry forwards	(647,000)	-
Valuation allowances	-	940,000
	$-	$-

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities at December 31, 2014 and 2013 are as follows:

	December 31, 2014	December 31, 2013
Deferred tax assets
Accrual to cash adjustments	$474,000	$789,000
Options based compensation	703,000	422,000
Capital loss	50,000	50,000
Net operating loss	2,209,000	2,626,000
	3,436,000	3,887,000
Valuation allowance	(3,256,000)	(3,804,000)
	180,000	83,000
Deferred tax liabilities
Plant and equipment	(131,000)	-
Amortization of licenses	(49,000)	(83,000)
	$-	$-

We have established a valuation allowance against our gross deferred tax assets sufficient to bring our net deferred tax assets to zero due to the uncertainty surrounding the realization of such assets. Management has determined it is more likely than not that the deferred tax assets are not realizable beyond our deferred tax liabilities due to our historical loss position. The valuation allowance decreased by $548,000 during 2014, due to the utilization of net operating loss carry forwards in the current year and also included a true-up of prior year’s deferred taxes of $33,000.

At December 31, 2014, we had tax loss carry forwards of approximately $5,523,000. These net operating loss carry forwards expire in 2034, if unused. The Company files its tax returns on a cash basis.

Pursuant to the Internal Revenue Code of 1986, as amended, ("IRC") §382, our ability to use net operating loss carry forwards to offset future taxable income is limited if we experience a cumulative change in ownership of more than 50% within a three-year period.

F-15

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	LOANS PAYABLE

	December 31, 2014	December 31, 2013

Short term portion
Los Alamos County project participation loan	$34,552	$32,870
Los Alamos Bank term loan	-	247,912
	34,552	280,782
Long term portion
Los Alamos County project participation loan	142,502	177,053
Total	$177,054	$457,835

The amortization of the principal outstanding on the loans payable is as follows:

Amount

Within 1 year	$34,552
1 to 2 years	36,319
2 to 3 years	38,178
3 to 4 years	40,131
Thereafter	27,874
Total	$177,054

Los Alamos County project participation loan

The Company entered into a Project Participation Agreement (as Amended) and a Loan Agreement with the Incorporated County of Los Alamos as of September 21, 2006. The Agreement provided for funding up to a maximum of $2,200,000 for the construction of a building and purchase of equipment. The maximum amount of equipment to be funded out of the total available loan of $2,200,000 was $625,000. The term of the loan is 13 years. The loan agreement provided for no repayments for 36 months with 120 equal monthly repayments commencing on September 21, 2009. The interest rate on the loan is 5% per annum. The assets funded in terms of the Project Participation Agreement and the Loan Agreement is to be used as security for the balance of the loan outstanding. The Company made use of the loan to purchase assets amounting to $302,009 during the 2007 financial year. Repayments of the loan commenced on September 21, 2009 at an interest rate of 5% per annum with equal monthly repayments of $3,547, inclusive of interest. The Company owed $177,054 and $209,923 as of December 31, 2014 and 2013, respectively.

Los Alamos National Bank (“LANB”)

On September 16, 2013 the Company executed a term loan agreement for $267,392 with LANB to replace a previous revolving draw loan and a previous commercial loan. The loan carried interest at the Wall Street Journal Prime rate plus 2.0% with a floor of 7.0% per annum. The loan was due to mature on September 16, 2016 and was repayable in 36 monthly installments of $8,256, inclusive of interest, which installment may vary depending on the variable interest rate mentioned above. This loan was secured by accounts receivable and other rights to payments, instruments, documents and other chattel paper, general intangibles and fixed assets. This loan had been advanced to both the Company and XRpro Corp., a wholly owned subsidiary, jointly and severally, and had been guaranteed by Dr. Benjamin Warner and his wife. On April 11, 2014, the remaining balance on the term loan together with interest thereon, totaling $227,717 was repaid. The guarantees provided by Dr. Benjamin Warner and his wife have also been cancelled. The Company owed $247,912 as of December 31, 2013.

F-16

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.	DERIVATIVE FINANCIAL LIABILITY

The warrants arising from the previous issue of Bridge notes (“Bridge Warrants”) have anti-dilution protection, whereby the exercise price of the warrant will re-price, based on a pre-determined formula, if any securities are sold, exercisable or convertible at a price less than the exercise price of the Bridge Warrants. This gives rise to a derivative financial liability, which was originally valued at $118,232 using a Black-Scholes valuation model.

The warrants arising from the previous issue of series B preferred units (“Series B Stock”), together with the placement agent warrants directly related to that issue, have anti-dilution protection, whereby the exercise price of the warrant will re-price, based on a pre-determined formula, if any securities are sold, exercisable or convertible at a price less than the exercise price of the series B warrants. This gives rise to a derivative financial liability, which was originally valued at $1,745,836 and recorded as a deemed dividend expense, as of the date of issuance of the series B stock using a Black-Scholes valuation model.

The value of the derivative financial liability will be re-assessed at each financial reporting period, with any movement thereon recorded in the statement of operations in the period in which it is incurred.

The value of the derivative financial liability was re-assessed as of December 31, 2014 resulting in a net charge to the consolidated statement of operations of $1,888,181 for the year ended December 31, 2014.

Subsequent to year end, on January 31, 2015 the Company entered into: (i) exchange agreements (the “Series B Preferred Stock and Warrant Exchange Agreements”) with the holders of the warrants that were issued as part of the private placement of the Series B Preferred Stock (the “Existing Series B Warrants”) to exchange both Series B Preferred Stock for Common Stock and their 635,834 Existing Series B Warrants, (ii) exchange agreements (the “Bridge Warrant Exchange Agreements”) with the holders (the “Bridge Warrant Holders”) of its 150,000 warrants that were issued in connection with the Company’s bridge note financing (the “Existing Bridge Warrants”), and (iii) exchange agreements (the “Placement Agent Exchange Agreements”) with Taglich Brothers, Inc. and its designees (the “Placement Agent Warrant Holders”) that were issued 143,401 warrants as compensation for the placement agent services provided in connection with the private placement of the Series B Preferred Stock (the “Existing Placement Agent Warrants”). The Existing Series B Warrants, the Existing Bridge Warrants and the Existing Placement Agent Warrants are collectively referred to as the “Existing Warrants”. Pursuant to the terms of the Bridge Warrant Exchange Agreements, the Series B Preferred Stock and Warrant Exchange Agreements and the Placement Agent Exchange Agreements, the Existing Bridge Warrants, the Existing Series B Warrants and the Existing Placement Agent Warrants were exchanged for new warrants (the “Series B Exchange Warrants,” the “Bridge Exchange Warrants” and the “Placement Agent Exchange Warrants”), which have substantially similar terms to the Existing Warrants except that: (i) the exercise price of the Series B Exchange Warrants, the Bridge Exchange Warrants and the Placement Agent Exchange Warrants are 30% less than the exercise price of the Existing Warrants for which they were exchanged (such that: (x) the 150,000 Bridge Exchange Warrants have an exercise price of $4.20; (y) the 143,401 Placement Agent Exchange Warrants have an exercise price of $3.85; and (z) the 635,834 Series B Exchange Warrants have an exercise price of $3.50); (ii) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants do not contain anti-dilution price protection for issuances of securities at per share prices that are lower than the exercise price; (iii) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants are assignable by their holders; and (iv) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants provide for certain buy-in-rights in the event that the Company fails to deliver shares of Common Stock underlying the warrant in a timely manner.

The requirement for a derivative liability on the Series B Exchange warrants, the Placement Agent Exchange warrants and the Bridge Note Exchange warrants is no longer applicable as the price protection afforded to warrant holders has been eliminated by the replacement of existing anti-dilutive price protected warrants with warrants exercisable at fixed prices. The Placement Agent exercised its 20,000 advisory warrants of $0.02 each on March 4, 2015, thereby eliminating the need for a derivative liability on those warrants.

	December 31, 2014	December 31, 2013

Opening balance	$944,121	$17,539
Derivative financial liability arising on bridge warrants with re-pricing terms	-	100,693
Derivative financial liability arising on the issue of warrants relating to Series B shares	-	1,745,837
Fair value adjustments	1,888,181	(919,948)
Elimination of derivative liability on exchange of existing anti-dilutive price protected warrants for warrants exercisable at fixed prices	(2,832,302)	-
	$-	$944,121

F-17

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.	DERIVATIVE FINANCIAL LIABILITY (continued)

The following assumptions were used in the Black-Scholes valuation model:

Year ended December 31, 2014

Calculated stock price	$3.50
Risk-free interest rate	1.65%
Expected life of warrants	3.00 to 5.50 Years
Expected volatility of the underlying stock	138.3%
Expected dividend rate	0%

10.	PREFERRED STOCK

Preferred Stock consists of 10,000,000 authorized preferred shares of $0.001 par value each of which 400,000 are designated as Series A 8% convertible redeemable preferred shares of $0.001 each and 3,000,000 are designated as Series B convertible  preferred shares of $0.001 each, with the remaining 6,600,000 preferred shares remaining undesignated.

Series A 8% Convertible, Redeemable Preferred Stock (“Series A Stock”)

Series A Stock consists of 400,000 designated shares of $0.001 par value each, 105,000 shares issued and outstanding as of December 31, 2014 and 2013.

Conversion

The Series A Stock will convert to common stock of the Company at a price of $11.40 per share of Common Stock subject to adjustment for stock splits, stock dividends and any further recapitalizations. The Series A Stock is subject to voluntary conversion at the option of the stockholder at any time and is mandatory convertible at the option of the Company provided the Company’s common stock is trading on a recognized stock exchange or Over the Counter Bulletin Board and the volume weighted average price of the Company’s common stock is at least $20 per share, subject to stock splits, stock dividends and recapitalizations.

Warrants

The original holders of Series A Stock had received warrants to purchase 170,804 shares of the Company’s common stock at an exercise price of $11.40 per share. The warrants expire five years after date of issuance. In terms of the exchange agreement entered into with the Company on April 30, 2013, these warrants remain in place. These warrants are not transferable without the consent of the Company and an opinion of counsel satisfactory to the Company.

Redemption

Should the Company receive net proceeds of at least $3 million from litigation proceedings against the Regents of the University of California and Los Alamos National Security (see note 17); the remaining Series A stockholders will have the option to redeem the Series A Stock equal to 130% of the initial investment in the Company by the stockholder, which amounted to $210,000. This value differs from the carrying value of the Series A Stock of $133,350 which was valued using the Black-Scholes valuation model at the time of exchanging common stock for Series A Stock. The Company also has the option to redeem the Series A Stock at a price equal to 130% of the initial investment in the Company by the stockholder at any time after giving the investors notice and allowing them to exercise their conversion rights into common stock 30 days after notice has been received.

Liquidation

The liquidation rights of the Series A Stock is the greater of $5.70 per share plus any unpaid dividends or an amount that would have been payable had all shares of Series A Stock converted into common stock immediately prior to liquidation.

Dividends

The Series A Stock carries an 8% cumulative, non-compounded dividend payable on January 31st, each year in cash or in kind at the option of the Series A stockholder. For any other dividends or distributions, the Series A Stock is treated on an as- converted basis.

An accrual for Series A Stock dividends of $48,300 and $81,442 was made for the year ended December 31, 2014, and 2013, respectively.

During the year ended December 31, 2014, the Company paid $29,774 of accrued Series A stock dividends.

F-18

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	PREFERRED STOCK (continued)

Series B Convertible Preferred Stock (“Series B Stock”)

Series B Stock consists of 3,000,000 designated shares of $0.001 par value each and 2,133,947 shares issued and outstanding as of December 31, 2014 and 2013.

Subsequent to year end on January 31, 2015, in accordance with the terms of the various exchange agreements (the “Series B Preferred Stock Exchange Agreements”) entered into between the Company, and the holders of its outstanding Series B Preferred Stock, each holder of Series B Preferred Stock  exchanged all of their shares of Series B Preferred Stock for the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) determined by dividing the sum of the amount of the holder’s initial investment in the Series B Preferred Stock, plus all accrued and unpaid dividends owed to the holder, by $3.50. All 2,133,947 outstanding shares of the Company’s Series B Preferred Stock, including accrued and unpaid dividends thereon, were exchanged for 1,803,820 shares of the Common Stock, resulting in no shares of Series B Preferred Stock remaining outstanding.

The following is a summary of material provisions of the Series B Stock as set forth in the Certificate of Designations.

Conversion

Subject to adjustment as more fully described herein, each Series B Stock is currently convertible at the option of the holder into one share of Common Stock. Each Series B Stock (together with any accrued but unpaid dividends thereon) is convertible into shares of Common Stock at the option of the holder at any time at a conversion price per share equal to the sum of the Stated Value and any accrued but unpaid dividends thereon through the date of notice of conversion divided by the Conversion Price, subject to adjustment as described below. The initial Conversion Price shall be equal to the Stated Value. If the Company merges or sells its assets, holders of Series B Stock will be entitled to receive on conversion the securities or property (including cash) of the successor corporation that they would have received as a result of that merger or sale if they had converted immediately beforehand. At any time after the Common Stock is listed on a national securities exchange as defined in the Securities Exchange Act of 1934, the Company may cause the conversion of the Series B Stock, plus accrued but unpaid dividends into shares of Common Stock, each Series B Stock convertible into such number of shares of Common Stock as shall equal the sum of the Stated Value plus any accrued but unpaid dividends through the date of conversion divided by the lower of the then conversion price and the market price of the Company’s Common Stock. Market Price is defined as the average of the reported closing sales price of the Common Stock for each of the five trading days for which a closing sales price is reported immediately preceding the day prior to the conversion.

Liquidation

In the event of a liquidation, dissolution or winding up of the Company and other Liquidation Events as defined in the Certificate of Designations, holders of Series B Stock are entitled to receive from proceeds remaining after distribution to the Company’s creditors and prior to the distribution holders of Common Stock or any other class of preferred stock the (x) Stated Value (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) held by such holder and (y) all accrued but unpaid dividends on such shares.

Anti-Dilution

If the Company issues Common Stock or securities convertible, exercisable or exchangeable into Common Stock for a purchase price of less than $5.00 per share then the holders of the Series B Stock will be entitled to a weighted-average” adjustment in the number of common shares that their Series B Stock can be converted into; provided, however, that there will be no adjustment to the number of shares of Common Stock that the Series B Stock can be converted into for (i) issuance or sale of Common Stock or options or other awards under the Corporation’s equity incentive plans or programs not to exceed 1,000,000 shares of Common Stock; (ii) issuance or sale of preferred stock or Common Stock issuable upon conversion, exchange or exercise of the Series A Stock or Series B Stock, the Bridge Notes, the Warrants issued in connection with the exchange of the Bridge Notes, the Warrants issued in connection with the issuance of the Series B Stock to the holders thereof, any Warrants issued to the Placement Agent or its designees in connection with the issuance of the Series B Stock or as an advisory fee or any other convertible securities or warrants outstanding on the date hereof; (iii) issuance of equity securities or rights to purchase equity securities issued in connection with commercial property or lease transactions that are approved by the Board of Directors; (iv) issuance of equity securities or rights to purchase equity securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors; (v) issuance of securities to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology or licensing development activities; (B) distribution, supply or manufacture of the Company’s products or services; or (C) any other arrangements involving corporate partners primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors; and (vi) issuance of stock pursuant to a stock dividend or stock split.

F-19

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	PREFERRED STOCK (continued)

Voting

Except as otherwise required by law and except as set forth below, holders of Series B Stock will, on an as-converted basis, vote together with the Common Stock as a single class. Each holder of Series B Stock is entitled to cast the number of votes equal to two times the number of shares of Common Stock into which such shares of Series B Stock could be converted at the record date for determining stockholders entitled to vote at the meeting. The approval by holders of a majority of the Series B Stock, voting separately as a class, will be required for the creation of any class or series of preferred stock ranking senior to or pari passu with the Series B Stock as to payments of dividends or upon the liquidation of the Company.

Financials

As soon as practicable after the filing of the Company’s Quarterly Report on Form 10-Q and its Annual Report on Form 10-K, the Holders of the Series B Stock are entitled to receive, upon request, a consolidated balance sheet of the Company, if any, as of the end of such fiscal year or quarter, and consolidated statements of operations and consolidated statements of cash flows and stockholders’ equity of the Company, if any, for such year or quarter, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.

Dividends

Series B Stock accrue dividends at the rate per annum equal to (i) 8% of the sum of (x) the Stated Value and (y) the amount of accrued and unpaid dividends payable, out of funds legally available for payment, on January 31st of each year, if paid in cash, or (ii) 10% of the sum of (x) the Stated Value and (y) the amount of accrued and unpaid dividends payable, out of funds legally available for payment, on January 31st of each year, if paid in shares of Common Stock, based upon a price of $5.00 per share of Common Stock. The Company shall have the option, to pay any such dividends in cash or shares of Common Stock. Such dividends shall be in preference and priority to any payment of any dividend on Common Stock, or any other class of preferred stock. Dividends are cumulative.

An accrual for Series B Stock dividends of $570,505 and $359,243 was made for the year ended December 31, 2014 and 2013, respectively.

11.	COMMON STOCK

Common stock consists of 50,000,000 authorized shares of $0.001 each, 3,780,847 and 2,425,635 shares issued and 3,453,847 and 2,098,635 shares outstanding as of December 31, 2014 and 2013, respectively.

On March 6, 2014, in terms of a settlement agreement into, as disclosed under litigation in note 17 below, the 78,750 Common shares issued to Los Alamos National Security LLC were returned to the Company and all future claims against the equity of the Company were extinguished. These shares were cancelled and are available for reissue.

On December 31, 2014, we  sold in a private placement offering (the “Private Placement”) 716,981 units at a per unit price of $7.00, each unit (the “Units”) consisting of four shares of Common Stock, prior to the reverse stock split and a five year warrant (the “Private Placement Warrants”) to acquire one share of Common Stock at an exercise price of $1.75 per share, prior to the reverse stock split, to accredited investors for aggregate cash proceeds of $5,018,867 pursuant to a master purchase agreement entered into with the investors (the ”Purchase Agreements”). On January 7, 2015, we consummated the second closing in the Private Placement and sold an additional 548,019 Units for additional aggregate cash proceeds of $3,836,133, prior to the reverse stock split. The aggregate total number of Units sold in both closings was 1,265,000 Units, prior to the reverse stock split, for total gross proceeds of $8,855,000. The number of shares of common stock issued and five year warrants to acquire one share of common stock in terms of the private placement amounted to approximately 2,530,000 and 632,531, respectively, after rounding up each fractional share or warrant after giving effect to the reverse stock split. In connection with the Private Placement, we have agreed to prepare and file a registration statement with the SEC for the resale by the purchasers of all of the Common Stock and the Common Stock underlying the Private Placement Warrants and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto.  In addition, we agreed to register the shares of Common Stock underlying the Placement Agent Warrants.

The Company retained Taglich Brothers, Inc., as the exclusive placement agent for the Offering. In connection therewith, the Company agreed to pay the placement agent an eight percent (8%) commission from the gross proceeds of the Offering ($708,400) and reimbursed approximately $35,000 in respect of out of pocket expenses, FINRA filing fees and related legal fees incurred by the placement agent in connection with the Offering. As of December 31, 2014, the Company has paid and recorded $439,010 as share issue expenses related to common stock issuance.

Subsequent to year end, on January 31, 2015, in accordance with the terms of the various exchange agreements (the “Series B Preferred Stock Exchange Agreements”) entered into between the Company, and the holders of its outstanding Series B Preferred Stock, each holder of Series B Preferred Stock  exchanged all of their shares of Series B Preferred Stock for the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) determined by dividing the sum of the amount of the holder’s initial investment in the Series B Preferred Stock, plus all accrued and unpaid dividends owed to the holder, by $3.50. All 2,133,947 outstanding shares of the Company’s Series B Preferred Stock, including accrued and unpaid dividends thereon, were exchanged for 1,803,820 shares of the Common Stock, resulting in no shares of Series B Preferred Stock remaining outstanding.

F-20

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	WARRANTS

In terms of the private placement offering disclosed in note 11 above, 716,981 units were sold to accredited investors, each unit including a five year warrant (“Offering Warrant”) to acquire one share of the Company’s Common Stock at an exercise price of $1.75 per share, prior to the reverse stock split, after the reverse stock split the number of warrants outstanding to acquire one share of the Company’s Common stock was reduced to 358,512 warrants exercisable at a price of $3.50 per share. These Offering Warrants contain cashless exercise provisions.

The following table summarizes warrants outstanding and exercisable as of December 31, 2014:

	Warrants Outstanding			Warrants Exercisable
Exercise Price	Number of shares	Weighted average remaining contractual years	Weighted Average Exercise Price	Number of Shares	Weighted Average exercise Price

$0.02	20,000	5.50		20,000
$3.50	358,512	5.00		358,512
$4.00	7,500	1.84		7,500
$5.00	635,834	5.30		635,834
$5.50	143,401	5.50		143,401
$6.00	150,000	3.10		150,000
$11.40	192,204	1.44		192,204

	1,507,451	4.54	$4.28	1,507,451	$4.28

Subsequent to year end on January 7, 2015, the Company consummated the second closing in the Offering and sold an additional 548,019 Units, each unit including a five year warrant (“Offering Warrant”) to acquire one share of the Company’s Common Stock at an exercise price of $1.75 per share, prior to the reverse stock split, after the reverse stock split the number of warrants outstanding to acquire one share of the Company’s Common stock was reduced to 274,019 warrants exercisable at a price of $3.50 per share. These Offering Warrants contain cashless exercise provisions. In addition, the Company also issued the placement agent a five-year warrant exercisable for an aggregate amount of 253,000 shares of Common Stock at an exercise price of $3.50 per share and an advisory warrant exercisable for an additional 100,000 shares of Common Stock at an exercise price of $3.50 per share (the “Placement Agent Warrants”). The Company has also agreed to prepare and file a registration statement with the SEC for the resale by the purchasers of all of the Shares and the Common Stock underlying the Offering Warrants and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto.  In addition, the Company has agreed to register the shares of Common Stock underlying the Placement Agent Warrants.

Subsequent to year end, on January 31, 2015 the Company entered into: (i) exchange agreements (the “Series B Preferred Stock and Warrant Exchange Agreements”) with the holders of the warrants that were issued as part of the private placement of the Series B Preferred Stock (the “Existing Series B Warrants”) to exchange both Series B Preferred Stock for Common Stock and their 635,834 Existing Series B Warrants, (ii) exchange agreements (the “Bridge Warrant Exchange Agreements”) with the holders (the “Bridge Warrant Holders”) of its 150,000 warrants that were issued in connection with the Company’s bridge note financing (the “Existing Bridge Warrants”), and (iii) exchange agreements (the “Placement Agent Exchange Agreements”) with Taglich Brothers, Inc. and its designees (the “Placement Agent Warrant Holders”) that were issued 143,401 warrants as compensation for the placement agent services provided in connection with the private placement of the Series B Preferred Stock (the “Existing Placement Agent Warrants”). The Existing Series B Warrants, the Existing Bridge Warrants and the Existing Placement Agent Warrants are collectively referred to as the “Existing Warrants”. Pursuant to the terms of the Bridge Warrant Exchange Agreements, the Series B Preferred Stock and Warrant Exchange Agreements and the Placement Agent Exchange Agreements, the Existing Bridge Warrants, the Existing Series B Warrants and the Existing Placement Agent Warrants were exchanged for new warrants (the “Series B Exchange Warrants,” the “Bridge Exchange Warrants” and the “Placement Agent Exchange Warrants”), which have substantially similar terms to the Existing Warrants except that: (i) the exercise price of the Series B Exchange Warrants, the Bridge Exchange Warrants and the Placement Agent Exchange Warrants are 30% less than the exercise price of the Existing Warrants for which they were exchanged (such that: (x) the 150,000 Bridge Exchange Warrants have an exercise price of $4.20; (y) the 143,401 Placement Agent Exchange Warrants have an exercise price of $3.85; and (z) the 635,834 Series B Exchange Warrants have an exercise price of $3.50); (ii) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants do not contain anti-dilution price protection for issuances of securities at per share prices that are lower than the exercise price; (iii) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants are assignable by their holders; and (iv) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants provide for certain buy-in-rights in the event that the Company fails to deliver shares of Common Stock underlying the warrant in a timely manner.

Subsequent to year end, on March 4, 2015, the holders of the 20,000 Placement Agent advisory warrants exercisable at $0.02 per share exercised their warrants for cash proceeds of $400.

F-21

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.	STOCK BASED COMPENSATION

In October 2005, the Company's Board of Directors adopted the Caldera Pharmaceuticals, Inc. 2005 Stock Option Plan (the "Plan"), which permits awards of incentive and nonqualified stock options and other forms of incentive compensation to employees and non-employees such as directors and consultants. The Board has set aside 1,500,000 shares of common stock for issuance upon exercise of grants made under the Plan. Options granted under the Plan vest either immediately or over a period of up to two years, and expire 1 year to 10 years from the grant date. At December 31, 2014, 774,048 shares were available for future grant under the Incentive Plan.

Stock option based compensation expense totaled $702,300 and $660,468 for the year ended December 31, 2014 and 2013, respectively. The Company expenses the value of stock options on a straight line basis over the life of the options. The fair value of the options granted is determined using the Black-Scholes option-pricing model.

The following weighted average assumptions were used for the year ended December 31, 2014:

Year ended December 31, 2014

Calculated stock price	$2.26
Risk-free interest rate	1.59% to 2.6%
Expected life of options	5- 10 Years
Expected volatility of the underlying stock	118.1%
Expected dividend rate	0%

As noted above, the fair value of stock options is determined by using the Black-Scholes option-pricing model. For all options granted since October 1, 2005 the Company has generally used option terms of between 1 to 10 years. The volatility of the common stock is estimated using historical data of companies similar in size and in the same industry as the Company.  The risk-free interest rate used in the Black-Scholes option-pricing model is determined by reference to historical U.S. Treasury constant maturity rates with maturities approximate to the life of the options granted. An expected dividend yield of zero is used in the option valuation model, because the Company does not expect to pay any cash dividends in the foreseeable future. As of December 31, 2014, the Company does not anticipate any awards will be forfeited in the calculation of compensation expense due to the limited number of employees that receive stock option grants.

No options were exercised for the year ended December 31, 2014 and 2013, respectively.

We canceled options exercisable for 255,262 and 20,313 shares of common stock for the year ended December 31, 2014 and 2013, respectively, held by employees whose service to our company terminated during those respective periods. The shares underlying such options were returned to and are available for re-issuance under the 2005 Plan pursuant to the terms described above.

F-22

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.	STOCK BASED COMPENSATION (continued)

A summary of all of our option activity during the period January 1, 2013 to December 31, 2014 is as follows:

	Shares	Exercise Price per Share	Weighted Average Exercise Price

Outstanding January 1, 2013	253,077	$0.40 - 11.42	$6.28
Granted	592,450	3.00 - 11.42	4.00
Forfeited/Cancelled	(20,313)	4.00 - 11.42	8.18
Exercised	-	-	-
Outstanding December 31, 2013	825,214	$0.40 - 11.42	$4.62
Granted	156,000	5.00	5.00
Forfeited/Cancelled	(255,262)	5.00 - 11.42	5.26
Exercised	-	-	-
Outstanding December 31, 2014	725,952	$0.40 - 11.42	$3.82

Stock options outstanding as of December 31, 2014 and 2013, as disclosed in the above table, have an intrinsic value of $345,750 and $33,325, respectively.

The following tables summarize information about stock options outstanding as of December 31, 2014:

	Options Outstanding			Options Exercisable
Exercise Price	Number of shares	Weighted average remaining contractual years	Weighted Average Exercise Price	Number of Shares	Weighted Average exercise Price

$0.40	15,000	7.33		15,000
$2.20	110,000	6.17		110,000
$3.00	312,500	8.21		312,500
$4.00	7,500	0.87		7,500
$5.00	183,500	6.97		62,967
$11.42	97,452	3.71		97,452

	725,952	6.89	$3.82	605,419	$3.76

The weighted-average grant-date fair values of options granted during the year ended December 31, 2014 and 2013, respectively was $302,080 ($1.94 per option) and was $1,296,119 ($2.18 per option), respectively. As of December 31, 2014 there were unvested options to purchase 120,533 shares of common stock. Total expected unrecognized compensation cost related to such unvested options is $228,207, which is expected to be recognized over a period of 39 months.

Subsequent to year end, on January 7, 2015, in terms of an employment agreement entered into with Richard Cunningham, our new CEO, refer Note 15 below, a further 250,000 stock options excisable at $3.50 per share were issued to him. These options vest as follows: 50,000 on November 24, 2015, 150,000 vest equally over a period of 36 months commencing on November 24, 2015 and 50,000 on November 24, 2018.

F-23

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.	NET INCOME/(LOSS) PER COMMON SHARE

Basic income/(loss) per share is based on the weighted-average number of common shares outstanding during each period. Diluted income/(loss) per share is based on basic shares as determined above plus the incremental shares that would be issued upon the assumed exercise of “in-the-money” stock options and warrants using the treasury stock method and the inclusion of all convertible securities, including preferred stock and convertible notes, assuming these securities were converted at the beginning of the period or at the time of issuance, if later. The computation of diluted net income/(loss) per share does not assume the issuance of common shares that have an anti-dilutive effect on net income/(loss) per share.

For the year ended December 31, 2014 and 2013, respectively, the following options, warrants and convertible preferred stock were excluded from the computation of diluted net loss per shares as the result of the computation was anti-dilutive:

	Year ended December 31, 2014 (Shares)	Year ended December 31, 2013 (Shares)
Options to purchase shares of common stock	725,952	825,214
Warrants	1,507,451	1,148,939
Series A convertible, redeemable preferred stock	52,500	52,500
Series B convertible preferred stock	1,066,981	1,066,981
	3,352,884	3,093,634

15.	RELATED PARTY TRANSACTIONS

The majority of the common shares in the Company are owned by Dr. Benjamin Warner, the Chief Scientific Officer. As of December 31, 2014 and 2013, Dr. Benjamin Warner owned directly and indirectly 46.2% and 76.0%, respectively of the issued and outstanding shares of common stock on an un-diluted basis.

Effective April 1, 2014, the Company appointed Mr. Timothy Tyson as Non Executive Chairman of the Board. Mr. Tyson has been a director of the Company from October 1, 2013. Mr. Warner who had served as our Chairman of the Board from inception to March 31, 2014, relinquished this position.

Mr. Tyson entered into an agreement with the Company whereby he is entitled to fees of $120,000 per annum and options to purchase 66,000 shares of common stock at an exercise price of $5.00 per share were granted to Mr. Tyson. These options will vest equally over a twenty four month period. The agreement also includes confidentiality obligations and inventions assignments by Mr. Tyson.

Effective August 11, 2014, the Company entered into a Severance Agreement and Release (“the Agreements”) whereby Gary Altman, the Company’s previous Chief Executive Officer resigned, effective August 29, 2014.

Set forth below is a summary of the material terms of the Agreements:

●	Mr. Altman has irrevocably and voluntarily resigned from his position as Chief Executive Officer of the Company and from the Board of Directors of the Company and all of its subsidiaries or affiliates as of August 29, 2014.

●	As of August 29, 2014 Mr. Altman had no further obligation or authority to perform duties and functions on behalf of the Company and/or its subsidiaries or affiliates and refrained from performing such duties or functions; however, Mr. Altman agreed to cooperate with the Company as necessary for the business of the Company when requested by the President, Chief Executive Officer and/or Chairperson of the Board.

●

In addition to accrued and unpaid base salary and expense reimbursement, the Company paid Mr. Altman Three Hundred Twenty Five Thousand Dollars ($325,000) as well as reimbursement for certain legal fees and moving expenses, provided that Mr. Altman did not violate the terms of the Agreement.

●	The Company will provide Mr. Altman with reimbursement of COBRA premiums (less the amount Mr. Altman was required to pay under the Company’s health plans through the earlier of (i) December 31, 2015; (ii) the date Mr. Altman is no longer eligible to receive COBRA; and (iii) the date Mr. Altman becomes eligible to receive substantially similar coverage from another employer, to the extent permitted under applicable law:

●	Mr. Altman’s ability to exercise all stock options issued to him vested immediately after the Effective Date of the Agreement and options exercisable for 12,500 shares of common stock shall be exercisable at any time prior to the seven year anniversary of the date of grant and the remainder shall be exercisable for 90 days after August 29, 2014.

●	For a period commencing on the Effective Date of the Agreement and ending one year after the Effective Date, Mr. Altman agreed not to, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of the Company and/or its subsidiaries or affiliates.

F-24

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.	RELATED PARTY TRANSACTIONS (continued)

Effective November 24, 2014, the Company appointed Mr. Richard Cunningham as Chief Executive Officer and President of the Company. In terms of his agreement Mr. Cunningham entered into a four year employment agreement with a base salary of $300,000 and he will be eligible for discretionary performance bonuses payments up to 100% of his base salary, payable in cash. Mr. Cunningham has been guaranteed a minimum bonus of $100,000 immediately after his first year of employment with the Company provided he remains employed by the Company on the one year anniversary of the his commencement of employment.  Additionally, Mr. Cunningham will be granted options to purchase shares of the Company’s common stock representing Two Hundred and Fifty Thousand (250,000) shares of the Company’s publicly registered common stock, which shall be awarded on the earlier of the closing date of the Company’s next financing (the “Closing Date”) or the one year anniversary of Mr. Cunningham’s employment with the Company and shall vest as follows: (i) Fifty Thousand (50,000) shares shall vest on the one year anniversary of the effective date of the Employment Agreement; (ii) One Hundred and Fifty Thousand (150,000) shares shall vest monthly on a pro rata basis commencing on the last day of months thirteen (13) through forty eight (48) of the term of the Employment Agreement; and (iii) Fifty Thousand (50,000) shares shall vest on the four (4) year anniversary of the effective date of the Employment Agreement. The exercise price for the options is $3.50 per share. Upon a change of control, as defined in the Company’s existing stock option plan, all unvested options issued to the Mr. Cunningham shall become fully vested immediately upon the change of control.

The Employment Agreement also includes confidentiality obligations and inventions assignments by Mr. Cunningham.

If Mr. Cunningham’s employment is terminated for any reason, he or his estate as the case may be, will be entitled to receive the accrued base salary, bonus earned, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Accrued Obligations”); provided, however, that if his employment is terminated at any time by the Company without Just Cause (as defined in the Employment Agreement) or by Mr. Cunningham for Good Reason (as defined in the Employment Agreement) then in addition to paying the Accrued Obligations; the Company shall continue to pay the Executive his then-current base salary and continue to provide benefits to the Executive at least equal to those which he had at the time of termination for a period of nine months after termination. The right to receive any option which has not yet vested or been awarded shall terminate upon the termination of Executive’s employment for any reason. The period(s) to exercise the option following termination of employment, shall be according to the Corporation’s existing stock option plan and customary form of employee stock option agreement.

16.	OPERATING LEASES

The Company entered into a laboratory and office lease agreement for 2,813 square feet in Cambridge, Massachusetts effective June 1, 2013. The term of the lease was for a twelve month period which terminated on May 31, 2014. The lease agreement is under renewal discussions for a further eighteen month period, expiring on December 31, 2015 for a monthly rental of approximately $16,600, including estimated operating costs and property taxes. The rental charge for the year ended December 31, 2014 amounted to $196,699.

The Company’s office lease in New Mexico terminated in October 2013 and has not been renewed. This lease is ongoing as a month to month lease for $5,075 per month. Rental expense for the year ended December 31, 2014 was $60,904.

The Company entered into a corporate apartment lease agreement in Cambridge, Massachusetts effective June 4, 2013. The term of the lease was for a twelve month period and terminated on June 3, 2014. The monthly rental amounts to $3,325. Rental expense for the year ended December 31, 2014 amounted to $16,625. This lease was not renewed.

The Company entered into a new corporate apartment lease commencing on June 1, 2014 for a period of one year for a monthly rental of $2,500 per month. Rental expense for the year ended December 31, 2014 amounted to $17,500.

On February 4, 2014, the Company entered into a second corporate apartment lease in Cambridge Massachusetts. The term of the lease is for fourteen months, terminating on April 30, 2015. The monthly rental amounts to $2,897. This lease was terminated early on October 1, 2014 and an early settlement penalty of $4,346 was paid. Rental expense for the year ended December 31, 2014 amounted to $26,620, including the early settlement penalty charge.

On October 10, 2014, the Company entered into a third corporate apartment lease in Cambridge, Massachusetts. The term of the lease is for nine months terminating on July 6, 2015. The monthly rental amounts to $3,351. Rental expense for the year ended December 31, 2014 amounted to $11,304.

Future annual minimum payments required under operating lease obligations as of December 31, 2014, are as follows:

Amount

2015	$233,942

F-25

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17.	LITIGATION

Suit against The Regents of the University of California, Los Alamos National Security, et al.

On March 6, 2014, the Company and Dr. Benjamin Warner entered into a confidential settlement agreement with Los Alamos National Security LLC (“LANS”), The Regents of the University of California, the UChicago Argonne, LLC and certain individuals (“the Parties”) relating to the following:

(i)	a lawsuit, Caldera Pharmaceuticals, Inc. v. The Regents of the University of California, et al., Case No. CGC-07-470554, brought in the Superior Court of the State of California, County of San Francisco;
(ii)	a lawsuit, Caldera Pharmaceuticals, Inc. v. Los Alamos National Security, LLC, et al., Case No. 1:10-cv-06347, brought in the United States District Court for the District of New Mexico; and
(iii)	a lawsuit, Caldera Pharmaceuticals, Inc. v. The Regents of the University of California, et al., Case No. 2011-L-9329, brought in the Circuit Court of Cook County, Illinois, County Department – Law Division and dismissed without prejudice on or about July 26, 2013 (collectively the “Actions”).

The agreement called for the Parties to:

(i)	mutually release each other from all existing, past, present or future claims, counter-claims, demands and causes of action;
(ii)	amend the Company’s license agreement with Los Alamos National Security LLC, to include rights to certain issued and pending patents;
(iii)	return of 78,750 shares of the Company’s Common stock; and
(iv)	pay the Company $7,000,000, which resulted in a cash settlement of approximately $5,852,000 after the deduction of initial legal expenses with total expenses still pending.

On July 5, 2013, the Company entered into a fee agreement with Dentons US LLP (“Dentons”), our previous legal counsel, which called for a payment of 50% of any settlement up to $6 million and 5% thereafter.  The agreement also called for Dentons to cooperate with the Company by making its partners and/or employees available to furnish information or reasonable assistance in connection with any future disqualification proceedings, as reasonably requested by the Company. Subsequent to signing the agreement the Company determined that Dentons had egregiously breached this cooperation clause.  As a result, the Company has suffered significant harm.  The Company further believes that due to Dentons breach of its contract with the Company, Dentons is not owed any amount under the breached agreement and the Company is also considering its legal remedies in regard to the harm it has suffered.

There is no certainty as to how Dentons will respond to the Company's claims or to the ultimate amount that the Company may collect from or have to pay to Dentons.

The proceeds received of $7,000,000 have been recognized as “other income”. Any additional proceeds we may receive or any additional expenditure incurred on this matter was and will be recognized as income or expense in future periods. No liability to Dentons has been recorded by the Company.

Joel Bellows Suit

On January 18, 2013, the Company reached a settlement agreement with Bellows during a pre-trial settlement conference. Subsequent to the pre-trial settlement conference, the parties were unable to agree to terms relating to the conversion of preferred A shares to yet-to-be issued preferred B shares. On April 30, 2013, the Circuit Court of Cook County, Illinois, compelled the Company to execute a version of the settlement agreement proposed by Bellows incorporating a conversion formula that the Company expressly rejected. The Circuit Court also dismissed Bellows’ lawsuit against the Company pursuant to the settlement agreement. The Company has, thus far, performed the terms of the Court ordered settlement agreement under protest and reservation of rights. The Company has paid Bellows $240,000 pursuant to the disputed settlement agreement, together with interest thereon. The Company has also issued 105,000 shares of Series A Stock to Joel Bellows, in exchange for his 52,500 common shares under protest and reservation of rights. The Company’s motion for reconsideration of the April 30, 2013, order was heard on September 25, 2013 and denied. On December 5, 2013, the Company and Dr. Benjamin Warner filed a notice of appeal in the First District Appellate Court of Illinois. On December 26, 2014, the First District Appellate Court of Illinois dismissed the Company’s appeal as moot.

F-26

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17.	LITIGATION (continued)

Dividend Litigation

On July 15, 2014, Joel Bellows filed a complaint against the Company and its Board of Directors in the Law Division of the Circuit Court of Cook County, Illinois. In the complaint, Bellows alleges that the Company is obligated, pursuant to the terms of a private placement memorandum, to pay him a dividend of $0.46 for each share of Series A preferred stock on January 1 of each year (subject to pro rations for any short year) in (i) cash; or (ii) fully paid and non-assessable shares of common stock of the corporation at a price of $11.40 per common share, at his option. Bellows alleges that the Company violated his rights under the private placement memorandum by willfully refusing to pay him his dividend. Bellows also alleges that the Company has a continuing obligation to pay him an annual dividend under the terms of the court ordered settlement that is the subject of a pending appeal in the First District Appellate Court of Illinois. Bellows alleges that the Company’s refusal to pay his dividends is also a breach of the settlement agreement.

Bellows also alleges that members of the Board of Directors breached their duties of loyalty, good faith and fair dealing to Bellows by knowingly refusing to distribute dividends to Bellows to which he was entitled. Bellows contends that he has been injured in his business and property and irreparably harmed in that he has not received the true value of his equity ownership in the Company.

Bellows seeks the following relief against the company: (1) an award of compensatory damages in the amount of $48,300.00; (2) prejudgment interest; (3) all costs and reasonable attorneys’ fees incurred by Bellows; (4) such other relief as may be just and proper. Bellows seeks the following relief against the Board of Directors: (1) an award of compensatory damages exceeding $48,300.00; (2) an award of punitive damages in an amount not less than $50,000.00; (3) costs and expenses; (4) attorneys’ fees; and (5) such other relief as may be just and equitable.

On October 3, 2014, the Company and the Board of Directors filed a motion to disqualify Bellows Law Group, P.C. pursuant to Rules 1.9 and 1.10 of the Illinois Code of Professional Conduct. On December 2, 2014, Bellows Law Group PC voluntarily withdrew as counsel for Joel Bellows. Joel Bellows is now represented by attorney Cary Goldberg.

On January 9, 2015, the Company and the Board of Directors filed a motion to dismiss Counts I of the complaint pursuant to 735 ILCS 5/2-619(a)(9) and to dismiss Counts II and III of the complaint pursuant to 735 ILCS 5/2-615. Bellows filed a response to the motion to dismiss on February 4, 2015.

On February 23, 2015, Bellows filed a motion for leave to file a first amended complaint. On February 23, 2015, Bellows’ was granted leave to file his first amended complaint. Bellows filed his first amended complaint on February 23, 2015.

In his first amended complaint, Bellows alleges that the Company is obligated, pursuant to the terms of a private placement memorandum, to pay him a dividend of $0.46 for each share of Series A preferred stock on January 1 of each year (subject to pro rations for any short year) in (i) cash; or (ii) fully paid and non-assessable shares of common stock of the corporation at a price of $11.40 per common share, at his option. Bellows alleges that the Company paid him a partial dividend of $29,773.97 after he filed his original complaint. He alleges that the Company continues to violate his rights under the private placement memorandum by willfully refusing to pay him the remainder of the dividends due in the alleged amount of $16,144.00, interest on the late dividends due and interest on the unpaid dividends. Bellows also alleges that the Company has a continuing obligation to pay him an annual dividend under the terms of a court ordered settlement. Bellows alleges that the Company’s refusal to pay his dividends is also a breach of the settlement agreement. He alleges that the Company’s breach entitles him to attorneys’ fees.

Bellows also alleges that certain members of the Board of Directors breached their duties of loyalty, good faith and fair dealing to Bellows by knowingly refusing to distribute the remaining dividends to Bellows to which he was entitled. Bellows contends that he has been injured in his business and property and irreparably harmed in that he has not received the true value of his equity ownership in the Company.

Bellows also alleges that a judgment conveyed to him by the Company under the terms of a court ordered settlement agreement was fictitious. He contends that his acceptance of the purported asset as part of the settlement was secured by the fraud of the Company and Benjamin Warner, acting in concert with Michael Lyon and Richard Lane.

In his amended complaint, Bellows seeks the following relief against the company on his allegations of breach of contract: (1) an award of compensatory damages of no less than $30,000.00; (2) prejudgment interest; (3) all costs and reasonable attorneys’ fees incurred by Bellows; (4) such other relief as may be just and proper. Bellows seeks the following relief against the Board of Directors on his allegations of breach of fiduciary duty: (1) an award of compensatory damages of no less than $30,000.00; (2) an award of punitive damages in an amount not less than $60,000.00; (3) costs, expenses and interest; (4) attorneys’ fees; and (5) such other relief as may be just and equitable. Bellows also seeks the following relief against the Company and Benjamin Warner on his allegations of fraud and deceit: (1) compensatory damages of no less than $50,000.00, and (2) punitive damages as a multiple of compensatory damages.

On March 16, 2015, the Company filed a second motion to disqualify the Bellows Law Group, P.C and Bellows & Bellows, P.C.

The Company believes that the litigation is entirely without merit as the declaration of any cash dividends was not permissible under Delaware law due to the financial condition of the Company at the time. Due the improvement in the financial condition of the Company subsequent to March 6, 2014, the dividend owing to the Series A shareholder has subsequently been declared and the amount due to Mr. Bellows has been paid to him. The Company’s response to the amended complaint is due March 23, 2015.

F-27

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17.	LITIGATION (continued)

Redemption Litigation

On August 25, 2014, Joel Bellows filed a complaint against the Company and Benjamin Warner in the Chancery Division of the Circuit Court of Cook County, Illinois. In the complaint, Bellows alleges that he is entitled to redeem his Series A cumulative preferred stock at a price of $7.41 pursuant to the terms of the Company’s June 24, 2011, private placement memorandum. Bellows alleges that the Company violated his rights under the private placement memorandum by unreasonably and vexatiously denying his request for redemption.

In the complaint, Bellows alleges that an actual controversy exists between the parties whether Bellows is entitled to immediate redemption of his Series A cumulative preferred stock. Bellows seeks a declaration and order that the Company is immediately obligated to redeem all 105,000 shares of his Series A cumulative preferred stock for a total price of $778,050.00. Bellows alleges that the Company’s refusal to redeem his Series A cumulative preferred stock is a breach of the court ordered settlement. Bellows also alleges that the Company’s refusal to redeem his Series A cumulative preferred stock is a breach of the June 24, 2011 private placement memorandum. Bellows also asserts that Benjamin Warner, as an officer and director of the Company, breached his duties of loyalty, care, independence, and good faith and fair dealing to Bellows by knowingly failing to have the Company redeem his Series A shares, failing to provide him with information concerning his redemption rights, and putting his interests ahead of Bellows’ rights. Bellows alleges that he suffered damages, as a result, of at least $778,050.00.

Bellows seeks the following relief against the company: (1) a declaration that the Company is immediately obligated to redeem all 105,000 Series A shares for $778,050.00; (2) actual damages of $778,050.00; (3) prejudgment interest; (4) reasonable attorneys’ fees and costs; (5) such other relief as may be just and equitable. Bellows seeks the following relief against Benjamin Warner: (1) actual damages of $778,050.00; (2) an award of punitive damages of at least $2,000,000.00; (3) reasonable attorney’s fees and costs; (4) such other relief as may be just and equitable.

On October 7, 2014, the Company and Benjamin Warner filed a motion to disqualify Bellows Law Group, P.C. and Bellows & Bellows, PC, pursuant to Rules 1.9 and 1.10 of the Illinois Code of Professional Conduct. On December 2, 2014, Bellows Law Group PC voluntarily withdrew as counsel for Joel Bellows. Joel Bellows is now represented by attorney Cary Goldberg.

On November 4, 2014, Bellows sought, and was granted, a substitution of judges as of right and the case was reassigned to Judge David Atkins.

On December 30, 2014, the Company and Benjamin Warner filed a motion to dismiss Counts I, II and IV of the complaint pursuant to 735 ILCS 5/2-615 and to dismiss Counts I and III of the complaint pursuant to 735 ILCS 5/2-619(a)(9). Bellows filed a response to the motion to dismiss on February 4, 2015. The Company filed its reply brief on March 13, 2015. A hearing is scheduled for April 29, 2015.

The Company believes that this litigation is without merit as net proceeds received on the settlement of the LANS matter has not been finalized due to the uncertainty regarding the fee agreement entered into with Dentons LLP. The resolution of the Company’s fee agreement with Dentons LLP could substantially reduce the net settlement proceeds received and thereby affect Bellows right to redemption at this time.

Citation to Recover Property filed against the Company and others

On June 14, 2014, in a proceeding to probate the estate of Sigmund Eisenschenk (“Estate”) pending in the Circuit Court of Cook County, Illinois, a claimant, QTM Ventures, LLC (“Claimant”) was granted leave to file a Petition for Citation to Recover Property against the Company, Aaron Crane and Gregg Ryzepcynski.

In the Petition for Citation to Recover Property, the Claimant alleges that the Company; i)  breached its fiduciary duties to the deceased by wrongfully repurchasing 236,250 shares of Company’s common stock held by the deceased in the Company at a nominal value based upon the false assertion that the deceased breached a financing agreement; ii) conspired with Aaron Crane to divest the Estate of assets, and not protect the Estates assets; iii) committed  fraud by failing to properly notify the deceased  of the Company’s repurchase of the 236,250 shares of the Company’s common stock, at a nominal value, held by the deceased in the Company; and iv) converted the deceased’s shares by repurchasing the shares to prevent them from being acquired by the creditors to the Estate.

The Claimant seeks the following relief:

i.	An award for damages plus interest for any and all losses suffered by the Estate and the Claimant;

ii.	Punitive damages against the Company;

iii.	Attorney’s fees and costs for the claimant;

iv.	Any further relief deemed fit by the court.

On July 11, 2014, the Company removed the Petition for Citation to Recover to the Northern District of Illinois.  On August 12, 2014, QTM filed a motion to remand the petition to the state court. After considering the written submissions of the parties, Judge Harry Leinenweber entered an order remanding the Petition to state court and denying QTM’s request for attorney fees.

F-28

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17.	LITIGATION (continued)

Citation to Recover Property filed against the Company and others (continued)

On February 18, 2015, a Claimant, American Milling LP (“American Milling”) filed a motion to vacate two orders entered on November 26, 2014, allowing Michael T. Lyon and Richard Lane’s claims (“Claims”) against the Estate. American Milling contends that the Claims were fraudulently filed by Lyon and Lane who had no interest in the underlying judgments. American Millings also contends that the judgments were partially satisfied and the Claims should not have been allowed for the full amount of the judgments. On February 18, 2015, American Milling also filed a motion for sanctions against the Company and Crane pursuant to Illinois Supreme Court Rule 137 alleging that the Company and Crane convinced Lyon and Lane to file the allowed claims in an attempt to improperly recover under a judgment that was partially satisfied. On February 18, 2015, American Milling also filed a motion for partial summary judgment of the citation to recover against Caldera seeking a finding that the Estate owns at least 88,750 shares of the Company, which represents a portion of the Company’s shares at issue in the citation proceedings.

On March 4, 2015, the Company and Crane filed a response to American Millings motion to vacate asking the Court to vacate the allowed Claims but not for the reasons claimed by American Milling The Company and Crane also filed briefs in opposition to the request for sanctions and in opposition to summary judgment.

On March 16, 2015, in a proceeding to administer the estate of the late Sigmund Eisenschenk, the Circuit Court in Cook County, Illinois (“the Court”) heard arguments relating to American Millings motion to vacate, motion for Rule 137 sanctions, and motion for partial summary judgment. The Court ruled against us as follows: (i) finding that Sigmund Eisenschenk’s rights in our stock were not collected, recalled, or cancelled pursuant to an August 17, 2010, Judgment Order entered by the Honorable Amy J. St. Eve in the U.S. District Court for the Northern District of Illinois, Case No. 08 C 754, the October 28, 2010 Assignment of Judgment and Settlement Agreement, or otherwise by us, and therefore the Estate of Sigmund Eisenschenk owns no less than 88,750 shares of our stock (which shares were previously held by Sigmund Eisenschenk having a current value of $3.50 per share); ii) partially vacating Michael T Lyon or the Michael T Lyon Profit Sharing Plan and Richard Lane’s claims against the Estate and finding that a portion of these claims were partially satisfied by Eisenschenk during his life through collection of Eisenschenk’s interest in certain real estate; and iii) allowing the recovery of Rule 137 sanctions against us, Michael T Lyon or the Michael T Lyon Profit Sharing Plan, Richard Lane and Aaron Crane, the previous administrator of the Estate, based upon the Court’s finding that the October 9, 2012 claims filed against the Estate by Michael Lyon, Richard Lane and Aaron Crane, for the collection on the Judgment Order in the United States District Court, Northern District of Illinois, Eastern Division, in No. 08 C 754 (the “Claims”), were not well grounded in fact and not warranted by existing law, or a good faith argument for the extension, modification or reversal of existing law as the Judgment Order had already been partially satisfied by Michael Lyon and Richard Lane’s collection of certain real estate property owned by the late Sigmund Eisenschenk. The Court further found that Michael Lyon, Richard Lane, Aaron Crane’s and our testimony, in support of the Claims, constituted misrepresentations upon the Court, that the Claims were brought for an improper purpose, that we and Crane operated without candor to the Court, misrepresented facts, and failed to disclose conflicts to the Court. The amount of the sanctions to be assessed against them and us for expenses, attorney’s fees and costs associated with this matter are yet to be determined. Claims for attorney’s fees, expenses and costs are required to be filed with the Court on April 1, 2015. We will be given an opportunity to respond to the claims. The case is scheduled for a status on the claims on April 6, 2015. We are currently considering our options and have charged other expense and accrued a liability of $490,625 in our financial statements for the year ended December 31, 2014 relating to these court orders.

Suit against Peter J. Schmiedel, Administrator of the estate of Sigmund Eisenschenk

The Company instituted litigation in the First Judicial District Court for Los Alamos County, New Mexico on September 12, 2013, to obtain declaratory relief against the Estate of the late Sigmund Eisenschenk (“Eisenschenk”), seeking a declaration of the status of certain vested and unvested shares of stock of the Company that were repurchased by the Company in 2010 and transferred to the Company in 2011. Eisenschenk and others were party to a 2005 formation agreement and had executed a financing term sheet with the Company whereby Eisenschenk was to contribute capital to the Company and that Eisenschenk would also receive common shares of the Company based on his capital contribution and successful completion of a capital raising for the Company. The Company seeks a declaratory judgment stating that Eisenschenk did not satisfy the terms of the financing term sheet and that all non-vested shares which were granted to Eisenschenk were repurchased by the Company. In addition, the Company acquired a judgment against Eisenschenk from third parties and in partial satisfaction of that judgment, any vested shares owned by Eisenschenk or his controlled entities were acquired by assignment and transfer to the Company and that Eisenschenk owns no capital stock or options to acquire capital stock of the company nor has any rights thereto.

The administrator of the Eisenschenk estate filed a motion to dismiss the matter on a forum of non conveniens arguing that the proceedings mentioned above in The Citation to recovery Property against the Company and others, was the appropriate forum to adjudicate the Company’s claims. This motion was denied, which was responded to by an answer contesting the allegations made by the Company and asserting a continued interest of Eisenschenk in the capital stock of the Company. This matter is tentatively scheduled for a trial on the merits on June 15, 2015. There is a possibility that the Illinois court in The Citation to recovery Property against the Company and others may make a ruling before the New Mexico trial is completed.

F-29

XRPRO SCIENCES, INC.

(FORMERLY CALDERA PHARMACEUTICALS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.	SUBSEQUENT EVENTS

On March 25, 2015, the Company affected a 2 for 1 reverse stock split of its issued and outstanding shares of common stock. Prior to the reverse stock split there were 12,747,361 shares of common stock outstanding and after the reverse stock split there were 6,373,707 shares outstanding. All shares and per share amounts for all periods that have been presented in the financial statements and notes thereto have been adjusted retrospectively, where applicable, to reflect the reverse stock split. The Company filed a certificate of Amendment to its Certificate of Incorporation which made the reverse stock split effective. The authorized common shares remain unchanged at 50,000,000 shares with a par value of $0.001 per share.

On March 16, 2015, in a proceeding to administer the estate of the late Sigmund Eisenschenk, the Circuit Court in Cook County, Illinois (“the Court”) heard arguments relating to American Millings motion to vacate, motion for Rule 137 sanctions, and motion for partial summary judgment. The Court ruled against us as follows: (i) finding that Sigmund Eisenschenk’s rights in our stock were not collected, recalled, or cancelled pursuant to an August 17, 2010, Judgment Order entered by the Honorable Amy J. St. Eve in the U.S. District Court for the Northern District of Illinois, Case No. 08 C 754, the October 28, 2010 Assignment of Judgment and Settlement Agreement, or otherwise by us, and therefore the Estate of Sigmund Eisenschenk owns no less than 88,750 shares of our stock (which shares were previously held by Sigmund Eisenschenk having a current value of $3.50 per share); ii) partially vacating Michael T Lyon or the Michael T Lyon Profit Sharing Plan and Richard Lane’s claims against the Estate and finding that a portion of these claims were partially satisfied by Eisenschenk during his life through collection of Eisenschenk’s interest in certain real estate; and iii) allowing the recovery of Rule 137 sanctions against us, Michael T Lyon or the Michael T Lyon Profit Sharing Plan, Richard Lane and Aaron Crane, the previous administrator of the Estate, based upon the Court’s finding that the October 9, 2012 claims filed against the Estate by Michael Lyon, Richard Lane and Aaron Crane, for the collection on the Judgment Order in the United States District Court, Northern District of Illinois, Eastern Division, in No. 08 C 754 (the “Claims”), were not well grounded in fact and not warranted by existing law, or a good faith argument for the extension, modification or reversal of existing law as the Judgment Order had already been partially satisfied by Michael Lyon and Richard Lane’s collection of certain real estate property owned by the late Sigmund Eisenschenk. The Court further found that Michael Lyon, Richard Lane, Aaron Crane’s and our testimony, in support of the Claims, constituted misrepresentations upon the Court, that the Claims were brought for an improper purpose, that we and Crane operated without candor to the Court, misrepresented facts, and failed to disclose conflicts to the Court. The amount of the sanctions to be assessed against them and us for expenses, attorney’s fees and costs associated with this matter are yet to be determined. Claims for attorney’s fees, expenses and costs are required to be filed with the Court on April 1, 2015. We will be given an opportunity to respond to the claims. The case is scheduled for a status on the claims on April 6, 2015. We are currently considering our options and have charged other expense and accrued a liability of $490,625 in our financial statements for the year ended December 31, 2014 relating to these court orders.

On January 7, 2015, the Company consummated the second closing in a private placement offering disclosed under note 11 above and sold an additional 548,019 units at a per unit price of $7.00, each unit consisting of four shares of common stock of the Company and a five year warrant to acquire one share of the Company’s Common Stock at an exercise price of $1.75 per share, to accredited investors for aggregate cash proceeds of $3,836,133 pursuant to a master purchase agreement entered into with the investors (the “Purchase Agreements”), prior to the reverse stock split. The aggregate total number of Units sold in both closings was 1,265,000 Units, prior to the reverse stock split, for total gross proceeds of $8,855,000. The number of shares of common stock issued and five year warrants to acquire one share of common stock in terms of the private placement amounted to approximately 2,530,000 and 632,531, respectively, after rounding up each fractional share or warrant after giving effect to the reverse stock split. The Company intends to use the net proceeds of the Offering for working capital and general corporate purposes.

In addition to and in connection with the private placement offering, the Company also issued the placement agent a five-year warrant exercisable for an aggregate amount of 253,000 shares of Common Stock at an exercise price of $3.50 per share and an advisory warrant exercisable for an additional 100,000 shares of Common Stock at an exercise price of $3.50 per share (the “Placement Agent Warrants”). The Company has also agreed to prepare and file a registration statement with the SEC for the resale by the purchasers of all of the Shares and the Common Stock underlying the Offering Warrants and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto.  In addition, the Company has agreed to register the shares of Common Stock underlying the Placement Agent Warrants.

On January 31, 2015 the Company entered into: (i) exchange agreements (the “Series B Preferred Stock and Warrant Exchange Agreements”) with the holders of the warrants that were issued as part of the private placement of the Series B Preferred Stock (the “Existing Series B Warrants”) to exchange both the 2,133,947 Series B Preferred Stock for Common Stock and their 635,834 Existing Series B Warrants, (ii) exchange agreements (the “Bridge Warrant Exchange Agreements”) with the holders (the “Bridge Warrant Holders”) of its 150,000 warrants that were issued in connection with the Company’s bride note financing (the “Existing Bridge Warrants”), and (iii) exchange agreements (the “Placement Agent Exchange Agreements”) with Taglich Brothers, Inc. and its designees (the “Placement Agent Warrant Holders”) that were issued 143,401 warrants as compensation for the placement agent services provided in connection with the private placement of the Series B Preferred Stock (the “Existing Placement Agent Warrants”). The Existing Series B Warrants, the Existing Bridge Warrants and the Existing Placement Agent Warrants are collectively referred to as the “Existing Warrants”. Pursuant to the terms of the Bridge Warrant Exchange Agreements, the Series B Preferred Stock and Warrant Exchange Agreements and the Placement Agent Exchange Agreements, the Existing Bridge Warrants, the Existing Series B Warrants and the Existing Placement Agent Warrants were exchanged for new warrants (the “Series B Exchange Warrants,” the “Bridge Exchange Warrants” and the “Placement Agent Exchange Warrants”), which have substantially similar terms to the Existing Warrants except that: (i) the exercise price of the Series B Exchange Warrants, the Bridge Exchange Warrants and the Placement Agent Exchange Warrants are 30% less than the exercise price of the Existing Warrants for which they were exchanged (such that: (x) the 150,000 Bridge Exchange Warrants have an exercise price of $4.20; (y) the 143,401 Placement Agent Exchange Warrants have an exercise price of $3.85; and (z) the 635,834 Series B Exchange Warrants have an exercise price of $3.50); (ii) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants do not contain anti-dilution price protection for issuances of securities at per share prices that are lower than the exercise price; (iii) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants are assignable by their holders; and (iv) the Bridge Exchange Warrants, the Series B Exchange Warrants and the Placement Agent Exchange Warrants provide for certain buy-in-rights in the event that the Company fails to deliver shares of Common Stock underlying the warrant in a timely manner.

F-30

On February 20, 2015, the Board of Directors of the Company approved the amendment and restatement of the Company's by-laws (herein, the "Amended and Restated By-Laws"), effective as of that date, to add a forum selection provision for the adjudication of certain disputes. This provision, set forth in Section 6.8 of the Amended and Restated By-Laws, provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of the Company; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders; (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Company's certificate of incorporation, or the Amended and Restated By-Laws; and (4) any action asserting a claim governed by the internal affairs doctrine.

The Board of Directors and stockholders owning in excess of majority of the voting securities of the Company approved the filing of an amendment to the Company's Certificate of Incorporation to effect a 1-for-2 reverse stock split of its issued and outstanding shares of common stock. The Company intends to file a Certificate of Amendment to its Certificate of Incorporation to effectuate the reverse stock split shortly after the filing with the Securities and Exchange Commission of the Annual Report on Form 10-K for the year ended December 31, 2014.

On March 4, 2015, the holders of the 20,000 Placement Agent advisory warrants exercisable at $0.02 per share exercised their warrants for cash proceeds of $400.

Other than disclosed above, the Company has evaluated subsequent events through the date the consolidated financial statements were available to be issued, and has concluded that no such events or transactions took place that would require disclosure herein.

F-31

2,069,525 SHARES OF COMMON STOCK

XRPRO SCIENCES, INC.

PROSPECTUS

May 15, 2015

Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.